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Filed pursuant to Rule 424(b)(3)
Registration No. 333-125494

PROSPECTUS

NTL Cable PLC

Guarantors Listed on Schedule A hereto

        OFFER FOR

£50,000,000 of 9.75% Senior Notes due 2014
$250,000,000 of 8.75% Senior Notes due 2014

        On April 20, 2005, NTL Cable PLC, an indirect wholly owned subsidiary of NTL Incorporated, launched an offer to exchange £375,000,000 of 9.75% Senior Notes due 2014, $425,000,000 of 8.75% Senior Notes due 2014, €225,000,000 of 8.75% Senior Notes due 2014, and $100,000,000 Floating Rate Senior Notes due 2012, which together we refer to as our exchange notes, for our outstanding 9.75% Senior Notes due 2014, 8.75% Senior Notes due 2014, 8.75% Senior Notes due 2014, and Floating Rate Senior Notes due 2012 of like amounts issued April 13, 2004, which we refer to as our original notes. The exchange notes have substantially the same terms as the original notes, except that the exchange notes have been registered under the federal securities laws and do not bear any legend restricting their transfer. The exchange notes are governed by the same indenture as the original notes. See "Description of Notes."

        This prospectus relates to the offer and sale by the selling securityholders identified in this prospectus of up to £50,000,000 of 9.75% Senior Notes due 2014 and $250,000,000 of 8.75% Senior Notes due 2014. The selling securityholders will receive all of the net proceeds from sales of the exchange notes registered pursuant to this prospectus and will pay all underwriting discounts and selling commissions, if any, applicable to those sales. We will not receive any proceeds from the sale or transfer of any of these notes.

        The exchange notes are senior obligations and rank equally with all of the issuer's existing and future senior debt. The exchange notes are effectively subordinated to all of the issuer's secured indebtedness, including its senior secured guarantee of our senior credit facility to the extent of the value of the collateral securing that indebtedness. NTL Incorporated and all of the issuer's intermediate holding companies guarantee the exchange notes on a senior basis. NTL Investment Holdings Limited, a direct wholly owned subsidiary of the issuer, guarantees the exchange notes on a senior subordinated basis. NTL Incorporated, the intermediate holding companies, the issuer and NTL Investment Holdings Limited are holding companies and conduct their operations entirely through their subsidiaries. The notes and these unconditional guarantees provided by NTL Incorporated and the intermediate holding companies will be effectively subordinated to all obligations of the subsidiaries of the issuer, including NTL Investment Holdings Limited. The senior subordinated guarantee of NTL Investment Holdings Limited will be effectively subordinated to all senior indebtedness of NTL Investment Holdings Limited and all obligations of its subsidiaries. See "Description of Notes."

        This prospectus contains a general description of the notes that may be offered and sold. The selling securityholders may periodically sell these notes directly or through agents, underwriters or dealers. If required when a selling securityholder sells notes, a prospectus supplement will contain specific information about the terms of that transaction. We urge you to carefully read this prospectus and any accompanying prospectus supplement before you make an investment decision.

        The issuer has listed the exchange notes on the Luxembourg Stock Exchange.

        We urge you to read carefully the "Risk Factors" section beginning on page 10, where we describe risks associated with the notes, before you make an investment decision.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 15, 2005.

SCHEDULE A

GUARANTORS

NTL Incorporated

Communications Cable Funding Corp.

NTL (UK) Group, Inc.

NTL Communications Limited

NTL Investment Holdings Limited

        You should rely only on the information contained, or incorporated by reference, in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available to you at no cost, upon your request. You can request this information by writing us at the following address: NTL Incorporated, 909 Third Avenue, Suite 2863 New York, New York 10022, or by telephoning +1 (610) 667-5554.

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FORWARD-LOOKING STATEMENTS

        Various statements contained in this document constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify these forward looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include:

  •
  potential adverse developments with respect to our liquidity or results of operations;

  •
  our significant debt payments and other contractual commitments;

  •
  our ability to fund and execute our business plan;

  •
  our ability to generate cash sufficient to service our debt;

  •
  interest rate and currency exchange rate fluctuations;

  •
  our ability to complete the integration of our billing systems;

  •
  the impact of new business opportunities requiring significant up-front investments;

  •
  our ability to attract and retain customers and increase our overall market penetration;

  •
  our ability to compete against other communications and content distribution businesses;

  •
  our ability to maintain contracts that are critical to our operations;

  •
  our ability to respond adequately to technological developments;

  •
  our ability to develop and maintain back-up for our critical systems;

  •
  our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; and

  •
  our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations.

        These and other factors are discussed in more detail under "Risk Factors" and elsewhere in this prospectus and in NTL Incorporated's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 16, 2005. We assume no obligation to update our forward looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

PRESENTATION OF INFORMATION

        The terms "NTL," the "company," "we," "our" and "us" refer to NTL Incorporated and all of its consolidated subsidiaries, including the issuer, unless the context suggests otherwise. References to the "issuer" are to NTL Cable PLC, the issuer of the notes. The term "you" generally refers to a prospective purchaser of our exchange notes.

        References to "pounds sterling," "pounds," "sterling," "U.K. pounds," "£," "pence" or "p" are to the lawful currency of the United Kingdom, or U.K., references to "euros," "Euros" or "€" are to the lawful currency of the European Monetary Union and references to "U.S. dollars," "dollars" or "$" are to the lawful currency of the United States, or U.S. Solely for your convenience, this prospectus contains translations of some foreign currency amounts into U.S. dollars and some U.S. dollar amounts into pounds sterling as set forth in "Exchange Rate Information." We are not making any representation to you regarding those translated amounts.

EXCHANGE RATE INFORMATION

        The following tables set forth, for the periods indicated, the period end, period average, high and low noon buying rate in the City of New York for cable transfers as certified for customs' purposes by the Federal Reserve Bank of New York expressed as U.S. dollars per £1.00 and U.S. dollars per €1.00. The noon buying rate of the pound sterling on June 1, 2005 was $1.8120 per £1.00 and the noon buying rate of the euro on June 1, 2005 was $1.2232 per €1.00.

	U.S. Dollars per £1.00
Year Ended December 31,	Period End	Average(1)	High	Low
2000	1.49	1.51	1.65	1.40
2001	1.45	1.44	1.50	1.37
2002	1.61	1.51	1.61	1.41
2003	1.78	1.64	1.78	1.55
2004	1.92	1.84	1.95	1.75
2005 (through June 1, 2005)	1.81	1.87	1.93	1.81
	U.S. Dollars per €1.00
Year Ended December 31,	Period End	Average(1)	High	Low
2000	0.94	0.92	1.03	0.83
2001	0.89	0.89	0.95	0.84
2002	1.05	0.95	1.05	0.86
2003	1.26	1.14	1.26	1.04
2004	1.35	1.25	1.36	1.18
2005 (through June 1, 2005)	1.22	1.28	1.35	1.22

(1)
The average rate is the average of the noon buying rates on the last day of each month during the relevant period.

        The above rates may differ from the actual rates used in the preparation of the consolidated financial statements and other financial information appearing in this annual report on Form 10-K. Our inclusion of these exchange rates is not meant to suggest that the pound sterling amounts or euro amounts actually represent these U.S. dollar amounts or that these amounts could have been converted into U.S. dollars at any particular rate, if at all.

        Unless we otherwise indicate, all pound sterling amounts as of December 31, 2004 are translated to U.S. dollars at an exchange rate of $1.9160 to £1.00 and all amounts disclosed for the year ended December 31, 2004 are based on an average exchange rate of $1.8326 to £1.00. All amounts disclosed as of December 31, 2003 are based on an exchange rate of $1.7842 to £1.00 and all amounts disclosed for the year ended December 31, 2003 are based on an average exchange rate of $1.6348 to £1.00. All amounts disclosed as of December 31, 2002 are based on an exchange rate of $1.6095 to £1.00 and all amounts disclosed for the year ended December 31, 2002 are based on an average exchange rate of $1.5025 to £1.00. U.S. dollar amounts for any individual quarter are determined by multiplying the pound sterling financial result for the period from January 1 to the end of the current quarter by the average exchange rate for the same period and subtracting from this total the U.S. dollar converted financial result for the period from January 1 to the end of the previous quarter of that fiscal year as computed above. The variation among the exchange rates for 2004, 2003 and 2002 has impacted the dollar comparisons significantly.

        Unless we otherwise indicate, all euro amounts as of December 31, 2004 are translated to U.S. dollars at an exchange rate of $1.3538 to €1.00 and all amounts disclosed for the year ended December 31, 2004 are based on an average exchange rate of $1.2478 to €1.00. All amounts disclosed as of December 31, 2003 are based on an exchange rate of $1.2597 to € 1.00 and all amounts disclosed for the year ended December 31, 2003 are based on an average exchange rate of $1.1411 to €1.00. All amounts disclosed as of December 31, 2002 are based on an exchange rate of $1.0485 to €1.00 and all amounts disclosed for the year ended December 31, 2002 are based on an average exchange rate of $0.9495 to €1.00. U.S. dollar amounts for any individual quarter are determined by multiplying the euro financial result for the period from January 1 to the end of the current quarter by the average exchange rate for the same period and subtracting from this total the U.S. dollar converted financial result for the period from January 1 to the end of the previous quarter of that fiscal year as computed above. The variation among the exchange rates for 2004, 2003 and 2003 has impacted the dollar comparisons significantly.

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WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We file reports, proxy statements and other information under the Exchange Act with the Securities and Exchange Commission, or SEC. You may read and copy any of these reports, proxy statements and the other materials filed with the SEC at the public reference facilities the SEC maintains at:

The Woolworth Building 233 Broadway New York, NY 10279	Judiciary Plaza Room 1024 450 Fifth Street, N.W. Washington, D.C. 20549	Northwestern Atrium Center Suite 1400 500 West Madison Street Chicago, IL 60661

        You may obtain information regarding the operations of the public reference facilities by calling the SEC at 1-806-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding NTL. The address of the SEC's website is http://www.sec.gov.

        You may also request a copy of any of our filings, at no cost, by writing or telephoning:

Patricia Leahy
NTL Incorporated—Investor Relations
909 Third Avenue
Suite 2863
New York, New York 10022
United States
Tel: +1 610 667 5554
Fax: +1 270 569 2629

        For general inquiries concerning us please call: +44 (0)1256 752000

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that NTL Incorporated has previously filed with the SEC. These documents contain important information about the issuer, its subsidiaries and their finances.

        We incorporate by reference the following documents NTL Incorporated has filed with the SEC pursuant to the Exchange Act:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended by the Form 10-K/A filed on April 8, 2005;

  •
  our Definitive Proxy Statement for our 2005 Annual Meeting of Stockholders;

  •
  our Current Report on Form 8-K filed on February 3, 2005;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

  •
  our Current Report on Form 8-K filed on May 5, 2005.

        We are also incorporating by reference all other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) on or after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) on or after the date of this prospectus and prior to the termination of the offering to which this prospectus relates. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. We are not, however, incorporating by reference any documents or portions thereof that are not deemed "filed" with the SEC, including any such information furnished pursuant to Form 8 -K.

        Upon receipt of a written or oral request to

Patricia Leahy
NTL Incorporated—Investor Relations
909 Third Avenue
Suite 2863
New York, New York 10022
United States
Tel: +1 610 667 5554
Fax: +1 270 569 2629

we will provide to each person to whom a prospectus is delivered, at no cost to the requester, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

        Statements contained in this document as to the contents of any contract or other document referred to in such document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed with the SEC, each such statement being qualified in all respects by such reference.

SUMMARY

        This summary highlights information about us that is contained elsewhere in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus carefully before making an investment decision, including the section entitled "Risk Factors" and the financial statements and related notes. Various statements in this prospectus are forward-looking statements. Please refer to the section of this prospectus entitled "Forward-Looking Statements."

About NTL

Overview

        We are one of the leading communications and content distribution companies in the U.K. and the Republic of Ireland, providing broadband internet access, telephone and television services to over 3 million residential customers as of March 31, 2005, including more than 1.4 million broadband customers. We also provide internet and telephone services to our residential customers who are not connected to our cable network via access to other companies' telecommunications networks and via an internet service provider operated by our subsidiary, Virgin Net Limited. We offer what we refer to as a "triple play" bundle of internet, telephone and television services through competitively-priced bundled packages. We also provide a range of voice services to business and public sector organizations, as well as a variety of data communications solutions from high speed internet access to fully managed business communications networks and communication transport services.

        Our services are delivered through our wholly-owned local access communications network passing approximately 7.9 million homes in the U.K. and 464,000 homes in the Republic of Ireland. The design and capability of our network provides us with the ability to offer "triple play" bundled services and a broad portfolio of reliable, competitive communications solutions to business customers.

        We provide services to residential customers and business customers, as follows:

  •
  Consumer.    We provide internet, telephone and cable television services to residential customers in the U.K.; and

  •
  Business.    We provide internet, data and voice services to large businesses, public sector organizations and small and medium-sized enterprises, communications transport services, and wholesale internet access solutions to internet service providers.

        On May 9, 2005, we sold our operations in the Republic of Ireland and, as a result, we no longer serve customers there.

        NTL is a corporation incorporated in the State of Delaware, and is publicly traded in the U.S. in the Nasdaq National Market under the symbol "NTLI". Its principal executive office is located at 909 Third Avenue, Suite 2863, New York, New York 10022 and its telephone number at that address is (212) 906-8440. Its U.K. headquarters are located outside of London, England in Hook, Hampshire. Its web site is www.ntl.com. The information on NTL's website is not part of this prospectus and is not incorporated by reference into this prospectus.

Summary Corporate Structure

        The following diagram sets forth the corporate structure through which our primary operations are conducted. This is a condensed chart and it does not show all of our operating and other intermediate companies.

(1)
NTL Incorporated generally is not subject to the restrictive covenants under the indenture governing the notes. The companies subject to the restrictive covenants, referred to as the restricted group, include the intermediate holding companies described in footnote 3 and their subsidiaries, the issuer, NTL Investment Holdings Limited and its subsidiaries. Subsidiaries of NTL Incorporated not included in the previous sentence are not within the restricted group.

(2)
The senior guarantees from NTL Incorporated and the intermediate holding companies are full and unconditional guarantees of all amounts payable under the notes and are senior unsecured obligations of these guarantors, ranking equally in right of payment with all existing and future senior indebtedness of these guarantors. The senior guarantees are effectively subordinated to all secured indebtedness of these guarantors to the extent of the value of the assets securing the indebtedness. NTL Incorporated and the intermediate holding companies have no significant assets of their own other than investments in their subsidiaries, including intercompany loans and equity holdings as well as convertible unsecured loan stock, or CULS, issued by other subsidiaries of NTL Incorporated. Where applicable, references to "intercompany loans," "intercompany debt" and similar references contained in this prospectus include CULS.

(3)
The intermediate holding companies are Communications Cable Funding Corp., NTL (UK) Group, Inc., NTL Communications Limited and any other intermediate holding company that may in the future become a subsidiary of NTL Incorporated. These entities, which we refer to collectively as the intermediate holding companies, are subject to the covenants under the indenture governing the notes.

(4)
The notes are senior unsecured obligations of NTL Cable PLC, rank equally in right of payment with all existing and future senior indebtedness of NTL Cable PLC and are senior in right of payment to all existing and future subordinated indebtedness of NTL Cable PLC. The notes are effectively subordinated to all secured indebtedness of NTL Cable PLC, including the senior secured guarantee by NTL Cable PLC of our credit facility to the extent of the value of the assets securing that indebtedness (see footnote 7 below). The fixed rate notes were issued in aggregate principal amounts of £375 million, $425 million and €225 million. The floating rate notes were issued in aggregate principal amount of $100 million. The notes will have the benefit of senior guarantees from NTL Investment Holdings Limited (see footnote 6 below).

(5)
NTL Cable PLC is the issuer of the notes. NTL Cable PLC is a public limited company, incorporated under the laws of England and Wales. It is an indirect, wholly owned subsidiary of NTL Incorporated. NTL Cable PLC is a holding company with no significant assets of its own than its investments in its subsidiaries.

(6)
The senior subordinated guarantee from NTL Investment Holdings Limited is a guarantee of all amounts payable under the notes. This guarantee ranks junior in right of payment to all existing and future senior indebtedness of NTL Investment Holdings Limited, including our credit facility, equal in right of payment with any future senior subordinated indebtedness of NTL Investment Holdings Limited and senior in right of payment to any future subordinated indebtedness of NTL Investment Holdings Limited. The senior subordinated guarantee effectively ranks junior to any indebtedness and other obligations, like trade payables, of all subsidiaries of NTL Investment Holdings Limited to the extent of the assets securing that indebtedness. The terms of the indenture governing the notes permit subsidiaries of NTL Investment Holdings Limited to incur a substantial amount of additional indebtedness. NTL Investment Holdings Limited has no significant assets of its own other than its investments in its subsidiaries.

(7)
The senior secured guarantee from NTL Cable PLC is a full and unconditional guarantee of all amounts payable under the terms of our senior credit facility and is a senior secured obligation of NTL Cable PLC. The senior secured guarantee is secured by a first priority pledge of the entire capital stock of NTL Investment Holdings Limited and the receivables under any intercompany loans from NTL Cable PLC to NTL Investment Holdings Limited, including an intercompany loan representing the offering proceeds that are transferred from NTL Cable PLC to NTL Investment Holdings Limited.

(8)
Our £2,425 million senior credit facility, of which approximately £1,665 million is presently outstanding, has the benefit of a senior secured guarantee from NTL Cable PLC as set forth in footnote 7 above as well as first priority pledges of the shares and assets of substantially all of the operating subsidiaries of NTL Investment Holdings Limited and of receivables arising under any intercompany loans to those subsidiaries. The lenders under our credit facility will further benefit from guarantees of obligations arising under that facility by each of those subsidiaries.

(9)
NTL Group Limited is our principal operating company in the U.K., although significant portions of our operations are conducted through its subsidiaries.

THE OFFERING AND SUMMARY TERMS OF NOTES

        On April 13, 2004, we completed the offering of £375 million aggregate principal amount of 9.75% Senior Notes due 2014, $425 million aggregate principal amount of 8.75% Senior Notes due 2014, €225 million aggregate principal amount of 8.75% Senior Notes due 2014 and $100 million aggregate principal amount of floating rate Senior Notes due 2012 in a transaction exempt from registration under the Securities Act. The net proceeds of that offering were used to repay and redeem outstanding indebtedness. In connection with that offering, we entered into an exchange and registration rights agreement with the initial purchasers of the original notes, in which we agreed to commence an exchange offer. Our exchange offer was launched April 20, 2004 to allow holders of our original notes to exchange those notes for like amounts of exchange notes. This offer expired on May 25, 2005 and the notes offered hereby are exchange notes. The exchange notes are governed by the same indenture as the original notes. You should read the discussion under the heading "Description of Notes" for further information regarding the notes being offered hereby.

        The following summary contains basic information about the notes. It may not contain all the information that is important to you. For a more detailed understanding of the terms of the notes, please refer to the section of this prospectus entitled "Description of Notes" and particularly to those subsections to which we have referred you.

Selling Securityholder	W.R. Huff Asset Management Co., L.L.C., on behalf of managed accounts and affiliates.
Securities Offered	Up to £50,000,000 aggregate principal amount of 9.75% Senior Notes due 2014 and $250,000,000 aggregate principal amount of 8.75% Senior Notes due 2014.
Use of Proceeds	We will not receive any cash proceeds from the offering.
Maturity Date	April 15, 2014 for the fixed rate notes and October 15, 2012 for the floating rate notes.
Interest on the Floating Rate Notes	The interest rate of the floating rate notes will be three-month LIBOR plus 5.00%, as described in "Description of Notes — Principal, Maturity and Interest."
Interest Payment Dates
Semi-annually each April 15 and October 15, commencing October 15, 2004 on the fixed rate notes. Quarterly each January 15, April 15, July 15 and October 15, commencing July 15, 2004 on the floating rate notes. Interest accrues from the issue date of the notes.
Ranking of the Notes
The exchange notes are senior unsecured indebtedness of the issuer, rank equally in right of payment with all existing and future senior indebtedness of the issuer and are senior in right of payment to all existing and future subordinated obligations of the issuer. The notes are effectively subordinated to any secured indebtedness of the issuer to the extent of the value of the assets securing such indebtedness. The notes are effectively subordinated to any secured indebtedness of the intermediate holding companies to the extent of the value of the assets securing that indebtedness. The notes are effectively subordinated to all indebtedness and other obligations, like trade payables, of the issuer's subsidiaries, including borrowings under our credit facility.

The issuer has no indebtedness other than the notes, its senior secured guarantee of all obligations under our credit facility and intercompany indebtedness.
The issuer has no revenue-generating operations of its own. To make payments on the notes the issuer depends upon payments from NTL Investment Holdings Limited:
• under intercompany loans the issuer makes to it in the principal amount of the notes, and
• in the form of other loans, dividends and other distributions.

NTL Investment Holdings Limited also has no revenue-generating operations of its own. To make payments to the issuer under intercompany loans from the issuer, NTL Investment Holdings Limited depends on cash flows received from its subsidiaries in the form of dividends and other distributions as well as payments under intercompany loans made by NTL Investment Holdings Limited to these subsidiaries.
Intercompany Funding
We fund many of our activities through intercompany indebtedness. All of these intercompany loans are owed by companies within the restricted group to other companies within the restricted groups, except for the two following intercompany loans entered into in connection with the sale of our broadcast operations, which closed on January 31, 2005:
• An approximately £79 million intercompany loan from NTL Chichester Limited to NTL Funding Limited; and
• A £10 million intercompany loan from NTL Digital Ventures Limited to NTL Incorporated.
Guarantors and Security
The notes are guaranteed on a senior basis by NTL Incorporated and the intermediate holding companies of the issuer and on a senior subordinated basis by NTL Investment Holdings Limited. NTL Incorporated, the issuer, the intermediate holding companies and NTL Investment Holdings Limited are each holding companies without any significant assets other than their investments in their subsidiaries.

Our credit facility is secured by first priority pledges of the shares and assets of substantially all of our operating subsidiaries and of receivables arising under any intercompany loans to those subsidiaries. The lenders under our credit facility also benefit from guarantees of obligations arising under that facility by each of those subsidiaries. Our credit facility also has the benefit of a senior secured guarantee from the issuer, which guarantee is secured by a first priority security interest in the shares of NTL Investment Holdings Limited pursuant to a share pledge and by a first priority pledge of receivables arising under intercompany loans from the issuer to NTL Investment Holdings Limited. Subject to specified conditions, the indenture governing the notes permits the intermediate holding companies and their subsidiaries, including the issuer and its subsidiaries, to issue a significant amount of additional indebtedness, including secured indebtedness.

Ranking of the Senior Subordinated Guarantee	The senior subordinated guarantee from NTL Investment Holdings Limited of the notes is a senior subordinated obligation of NTL Investment Holdings Limited. Accordingly, this guarantee:
	•	ranks junior in right of payment to NTL Investment Holdings Limited's existing and future senior indebtedness, including any obligations in respect of our credit facility;
	•	ranks pari passu in right of payment with any future senior subordinated indebtedness of NTL Investment Holdings Limited; and
	•	ranks senior in right of payment to any future subordinated indebtedness of NTL Investment Holdings Limited.

In addition, the senior subordinated guarantee effectively ranks junior in right of payment to existing and future indebtedness and other liabilities of subsidiaries of NTL Investment Holdings Limited.
The terms of an intercreditor deed entered into for the benefit of the lenders under our credit facility and other designated senior debt, which may include public debt, provides that:
•
if a payment default occurs under our credit facility or other designated senior debt, the senior subordinated guarantee will not become due and NTL Investment Holdings Limited will not be permitted to make payments on the notes unless the payment default has been cured or waived;
•
if an event of default, other than a payment default, occurs under our credit facility or other designated senior debt, NTL Investment Holdings Limited will be blocked from making payments to the issuer to service payments due under the notes pursuant to the senior subordinated guarantee for so long as that event of default is continuing, unremedied or unwaived, for a period of 179 days following notice of the default; and
•
if a payment default occurs in respect of the notes, the senior subordinated guarantee of NTL Investment Holdings Limited will not become due and no demand for payment under the senior subordinated guarantee can be made until 179 days after the payment default occurred except in the event of the insolvency of the senior subordinated guarantor, acceleration of the obligations under our credit facility or other designated senior debt or enforcement action is taken with respect to our credit facility or other designated senior debt.

In addition to the approximately £1,665 million outstanding under the term loan tranches of the credit facility as of March 31, 2005, £250 million may be borrowed under the revolving tranche of our credit facility. Subject to specified conditions, the indenture governing the notes permits the intermediate holding companies, the issuer and their subsidiaries to issue a significant amount of additional indebtedness, including secured indebtedness.
Additional Amounts
Subject to limited exceptions, the issuer and each guarantor of the notes will make all payments in respect of the notes, including principal and interest payments, without deduction or withholding for or on account of any present or future taxes or other governmental charges in the U.K., the U.S. or any other relevant taxing jurisdiction, unless it is obligated by law to deduct or withhold taxes or governmental charges.

If the issuer or any guarantor is obligated by law to deduct or withhold taxes or government charges in respect of the notes, subject to various exceptions, the issuer or the relevant guarantor, as applicable, will pay to the holders of the notes additional amounts so that the net amount received by the holders after any deduction or withholding will not be less than the amount the holders would have received if these taxes or government charges had not been withheld or deducted.
Optional Redemption for Tax Reasons
If the issuer becomes obligated to pay any additional amounts as a result of any change in law of any relevant taxing jurisdiction which becomes effective after the date on which the notes are issued, the issuer may redeem the notes at its option in whole, but not in part, at any time at a price equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest and additional amounts to the date of redemption.
Optional Redemption
The issuer may redeem the fixed rate notes in whole or in part at any time before April 15, 2009, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the applicable "make-whole" premium described in this prospectus, plus any accrued and unpaid interest and additional amounts to the date of redemption.

The issuer may redeem the fixed rate notes in whole or in part at any time on or after April 15, 2009, at the redemption prices described under the heading "Description of Notes — Optional Redemption of Fixed Rate Notes," plus any accrued and unpaid interest and additional amounts to the date of redemption.

At any time prior to April 15, 2007, the issuer may, on one or more occasions, redeem up to 40% of the aggregate principal amount of the fixed rate notes using the net cash proceeds from specified equity offerings at a redemption price equal to 108.75% of the principal amount of the dollar- and euro-denominated fixed rate notes and 109.75% of the principal amount of the sterling-denominated fixed rate notes, plus any accrued and unpaid interest and additional amounts to the date of redemption, so long as at least 60% of the original aggregate principal amount of the fixed rate notes remains outstanding after the redemption. For more details, see "Description of Notes — Optional Redemption of Fixed Rate Notes."

The issuer may redeem the floating rate notes in whole or in part at any time on or after April 15, 2005, at the redemption prices described under the heading "Description of Notes — Optional Redemption of Floating Rate Notes," plus any accrued and unpaid interest and additional amounts to the date of redemption.
Change of Control
If the issuer or any direct or indirect parent company of the issuer experiences a change of control as defined in the indenture governing the notes, the issuer or a third party will be required to make an offer to repurchase the notes at 101% of their principal amount, plus any accrued and unpaid interest and additional amounts to the date of repurchase. For more details, see "Description of Notes — Repurchase at the Option of the Holders — Change of Control."
Certain Covenants
The indenture governing the notes and the guarantees of the notes restricts the ability of the intermediate holding companies and their restricted subsidiaries, including the issuer and NTL Investment Holdings Limited, to:
	•	incur or guarantee additional indebtedness;
	•	pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;
	•	make investments;
	•	sell assets, including the capital stock of subsidiaries;
	•	create liens;
	•	enter into agreements that restrict the restricted subsidiaries' ability to pay dividends, transfer assets or make intercompany loans;
	•	merge or consolidate or transfer all or substantially all of its assets;
	•	enter into transactions with affiliates; and
	•	enter into sale/leaseback transactions.

All of these covenants are subject to a number of important qualifications and limitations. For more details, see "Description of Notes — Certain Covenants."
Listing	The issuer has applied to list the exchange notes on the Luxembourg Stock Exchange.
Governing Law for the Notes and Guarantees	The notes and the guarantees of the notes are, and will be, governed by the laws of the State of New York.
Trustee	The Bank of New York.

Ratio of Earnings to Fixed Charges

        The following table sets forth the deficiency in the ratio of earnings to fixed charges for each of the years ended December 31, 2004, 2003, 2002, 2001 and 2000:

	Year Ended December 31,
	2004 Reorganized Company	2003 Reorganized Company	2002 Predecessor Company	2001 Predecessor Company	2000 Predecessor Company
	(in millions)
Ratio of earnings to fixed charges
Deficiency(1)	(890.1)	(993.6)	(2,529.9)	(11,857.5	(2,618.3)

(1)
The ratio of earnings to fixed charges is not meaningful for the periods that result in a deficit.

Risk Factors

        An investment in the notes involves a high degree of risk. You should carefully consider the information set forth under "Risk Factors" beginning on page 10 and all of the information in this prospectus in connection with your holding of exchange notes.

RISK FACTORS

        An investment in the notes involves a high degree of risk. You should carefully consider the risks described below in connection with your holding of exchange notes. In assessing these risks, you should also refer to the other information in this prospectus, including the financial statements and related notes. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties that are not currently known to us or that we currently consider immaterial could also impair our business, financial condition, results of operations and our ability to make payments on the notes. Various statements in this prospectus, including the following risk factors, constitute forward looking statements.

Risks Related to Our Company

We have historically incurred losses and may not be profitable in the future.

        We have incurred substantial losses historically and expect to continue to incur substantial losses. We had losses from continuing operations for the year ended December 31, 2004 of $900.6 million, and losses from continuing operations for the years ended December 31:

  •
  2003 of $988.2 million;

  •
  2002 of $2,469.1 million; and

  •
  2001 of $11,863.9 million, which includes an asset impairment charge of $8,160.6 million.

        We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain operations, meet financial covenants, continue to pay dividends on our common stock, obtain additional required funds and make required payments on our present or future indebtedness.

We may not generate positive cash flow.

        Pursuant to U.S. generally accepted accounting principles, or GAAP, we measure cash flow as all changes affecting cash in the activities of operations, investment and financing. Historically, construction costs, operating expenditures and interest costs have contributed to our negative cash flow. We had negative cash flow of $555.9 million for the year ended December 31, 2004 principally because we repaid $687.5 million, net of indebtedness. We had positive cash flow of $155.2 million for the year ended December 31, 2003 because of the net proceeds of $1,367 million from our rights offering offset by $1,249.1 million principal payments on long-term debt. We had positive cash flow of $250.9 million for the year ended December 31, 2002, principally because of our non-payment of $566.8 million of interest on some of our debt incurred prior to our reorganization and we had negative cash flow of $172.4 million for the year ended December 31, 2001. We cannot be certain that we will achieve positive cash flow in the future, which could adversely affect our ability to achieve our business plan or to continue to pay dividends on our common stock.

Our business is capital intensive and we may not have access to cash to fund our future capital expenditures.

        Our business requires substantial capital expenditures on a continuing basis for various purposes, including:

  •
  expanding, maintaining and upgrading our network;

  •
  investing in new customer acquisitions; and

  •
  offering new services.

        From time to time, we also need to make capital expenditures for particular projects like integrating our billing and customer service systems. We expect to spend between £300 million and £

340 million, or between $575 million and $650 million, on acquiring fixed assets during 2005. We believe that our cash on hand, together with cash from operations, and, if required, drawdowns under the £250 million revolving tranche of our senior credit facility will be sufficient for our cash requirements through at least March 31, 2006. However, our cash requirements after March 31, 2006 may exceed these sources of cash. We may not be able to obtain additional financing, or financing on favorable terms, or we may be contractually prevented by the terms of our current indebtedness from incurring additional indebtedness.

We have historically had a deficiency of earnings to fixed charges and our earnings in the future may not be sufficient to cover those fixed charges.

        For the years ended December 31, 2004, 2003, 2002, 2001 and 2000, our earnings were insufficient to cover fixed charges. The deficiency was approximately $890.1 million for the year ended December 31, 2004, $993.6 million for the year ended December 31, 2003, $2,529.9 million for the year ended December 31, 2002, $11,857.5 million for the year ended December 31, 2001 and $2,618.3 million for the year ended December 31, 2000. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. Our earnings in the future may not be sufficient to cover those fixed charges.

We are subject to currency and interest rate risks.

        We encounter currency exchange rate risks because substantially all of our revenues and operating expenses are earned and paid primarily in pounds and, to a lesser extent, euros, but we pay interest and principal obligations with respect to a portion of our existing indebtedness in U.S. dollars. To the extent that the pound declines in value against the U.S. dollar, the effective cost of servicing our U.S. dollar debt will be higher. Changes in the exchange rate result in foreign currency gains or losses. As of March 31, 2005, $920.2 million, or 19.4% of our long-term debt, was denominated in U.S. dollars.

        Because the revenues and expenses from our principal operations are denominated primarily in pounds but we report our financial results in U.S. dollars, our financial results are also impacted by currency fluctuations which are unrelated to our underlying results of operations.

        We are also subject to interest rate risk because we have substantial indebtedness at variable interest rates. As of March 31, 2005, interest is determined on a variable basis on $3,320.9 million, or 70.0%, of our long-term debt. An increase in interest rates of 0.25% would increase our interest expense by approximately $8.3 million per year.

        To manage these currency exchange and interest rate risks, we have entered into a number of derivative instruments including interest rate swaps, cross-currency interest rate swaps and foreign currency forward rate contracts. As a result of these hedging activities, $3,494.3 million, or 73.6% of our long-term debt at March 31, 2005 was accruing interest at fixed rates in pounds sterling terms. We cannot assure you that our hedging program will be successful. Movements in currency exchange rates or interest rates could have a material adverse effect on us.

Provisions of our debt agreements, our stockholder rights plan, our certificate of incorporation and Delaware law could prevent or delay a change of control of our company.

        We may, under some circumstances involving a change of control of our company, be obligated to offer to repurchase substantially all of our outstanding senior notes and repay our outstanding indebtedness under our senior credit facility and other indebtedness. We cannot assure you that we will have available financial resources necessary to repurchase those notes or repay that indebtedness in those circumstances.

        If we cannot repurchase those senior notes or repay our indebtedness under our credit facility and other indebtedness in the event of a change of control of our company, the failure to do so would constitute an event of default under the agreements under which that indebtedness was incurred and could result in a cross-default under other indebtedness that does not have similar provisions. The threat of this could have the effect of delaying or preventing transactions involving a change of control of our company, including transactions in which our stockholders would receive a substantial premium for their shares over then current market prices, or otherwise which they may deem to be in their best interest.

        Our stockholder rights plan, some provisions of our amended and restated certificate of incorporation and our ability to issue additional shares of common stock or preferred stock to third parties without stockholder approval may have the effect, alone or in combination with each other, of preventing or making more difficult transactions involving a change of control of our company. In addition, we are subject to the Delaware anti-takeover law that prohibits some Delaware corporations from engaging in business combinations or other transactions with any stockholder who owns 15% or more of the corporation's outstanding voting stock, for three years following the date that the stockholder acquired that interest.

We are subject to indemnification obligations, which could require cash payment, in connection with the sale of our broadcast operations.

        In connection with the sale of our broadcast operations, we provided customary indemnities to the buyer in the contract of sale. These indemnities could require cash outlays to the buyer in the event of a breach of warranty or other indemnifiable claim. The indemnity obligations are subject to customary limitations.

Our prospects will depend in part on our ability to control our costs while maintaining and improving our service levels.

        We continue to reduce expenditures in a variety of areas, including a reduction in capital expenditures, a reduction in the number of our employees and the outsourcing of some functions. Some of these expenditures, particularly capital expenditures and employee costs, may increase in future periods in order to accommodate growth in our business. Our prospects will depend in part on our ability to continue to control costs and operate more efficiently, while maintaining and improving our existing service levels.

Failure to control customer churn may adversely affect our financial performance.

        The successful implementation of our business plan depends upon us controlling our customer churn. Customer churn is a measure of customers who stop taking our services. An increase in customer churn can lead to increased costs and reduced revenues. In order to control customer churn, we aim to improve our customer service. We are in the process of integrating some of our billing systems and customer databases to improve our customer service and collections. The changeover to a new customer database system may cause billing errors which can lead to customer churn. If we are not successful in integrating these systems, we could experience an adverse effect on customer service and, in turn, an increase in our customer churn rate. In addition, our customer churn rate may also increase if we are unable to deliver our services over our network without interruption.

        Our ability to control customer churn could also be adversely affected by the availability of competing services in the U.K., like the digital satellite services offered by BSkyB, and digital terrestrial television services like Freeview. Competing services also include telephone, dial-up internet and broadband internet services offered by BT or third parties who resell BT's services. BT and BSkyB have regularly launched joint campaigns to entice our customers to move to these competing services.

As we attempt to migrate customers to our DTV services, it is possible that some of our customers may move to our competitors. In addition, as our ATV internet customers choose to migrate to DTV or broadband internet services in areas where we do not have an adequate network, we may lose these customers to competitors that can provide these services. We can offer broadband and dial-up internet services off our network.

Systems failures may result in lost revenue.

        Our ability to identify, bill and collect revenue from our customers is dependent on complex systems and processes. To the extent that any one or more of those systems or processes fail, we could lose customer and transaction billing data, which would prevent us from billing and collecting revenue due to us. We are continually seeking ways to improve our revenue collection processes, but it is possible that such improvements may not be successful or will not yield enhanced revenue collection. Inefficient collection could result in an increase in bad debt.

We could experience an adverse effect on our customer service, customer acquisitions, customer churn rate and operating costs as a result of our efforts to integrate our billing systems.

        Our historical growth through acquisitions resulted in our inheriting numerous billing systems, which had many differences in functionality, resulting in inefficiencies in our customer service process. As a result of our billing systems integration program, we have consolidated the number of billing systems for our residential customers from eleven at the beginning of 2003 to three as of March 31, 2005. We continue to evaluate how many billing systems we will utilize for residential and business customers, taking into account the prospects for improved efficiencies and better customer service as well as the impact on the business of additional migration of data. Accordingly, the timing and extent of further integration efforts remain under review. It is possible that billing errors and other customer service disruptions could occur during further integration processes, potentially resulting in increased customer churn or adverse effects on customer service, customer acquisitions, collections, and the costs of maintaining our billing systems going forward. There can be no assurances as to the timing of our further integration efforts or the degree to which further integration will be achieved.

Failure to market broadband internet services successfully will adversely impact our revenue and results of operations.

        A significant component of our strategy is to market broadband internet services successfully to residential customers. We believe that our "triple play" offering of telephone service, broadband access to the internet and digital television will prove attractive to our existing customer base and allow us to increase our average revenue per user, or ARPU. However, broadband internet usage by residential customers remains a relatively new and underdeveloped market. As of March 31, 2005, out of approximately 6.96 million homes currently able to receive broadband internet service from us, we had approximately 1.3 million residential customers receiving this service. In addition, we face significant competition in these markets from providers of alternative internet access technologies, including digital subscriber line, or DSL, services offered by a number of companies reselling DSL services and dial-up services offered by a number of companies. If customers are not prepared to pay a premium for broadband internet access, compared with less expensive slower speed services like dial-up internet access, we may not be able to market successfully broadband internet services. If we are unable to charge prices for broadband internet services that are anticipated in our business plan in response to competition or if our competition delivers better services to our customers, our results of operations will be adversely affected.

We are subject to significant competition and we expect that competition will intensify.

        We compete with a range of other communications and content providers.

        Our internet services compete with BT, which also provides dial-up and broadband internet access services over its network. We also compete with ISPs that offer internet access services over BT's network. We compete primarily with BT in providing telephone services to residential customers in the U.K. BT occupies an established market position and has substantial resources. We compete also with indirect telephone access operators and increasingly, mobile telephone network providers. In providing DTV services to residential customers, we compete primarily with BSkyB. While BSkyB is our principal competitor in the pay-television market, it is also a critical supplier of content to us. BSkyB is the sole distributor of pay-satellite television services and the Office of Fair Trading has determined that BSkyB is dominant in some wholesale premium pay television markets in the U.K. BSkyB has access to various sports and movie programming content that is used to create some of the most popular pay TV channels in the U.K. While we carry several of those channels on our network, we are dependent upon BSkyB to provide us with this content. Our ability to maintain and add subscribers may depend upon our ability to obtain programming from BSkyB at a reasonable cost. BSkyB may elect to provide exclusive content to its subscriber base and not provide that content to us. If BSkyB decided to withdraw its content from us for any period of time, the disruptions in service could adversely affect our business.

        In addition, our Business services face a wide range of competitors in the U.K. market, including BT and Cable & Wireless plc, or C&W. The nature of our competition varies depending on geography, service offerings and size of the marketable area.

        As existing technology develops and new technologies emerge, we believe that competition will intensify. Moreover, we may be required to reduce prices if our competitors reduce prices or as a result of any other downward pressure on prices for communications and content services. Any reduction in prices could have an adverse effect on our results of operations and financial condition.

The telecommunications industry is subject to rapid technological changes and we cannot predict the effect of any changes on our businesses.

        The services we provide our customers may become outdated owing to technological breakthroughs. In addition, our business plan contemplates the introduction of services using new technologies. Our investments in those new services, like those related to video on demand, may prove premature. We may not realize anticipated returns on these new products. The cost of implementation of emerging and future technologies could be significant. Our ability to fund this implementation may depend on our ability to obtain additional financing.

A catastrophe at one or more of the locations where our critical cable network systems are housed could have a material adverse effect on our business.

        Our business is dependent on many sophisticated critical systems, which support all of the various aspects of our cable network operations. The hardware supporting a large number of critical systems for our cable network is housed in a relatively small number of locations. If one or more of these locations were to be subject to fire, natural disaster, terrorism including electronic sabotage, power loss or other catastrophe, we would not be able to pass transmission signals over our cable network. This would cause serious harm to our business. Although we have a disaster recovery plan in respect of some of our information technology and network systems which is designed to prevent or mitigate a potential failure, we do not have a comprehensive disaster recovery plan for all our information technology or network systems and business processes. We cannot assure you that any disaster recovery, security and service continuity protection measures we have, or may take, in the future will be sufficient. In addition, although we build our cable network in resilient rings to ensure the continuity of network availability in the event of any damage to our underground fibers, it is likely that no transmission signals will be able to pass if any ring is cut twice. In particular, a portion of our Irish operation is dependent upon our Sirius undersea ring connecting the Republic of Ireland to the U.K.

Failure in our technology or telecommunications systems could significantly disrupt our operations, which could reduce our customer base and result in lost revenues.

        Our success depends, in part, on the continued and uninterrupted performance of our information technology and network systems as well as our customer service centers. Our systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause failures in our information technology systems, including systems that are critical for timely and accurate customer billing, or our customer service centers. Sustained or repeated system failures that interrupt our ability to provide service to our customers or otherwise meet our business obligations in a timely manner would adversely affect our reputation and result in a loss of customers and net revenue.

We do not insure the underground portion of our cable network and various pavement-based electronics associated with our cable network.

        We obtain insurance of the type and in the amounts that we believe are customary for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network or various pavement-based electronics associated with our cable network. Almost all of our cable network is constructed underground. As a result, any catastrophe that affects our underground cable network or our pavement-based electronics could prevent us from providing services to our customers and result in substantial uninsured losses.

We are subject to taxation in multiple jurisdictions.

        We are subject to taxation in the U.S., the U.K. and the Republic of Ireland. Our effective tax rate and tax liability will be affected by a number of factors, like the amount of taxable income in particular jurisdictions, the tax rates in these jurisdictions, tax treaties between jurisdictions, the extent to which we transfer funds to and repatriate funds from our subsidiaries, and future changes in the law. Our tax liability will be dependent upon our operating results and the manner in which our operations are funded. Generally, the tax liability for each legal entity is determined either on a non-consolidated basis or on a consolidated basis only with other entities incorporated in the same jurisdiction. In either case, our tax liability is determined without regard to the taxable losses of non-consolidated affiliated entities. As a result, we may pay income taxes in one jurisdiction for a particular period even though on an overall basis we incur a net loss for that period.

We are subject to government regulation and changes in current regulations may adversely affect us.

        Our principal business activities are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities, like licensing requirements, changes in price or cost regulation and deregulation of interconnection arrangements, could have a material adverse effect on us. For example, in the past, the Office of Telecommunications has reserved the right to impose universal service obligations on communication service providers.

        We are also subject to regulatory initiatives of the European Union. Changes in the European Union, or the EU, directives may reduce our range of programming and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers. Any of these changes could have a material adverse effect on our results of operations. In addition, EU regulators are proposing the adoption of a common European standard for set top boxes used in customer premises equipment that is not compatible with our set top boxes. If this change is adopted, we could incur substantial costs to modify our equipment.

Fresh-start reporting may make future financial statements difficult to compare.

        As a result of the completion of our plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code, or the Plan, we are operating our business under a new capital structure. In addition, we adopted fresh-start reporting in accordance with SOP 90-7 as of January 1, 2003. Because SOP 90-7 required us to reset our assets and liabilities to current fair values, our financial condition and results of operations after our reorganization will not be comparable in some material respects to the financial condition or results of operations reflected in our historical financial statements for periods prior to January 1, 2003. This may make it difficult to assess our future prospects based on historical performance.

A small number of our stockholders have an influence over our business and affairs.

        As of April 1, 2005, FMR Corp. owned approximately 14.6% of our standing common stock. As of April 19, 2005, W.R. Huff Asset Management Co., L.L.C., or W.R. Huff Asset Management, owned approximately 9.8% of our outstanding common stock.

        William R. Huff is the president of the managing member of W.R. Huff Asset Management and serves on our board of directors. Edwin M. Banks is a portfolio manager for W.R. Huff Asset Management and serves on our board of directors. As a result of these relationships, when conflicts between the interests of W.R. Huff Asset Management and the interests of our other stockholders arise, these directors may not be disinterested. This stockholder may also from time to time make significant investments in other telecommunications companies, including its present investment in Telewest Global, Inc. A number of our significant stockholders and their affiliates, including W.R. Huff Asset Management, Franklin Mutual Advisers, and entities related to FMR Corp., are stockholders of Telewest Global, Inc. This may result in conflicts of interest. In addition, these stockholders may own debt securities of our subsidiaries. Actions these stockholders take relating to these investments may conflict with the interests of our other stockholders. Under Delaware law, although our directors and officers have a duty of loyalty to us, transactions that we enter into in which a director has a conflict of interest are generally permissible so long as the material facts as to the director's or officer's relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approves the transaction, or the transaction is otherwise fair to us.

        The latest information available to us indicates that our five largest stockholders, including FMR Corp. and W.R. Huff Asset Management, own approximately 47.9% of our outstanding common stock.

Risks Related to the Notes and Our Capital Structure

Our substantial amount of debt could adversely affect our financial health and could prevent us from fulfilling our obligations under the notes.

        As of March 31, 2005, our long-term indebtedness was £2,512.7 billion, or $4,746.0 billion.

        Our substantial indebtedness could adversely affect us by:

  •
  making it more difficult for us to satisfy our payment and other obligations under the notes and our payment and obligations under our credit facility;

  •
  limiting our ability to borrow money for working capital, capital expenditures, acquisitions or other purposes, if needed, and increasing the cost of any of these borrowings;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities;

  •
  limiting our flexibility in responding to changing business and economic conditions, including increased competition and demand for new services; and

  •
  placing us at a disadvantage when compared to our competitors that have less debt.

        Under the terms of the indenture governing the notes, we could incur significant additional indebtedness in the future that would intensify the leverage-related risks described above. See "—The issuer and its subsidiaries could incur significant additional indebtedness in the future under the terms of the notes and our credit facility, including as a result of permitted mergers and acquisitions."

        Interest on debt under our credit facility and interest on the floating rate notes is calculated on a floating rate basis. As of March 31, 2005, 70.0% of our long-term indebtedness accrues interest at variable interest rates. An increase in interest rates would increase our interest expense under our credit facility, which would reduce the funds available to make payments on the notes and any other debt we have and the funds available to finance our operations and future business opportunities. While we are obliged to hedge a portion of the outstanding debt under our credit facility against fluctuations in interest rates and may wish to minimize further our exposure to increases in interest rates through additional hedging arrangements, we may still be subject to interest rate increases. See "—Risks Related to Our Company—We are subject to currency and interest rate risks." Any inability to repay our indebtedness or obtain additional financing, as needed, could adversely affect our business, financial condition and results of operations.

We may not have enough cash available to service our debt.

        Our ability to make payments on the notes and meet our other debt service obligations, and to fund planned capital and development expenditures or opportunities that may arise, including acquisitions of other businesses, will depend on our ability to generate sufficient cash in the future. Our ability to generate cash is affected by our success in implementing our business strategy, as well as general economic, financial, competitive, regulatory, technological and other factors that are beyond our control. If we cannot generate sufficient cash to meet our debt service requirements, we may:

  •
  be forced to reduce or delay our business activities and capital expenditures;

  •
  sell assets;

  •
  issue additional debt or equity capital; or

  •
  restructure or refinance all or a portion of our debt, including the notes.

        If we are not able to refinance our debt, obtain additional financing or sell assets on commercially reasonable terms, or at all, we may not be able to satisfy our obligations with respect to our debt, including the notes. The terms of our existing and future indebtedness, including the notes and our credit facility, may limit our ability to pursue any of these alternatives or to use any excess cash flow or cash proceeds to service our debt. Our credit facility includes terms which require that excess cash flow and cash generated from some asset sales, equity and debt issuances must be used to mandatorily prepay the principal amounts outstanding under our credit facility. In addition, the issuer's subsidiaries may not have sufficient funds to repay all of their obligations, including their intercompany loans, and to make payments to the issuer to enable it to make payments on the notes. For example, the indenture will allow subsidiaries of the issuer to incur indebtedness which by its terms limits the ability of these subsidiaries to pay dividends to the issuer. If we default on any of our debt instruments, borrowings under other debt instruments that contain cross-default or cross-acceleration provisions may be accelerated or become payable on demand. See "Description of Notes."

The issuer and its subsidiaries could incur significant additional indebtedness in the future under the terms of the notes and our credit facility, including as a result of permitted mergers and acquisitions.

        Under the terms of the indenture governing the notes, we may in some circumstances incur substantial additional indebtedness in the future. In particular, the indenture permits the £250 million revolving tranche of our credit facility and an additional approximately £750 million under any other credit facility. The indenture also specifically permits subsidiaries of the issuer, including NTL Investment Holdings Limited, to incur an additional £1,250 million of senior secured indebtedness in the event we effect a business combination with another company engaged in a business similar to our business and whose operations are based predominantly in the U.K. The terms of the indenture governing the notes also permit us to incur a substantial amount of additional indebtedness, which may be secured or unsecured and which may benefit from guarantees by subsidiaries of the issuer, that would effectively be senior to the notes and the senior subordinated guarantee provided by NTL Investment Holdings Limited. See "Description of Notes—Certain Covenants."

We are a holding company and are dependent upon cash flow from our subsidiaries to meet our obligations, including the notes and the guarantees of the notes.

        The issuer and each guarantor are holding companies with no independent operations or significant assets other than investments in subsidiaries. We and each of these holding companies depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations. The inability to transfer cash among entities within our restricted group may mean that even though we may have sufficient resources to meet our obligations, we may not be permitted to make the necessary transfers from one entity in our restricted group to another entity in our restricted group in order to make payments to the entity which has the obligations to be met.

        The terms of our credit facility and the notes limit the payment of dividends, loan repayments and other distributions to or from these companies under many circumstances. Various agreements governing the debt that may be issued by our subsidiaries from time to time may restrict and, in some cases, prohibit the ability of these subsidiaries to move cash within our restricted group. Under the indenture, subsidiaries of the issuer will be permitted to incur additional indebtedness which may contain similar restrictions. Some of our subsidiaries are also dependent on funding from the issuer or the intermediate holding companies. In addition, a default by any subsidiary on its debt is likely to result in reduced dividends or distributions by the defaulting entity to us. Reduced distributions by any of these subsidiaries could have a material adverse effect on us.

        Applicable law may also limit the amounts that the restricted subsidiaries are permitted to pay as dividends or distributions on their equity interests. Any restrictions on distributions by these companies could adversely affect our ability to make payment on the notes. These restrictions include:

  •
  prohibitions under English, Scottish and Irish company law on the subsidiaries of the issuer that are incorporated in England and Wales, Scotland and the Republic of Ireland, including its direct subsidiary, NTL Investment Holdings Limited, from paying dividends unless these payments are made out of profits available for distribution. Other statutory and general English, Scottish and Irish law obligations restrict the ability of the issuer's subsidiaries to make payments to it on account of intercompany loans; and

  •
  restrictions under English, Scottish and Irish laws that can make it unlawful for a company to provide financial assistance in connection with the acquisition of its shares or the shares of any of its holding companies.

        In addition, in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries or joint ventures, the creditors of those subsidiaries or joint ventures would generally be entitled to payment of their claims from the assets of those entities before any assets are made available for distribution to us as their shareholders. Therefore, the assets of those entities may not be available to us to enable us to make payments under the notes.

The right of noteholders to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors.

        Holders of the secured obligations of the issuer, including the secured guarantee of the obligations of NTL Investment Holdings Limited under our senior credit facility, will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing those other obligations. Specifically, the issuer's senior secured guarantee with respect to our credit facility is secured by liens on its shares of NTL Investment Holdings Limited and liens on any receivables that NTL Investment Holdings Limited will owe the issuer under any intercompany loans. In the event of any distribution of the issuer's assets or payment in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy, secured obligations will be paid first, up to the value of assets securing those obligations, and then holders of the notes will participate ratably with all holders of the issuer's unsecured indebtedness that is deemed to be of the same class as the notes in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of our secured obligations.

You may not be able to enforce the senior subordinated guarantee by NTL Investment Holdings Limited due to the subordination and restrictions on enforcement of that guarantee.

        The guarantee by NTL Investment Holdings Limited constitutes senior subordinated indebtedness of NTL Investment Holdings Limited and is subordinated to all senior indebtedness of NTL Investment Holdings Limited, including indebtedness under our senior credit facility. As of March 31, 2005, NTL Investment Holdings Limited had approximately £1,665 million, or $3,145 million, of indebtedness outstanding under the credit facility that is senior in right of payment to the subordinated guarantee, assuming no drawdown under the £250 million revolving tranche of our credit facility. You will not be able to collect under the senior subordinated guarantee from NTL Investment Holdings Limited until the claims of the lenders under our credit facility and other senior indebtedness, which may include public debt, of that subsidiary designated as senior debt have been satisfied in full. NTL Investment Holdings Limited may not have sufficient funds remaining to pay all amounts owing under its senior subordinated guarantee after satisfying these more senior claims.

        If a payment default occurs under our credit facility or other designated senior debt, the senior subordinated guarantee will not become due and the senior subordinated guarantor will not be permitted to make any payments on the notes or under any intercompany debt owed to the issuer unless the payment default has been cured or waived.

        If an event of default, other than a payment default, occurs and is continuing under our credit facility or other designated senior debt, NTL Investment Holdings Limited will be blocked from making payments to the issuer to service payments due under the notes pursuant to its senior subordinated guarantee or under any intercompany debt owed to the issuer for so long as that event of default is continuing, unremedied or unwaived, for a period of 179 days following notice of that default.

        If a payment default occurs in respect of the notes, the senior subordinated guarantee of NTL Investment Holdings Limited will not become due and no demand for payment under the senior subordinated guarantee or under any intercompany debt owed to the issuer can be made until 179 days after the payment default occurred, except in the event of:

  •
  insolvency of the senior subordinated guarantor;

  •
  acceleration of the obligations under our credit facility or other designated senior debt; or

  •
  enforcement action is taken with respect to our credit facility or other designated senior debt.

        This standstill period benefits the lenders under our credit facility or any other designated senior debt. This period may disadvantage the holders of the notes in the event that the issuer is in financial difficulties since it would be advantageous to holders to be able to enforce the senior subordinated guarantee immediately. Before the senior subordinated guarantee becomes due, neither holders of the notes nor the trustee under the indenture may initiate suit, seek other judicial relief, foreclose or otherwise exercise dominion over assets or properties or initiate insolvency proceedings against the issuer.

        The subordinated guarantee is subject to release under some circumstances, including upon any sale or disposition of the capital stock of NTL Investment Holdings Limited, which is pledged to the lenders under our credit facility to secure the issuer's guarantee of our credit facility.

        See "Description of Notes—Senior Subordinated Subsidiary Guarantee."

English, Scottish and Irish insolvency laws may not be as favorable to unsecured creditors as U.S. insolvency laws.

        The issuer and a number of its subsidiaries are incorporated under the laws of England and Wales, Scotland and the Republic of Ireland. Insolvency proceedings with respect to each of these companies could be required to proceed under the laws of the jurisdiction in which its "centre of main interests," as defined in the relevant EU regulation, is situated at the time insolvency proceedings are commenced. Although there is a rebuttable presumption that the "centre of main interests" will be in the jurisdiction of incorporation, this presumption is not conclusive. The procedural and substantive provisions of English insolvency laws generally may be more favorable to secured creditors than comparable provisions of U.S. law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors. If English insolvency law applies in respect of the issuer or its subsidiaries, it will generally not be possible for the issuer or its subsidiaries or unsecured creditors of the subsidiaries to prevent secured creditors from enforcing their security to repay the debts due to them. After the occurrence of an insolvency event, the security trustee under the security documents relating to our credit facility has the right to direct the disposition of any security. As a result, a holder's ability to realize claims against the issuer with respect to that holder's notes if either of the issuer or any of its respective subsidiaries becomes insolvent may be more limited than under U.S. and other laws. Furthermore, under English insolvency law, some of our subsidiaries' debts may be entitled to priority, including amounts owed in respect of contributions to occupational pension schemes and certain amounts owed to employees. Similar laws are in effect in Scotland and the Republic of Ireland. In addition, in the Republic of Ireland certain taxes may be payable as a matter of priority.

Laws relating to fraudulent preference, fraudulent conveyance and corporate benefit may adversely affect the validity and enforceability of payments under the senior subordinated guarantee of the notes by NTL Investments Holdings Limited.

        The issuer and a number of its subsidiaries are incorporated under the laws of England and Wales, Scotland or the Republic of Ireland. Under English insolvency law, the liquidator or administrator of a company may apply to the court to set aside a transaction entered into by that company within two years prior to it entering into relevant insolvency proceedings, if the company was unable to pay its debts, as defined in Section 123 of the U.K. Insolvency Act 1986, at the time of, or becomes unable to pay its debts as a consequence of, that transaction. A transaction might be subject to a challenge if a company received consideration of significantly less value than the benefit given by that company. A court generally will not intervene, however, if a company entered into the transaction in good faith for the purpose of carrying on its business and if at the time it did so there were reasonable grounds for believing the transaction would benefit the company. The issuer cannot assure holders of the notes that in the event of insolvency, the issuance of the guarantee granted by NTL Investment Holdings Limited would not be challenged by a liquidator or administrator or that a court would support our analysis that the guarantee was entered in good faith for the purposes described above. Similar laws are in effect in Scotland and the Republic of Ireland.

        The board of directors of NTL Investment Holdings Limited has passed a resolution confirming that the entry into the guarantee is in its best interests and for its corporate benefit. We can give no assurance, however, that a court would agree with their conclusions in this regard.

        If a court voided any guarantee or any payment under any guarantee of the notes as a result of a fraudulent conveyance or fraudulent preference, or held it unenforceable for any other reason, you would cease to have any claim against NTL Investment Holdings Limited under its guarantee of the notes.

Restrictions in the indenture governing the notes and our credit facility may limit our ability to make payments on the notes or otherwise operate our business.

        The terms of the indenture governing the notes and our credit facility contain restrictive covenants that limit the discretion of our management over various business matters. For example, the covenants restrict our ability to:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;

  •
  make investments;

  •
  sell assets, including the capital stock of subsidiaries;

  •
  enter into sale/leaseback transactions;

  •
  create liens;

  •
  enter into agreements that restrict the restricted subsidiaries' ability to pay dividends, transfer assets or make intercompany loans;

  •
  merge or consolidate or transfer all or substantially all of our assets; and

  •
  enter into transactions with affiliates.

        These restrictions could materially adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in our best interests. See "Description of Notes—Certain Covenants." We may also incur other indebtedness in the future that may contain financial or other covenants more restrictive than those applicable under our credit facility or the indentures governing the notes.

        In addition, our credit facility requires us to comply with various financial covenants. Events beyond our control may affect our ability to comply with these financial covenants.

        Our failure to comply with these financial covenants and other obligations could cause an event of default under our credit facility. If an event of default occurs, our lenders could elect to declare all amounts outstanding and accrued and unpaid interest on our credit facility to be immediately due, and the lenders could then foreclose upon the assets securing our senior credit facility. A payment default on other indebtedness may also constitute an event of default under the terms of the notes. If an event of default occurs, we cannot assure you that we would have sufficient assets to repay all of our obligations, including the notes.

The issuer may not be able to repurchase the notes in the event of a change of control.

        Upon a change of control as defined in the indenture governing the notes, the issuer is required, in some circumstances, to offer to repurchase all outstanding notes at 101% of their principal amount, plus any accrued and unpaid interest to the date of repurchase. In addition, if there is a change in control as defined in our credit facility, NTL Investment Holdings Limited will be required to prepay all amounts outstanding under our credit facility and to cancel the revolving tranche of our credit facility. The definition of change of control in the indenture and our credit facility are similar but are not identical. Under some circumstances, there may be a change in control for purposes of our credit facility but not for purposes of the indenture. The source of funds for any repurchased notes or repaid borrowings under our credit facility will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling person. Sufficient funds may not be available to make any required repurchases of notes that are tendered at the time of any change of control.

There may be no active trading market for the notes.

        If a trading market for the notes is not maintained, holders of the notes may experience difficulty in reselling the notes or may be unable to sell them at all. The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Accordingly, the issuer cannot assure you as to the liquidity of any market for the notes.

        Factors including the following may have a significant effect on the market price of the notes:

  •
  actual or anticipated fluctuations in our operating results;

  •
  our perceived business prospects;

  •
  general economic conditions, including prevailing interest rates; and

  •
  the market for similar securities.

Your investment in the notes may subject you to foreign exchange risks.

        The notes are denominated and payable in four tranches: fixed rate pounds sterling, fixed rate euros, fixed rate U.S. dollars and floating rate U.S. dollars. If you measure your investment returns by reference to a currency other than pounds sterling, euros or U.S. dollars, an investment in the notes entails foreign exchange-related risks, including possible significant changes in the value of these currencies relative to the currency by reference to which you measure your investment returns because of economic, political and other factors over which we have no control. Depreciation of the pound sterling, euro or the U.S. dollar against the currency by reference to which you measure your investment returns could cause a decrease in the effective yield of the notes below their stated coupon rates and could result in a loss to you when the return on the notes is translated into the currency by reference to which you measure your investment returns. There may be tax consequences for you as a result of any foreign exchange gains resulting from any investment in the notes. See "Certain U.S. Tax Considerations."

If you hold the notes in book-entry form, you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

        Unless and until definitive notes are issued in exchange for book-entry interest in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, the common depository, or its nominee, will be the sole holder of the notes.

        Payments of principal, interest and other amounts owing on or in respect of the U.S. dollar denominated notes in global form will be made to The Bank of New York as paying agent, which will make payments to The Depository Trust Company, or DTC. Thereafter, these payments will be credited to DTC participants' accounts (including Euroclear and Clearstream, Luxembourg) that hold book-entry interests in the U.S. dollar denominated notes in global form and credited by such participants to indirect participants. Payments on principal, interest and other amounts owing on or in respect of the sterling denominated and euro denominated notes in global form will be made to Bank of New York (Luxembourg) S.A., as Luxembourg Paying Agent, which will make payments to the common depository, which will in turn distribute payments to Euroclear and Clearstream, Luxembourg. Thereafter, payments will be made by Euroclear and Clearstream, Luxembourg to participants in these systems and then by these participants to indirect participants. After payment to DTC or the common depository, none of the issuer, any of its affiliates, the trustee or any payment agent will have any responsibility or liability for any aspect of the records relating to or payments of interest, principal or other amounts to DTC, Euroclear and/or Clearsteam, Luxembourg or to owners of book-entry interests.

        Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC, Euroclear and/or Clearstream, Luxembourg or, if applicable, from a participant. The issuer cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

        The lack of physical certificates could also:

  •
  result in payment delays on your certificates because the trustee will be sending distributions on the certificates to DTC and Euroclear and Clearstream, Luxembourg instead of directly to you;

  •
  make it difficult for you to pledge your certificates if physical certificates are required by the party demanding the pledge; and

  •
  hinder your ability to resell your certificates because some investors may be unwilling to buy certificates that are not in physical form. See "Description of Notes—Book-Entry; Delivery and Form."

You may be unable to recover in civil proceedings for U.S. securities laws violations.

        The issuer is an English public limited company incorporated under the laws of England and Wales with its registered office and principal place of business in England. Although the issuer's ultimate parent, NTL Incorporated, is a U.S. entity with its principal place of business in the U.S., substantially all of its assets are located outside the United States. All or substantially all of the assets of the intermediate holding companies, NTL Investment Holdings Limited and their subsidiaries are located outside the United States. As a result, it may not be possible for you to rely in the U.S. upon judgments of courts in the U.S. predicated upon the civil liability provisions of the securities laws of the United States.

USE OF PROCEEDS

        We will not receive any proceeds in connection with this offering of notes by the selling securityholders pursuant to this prospectus. The selling securityholders will receive all of the proceeds from any of these sales.

SELLING SECURITYHOLDER

        Selling securityholders, including their transferees, pledgees or donees or their successors and assigns, may from time to time offer and sell any or all of their notes pursuant to this prospectus.

        The following table sets forth as of June 1, 2005 information with respect to the selling securityholders, the principal amounts of notes beneficially owned by each selling securityholder prior to the offering and the maximum principal amount that may be offered under this prospectus. The information is based on information provided to us by the selling securityholders. The selling securityholders may offer all, some or none of the notes. Because the selling securityholders may offer all or some portion of the notes, no estimate can be given as to the amount of the notes that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes.

	Principal Amount Beneficially Owned prior to Offering(2)		Percentage		Maximum Principal Amount to be Offered Hereby	Owned After the Offering(3)
Selling Securityholders(1)
Affiliates and managed accounts of W.R. Huff Asset Management Co., L.L.C.(4)	£3,500,000	(5)	0.93	%(5)	£3,500,000	—
	$169,362,000	(6)	39.85	%(6)	$169,362,000	—

(1)
Information regarding the selling securityholders may change from time to time, since they may buy or sell notes.

(2)
A person or group of persons is deemed to have "beneficial ownership" of any notes when that person or group of persons has the right to acquire them within 60 days after the date of this prospectus.

(3)
Because the selling securityholder may offer all or some portion of their securities pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling securityholder upon termination of any sale. In addition, the selling securityholder identified above may have sold, transferred or otherwise disposed of all or a portion of these securities since the date for which beneficial ownership information was provided to us in transactions exempt from the registration requirements of the Securities Act. The selling securityholder may sell all, part or none of the securities listed above.

(4)
As of April 19, 2005, certain affiliates and managed accounts of W.R. Huff Asset Management Co., L.L.C. also owned approximately 9.8% of our outstanding common stock. William R. Huff is the president of the managing member of W.R. Huff Asset Management Co., L.L.C. and serves on our board of directors.

(5)
9.75% Senior Notes due 2014.

(6)
8.75% Senior Notes due 2014.

DESCRIPTION OF NOTES

        Definitions of certain terms used in this Description of Notes may be found below under the heading "Certain Definitions." For purposes of this section, the term:

  •
  "Issuer" refers to NTL Cable PLC, a public limited company incorporated under the laws of England and Wales,

  •
  "Notes" collectively refers to the Sterling Notes, the Dollar Notes, the Euro Notes and the Floating Rate Notes to be issued pursuant to the exchange offer and any Additional Notes (as defined below),

  •
  "Parent" refers to NTL Incorporated, the ultimate parent company of the issuer, which will guarantee the Notes on a senior basis,

  •
  "Intermediate Guarantors" collectively refers to Communications Cable Funding Corp. ("CCFC"), NTL (UK) Group, Inc., NTL Communications Limited and any future Subsidiary of CCFC of which the issuer is a Subsidiary, which will guarantee the Notes on a senior basis, with each individually referred to as an "Intermediate Guarantor," and

  •
  "NTLIH" refers to NTL Investment Holdings Limited, a direct wholly owned subsidiary of the issuer, which will guarantee the Notes on a senior subordinated basis.

        Parent will not be directly subject to the covenants under the Indenture. Parent's guarantee of the Notes is referred to in this section as the "Parent Guarantee."

        The Intermediate Guarantors and their Restricted Subsidiaries, including the issuer, will be subject to the covenants under the Indenture. Each Intermediate Guarantor's guarantee of the Notes is referred to in this section as an "Intermediate Guarantee." NTLIH is referred to from time to time in this section as the "Senior Subordinated Subsidiary Guarantor," and its guarantee of the Notes is referred to as the "Senior Subordinated Subsidiary Guarantee."

        Under limited circumstances, other Subsidiaries of the issuer may be required to guarantee the Notes. Any such Subsidiary is referred to as an "Additional Subsidiary Guarantor," and each such guarantee is referred to in this section as an "Additional Subsidiary Guarantee." The Senior Subordinated Subsidiary Guarantor and any Additional Subsidiary Guarantors will collectively be referred to as "Subsidiary Guarantors," and their guarantees will collectively be referred to as "Subsidiary Guarantees." Parent, the Intermediate Guarantors and the Subsidiary Guarantors are each referred to from time to time in this section as a "Note Guarantor," and each such guarantee is referred to in this section from time to time as a "Note Guarantee."

        The issuer originally issued the Notes under an Indenture, dated as of April 13, 2004 (the "Indenture"), among Parent, the Intermediate Guarantors, the issuer, the Subsidiary Guarantor and The Bank of New York, as Trustee (the "Trustee"), a copy of which is available from the issuer upon request. The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the issuer, Parent, the Intermediate Guarantors, each Subsidiary Guarantor and the Trustee under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939, as amended.

        Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Deed. A copy of the Intercreditor Deed shall be available on any Business Day upon prior written request at the offices of the Trustee and, for so long as any Notes are listed on the Luxembourg Stock Exchange, at the offices of the Luxembourg Paying Agent.

        Our Indenture:

  •
  Required the redemption of the 10% Senior Sterling Notes and 9 1/8% Senior Notes due 2008 of Diamond Holdings Limited ("Diamond Notes") and the 11.2% Senior Discount Debentures due 2007 ("Triangle Debentures") of NTL (Triangle) LLC ("Triangle"); and

  •
  Permitted us to dispose of our broadcast operations (referred to in the Indenture as ntl: broadcast) without restrictions on the use of proceeds from the disposition; and

  •
  Permits us to dispose of other operations, subject to restrictions on the use of proceeds from any such disposition.

        On May 13, 2004, we redeemed the Diamond Notes and the Triangle Debentures, as well as made Diamond Cable Communications Limited and its direct and indirect subsidiaries wholly-owned subsidiaries of the issuer as required by the terms of the indenture.

        On December 1, 2004, we reached an agreement to sell our broadcast operations to a consortium led by Macquarie Communications Infrastructure Group. The sale closed on January 31, 2005. The cash proceeds from the sale were approximately £1.27 billion, subject to a post-closing working capital adjustment which is still in the process of being finalized. Our broadcast operations provided site leasing, broadcast transmission, satellite, media, public safety communications and other network services, utilizing broadcast transmission infrastructure, wireless communications and other facilities.

        On May 9, 2005, we sold our operations in the Republic of Ireland for an aggregate purchase price of €325 million, subject to a post-closing adjustment.

        The events described above concerning the redemption of the Diamond Notes and Triangle Debentures and the sale of our broadcast operations should be considered when reading the covenants contained in this description of the exchange notes.

        The following description is only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge you to carefully read the Indenture as it, and not this description, governs your rights as Holders.

Overview of the Notes and the Guarantees

        The Notes:

  •
  are senior unsecured obligations of the issuer;

  •
  rank equally in right of payment with all existing and future Senior Indebtedness of the issuer, including any obligations owed by the issuer in respect of its guarantee of all obligations of the borrower under the New Credit Facility;

  •
  are senior in right of payment to all existing and future Subordinated Obligations of the issuer;

  •
  are effectively subordinated to any Secured Indebtedness of the issuer and its Subsidiaries, including any obligations owed by the issuer in respect of its guarantee of all obligations of the borrower under the New Credit Facility, to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent any such assets also secure the Notes on an equal and ratable or priority basis); and

  •
  are effectively subordinated to all liabilities (including all obligations under the New Credit Facility, any Indebtedness permitted to be Incurred by a Restricted Subsidiary of the issuer under the Indenture and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of the issuer, including the Senior Subordinated Subsidiary Guarantor (other than Senior Subordinated Indebtedness and Subordinated Obligations of the Senior Subordinated Subsidiary Guarantor).

        The Parent Guarantee:

  •
  is a senior unsecured obligation of Parent;

  •
  ranks equally in right of payment with all existing and future senior indebtedness of Parent;

  •
  is senior in right of payment to all existing and future Subordinated Obligations of Parent;

  •
  is effectively subordinated to any Secured Indebtedness of Parent and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent any such assets also secure the Parent Guarantee on an equal and ratable or priority basis); and

  •
  is effectively subordinated to all liabilities (including all obligations under the New Credit Facility, any Indebtedness permitted to be Incurred under the Indenture by CCFC or any Restricted Subsidiary and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of Parent, including the Intermediate Guarantors, the issuer and the Senior Subordinated Subsidiary Guarantor.

        The Intermediate Guarantee of each Intermediate Guarantor:

  •
  is a senior unsecured obligation of such Intermediate Guarantor;

  •
  ranks equally in right of payment with all existing and future senior indebtedness of such Intermediate Guarantor;

  •
  is senior in right of payment to all existing and future Subordinated Obligations of such Intermediate Guarantor;

  •
  is effectively subordinated to any Secured Indebtedness of such Intermediate Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (except to the extent any such assets also secure such Intermediate Guarantee on an equal and ratable or priority basis); and

  •
  is effectively subordinated to all liabilities (including all obligations under the New Credit Facility, any Indebtedness permitted to be Incurred by a Restricted Subsidiary of such Intermediate Guarantor under the Indenture and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of such Intermediate Guarantor, including other Intermediate Guarantors, as applicable, the issuer and the Senior Subordinated Subsidiary Guarantor.

        CCFC, NTL (UK) Group, Inc. and NTL Communications Limited were the only Intermediate Guarantors on the Closing Date. Any future Subsidiary of CCFC of which the issuer is a Subsidiary will be required to provide an Intermediate Guarantee as described below under "Intermediate Guarantees." Each such Subsidiary that is required in the future by the Indenture to become an Intermediate Guarantor will be required to do so by the execution of a supplemental indenture, containing an Intermediate Guarantee of the issuer's payment obligations under the Notes, that will become a part of the Indenture (and is considered such for the purposes of the Indenture and the Notes).

        The Senior Subordinated Subsidiary Guarantee:

  •
  is a senior unsecured subordinated obligation of the Senior Subordinated Subsidiary Guarantor;

  •
  ranks equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor;

  •
  is subordinated in right of payment to all existing and future Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor, including all obligations under the New Credit Facility;

  •
  is senior in right of payment to all existing and future Subordinated Obligations of the Senior Subordinated Subsidiary Guarantor;

  •
  is effectively subordinated to any Secured Indebtedness of the Senior Subordinated Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness (other than to the extent any such assets also secure the Senior Subordinated Subsidiary Guarantee on an equal and ratable or priority basis); and

  •
  is effectively subordinated to all liabilities (including any Indebtedness permitted to be Incurred under the Indenture by Restricted Subsidiaries of the Senior Subordinated Subsidiary Guarantor and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of the Senior Subordinated Subsidiary Guarantor.

        The circumstances under which the Senior Subordinated Subsidiary Guarantee may be released are described below under "Senior Subordinated Subsidiary Guarantee—Release of the Senior Subordinated Subsidiary Guarantee."

        Under limited circumstances, Subsidiaries of the issuer may be required to provide Additional Subsidiary Guarantees. The circumstances under which Additional Subsidiary Guarantees may be required are described below under "Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" and "Merger and Consolidation." The circumstances under which an Additional Subsidiary Guarantee may be released are described under "Additional Subsidiary Guarantees—Release of Additional Subsidiary Guarantees."

        Each of the issuer, Parent, the Intermediate Guarantors and the Senior Subordinated Subsidiary Guarantor has no revenue-generating operations of its own. To make payment on the Notes or the Note Guarantees, as applicable, each will depend on cash flows received from its subsidiaries and payments under intercompany loans, including convertible unsecured loan stock. See "Risk Factors—Risks Related to the Notes and Our Capital Structure—Our ability to make payments under the notes is dependent on our ability to obtain cash from our subsidiaries and our subsidiaries might not be able to make payments to us in some circumstances." Moreover, the Intermediate Guarantors, the issuer and the other Restricted Subsidiaries will be able to Incur substantial amounts of Indebtedness in the future, including Indebtedness that will be effectively senior to the Notes and the Guarantees thereof. See "Ranking" and "Certain Covenants—Limitation on Indebtedness" below.

Treatment of Diamond Cable Communications Limited

        As of the Closing Date, all of the Subsidiaries of CCFC, including the issuer, were designated as "Restricted Subsidiaries." Although at that time they were not Subsidiaries of CCFC, Diamond Cable Communications Limited ("Diamond") and all of its Subsidiaries were nonetheless required to be treated by the issuer and Parent for all purposes of the Indenture and the Notes as if they were Restricted Subsidiaries. Diamond and its Subsidiaries will be referred to in this section from time to time as "Restricted Companies." Parent was required under the New Credit Facility to make the Restricted Companies Wholly Owned Subsidiaries of the issuer within 90 days of the Closing Date which occurred on May 13, 2004.

Unrestricted Subsidiaries; Treatment of Broadcast Business Companies

        Subject to the limitations described below under the caption "Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," CCFC may from time to time designate any of its Subsidiaries other than the issuer as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture.

        In addition, as permitted under the terms of the Indenture, CCFC reorganized the businesses included in the former ntl: broadcast segment into separate Subsidiaries and designated those

Subsidiaries as Unrestricted Subsidiaries. As noted above, NTL entered into an agreement for the sale of its broadcast operations on December 1, 2004, and the transaction closed on January 31, 2005. NTL's use of proceeds from the sale of its broadcast operations is relatively unconstrained by the covenants under the Indenture.

Intercompany Funding

        We fund many of our activities through intercompany Indebtedness. All of these intercompany loans are owed by CCFC or a Restricted Subsidiary to CCFC or a Restricted Subsidiary, except for the two following intercompany loans entered into in connection with the sale of our broadcast operations, which closed on January 31, 2005:

  •
  NTL Chichester Limited has provided a loan to NTL Funding Limited in the amount of approximately £79 million. The loan was made in connection with the use of proceeds from the sale.

  •
  NTL Digital Ventures Limited has loaned NTL £10 million in connection with the use of proceeds from the sale.

Principal, Maturity and Interest

        The Sterling Notes were initially offered in the aggregate principal amount of £375 million and were issued in denominations of £1,000 and integral multiples of £1,000. The Dollar Notes were initially offered in an aggregate principal amount of $425 million and were issued in denominations of $1,000 and integral multiples of $1,000. The Euro Notes were initially offered in the aggregate principal amount of €225 million and were issued in denominations of €1,000 and integral multiples of €1,000. The Fixed Rate Notes will mature on April 15, 2014.

        The Floating Rate Notes were initially offered in the aggregate principal amount of $100 million and were issued in minimum denominations of $1,000 and integral multiples of $1,000. The Floating Rate Notes will mature on October 15, 2012.

        The exchange notes were issued in connection with the exchange offer, pursuant to which the Fixed Rate Notes and the Floating Rate Notes were exchanged for exchange notes in like principal amounts.

        Interest on the Sterling Notes will accrue at the rate of 9.75% per annum. Interest on the Dollar Notes will accrue at the rate of 8.75% per annum. Interest on the Euro Notes will accrue at the rate of 8.75% per annum. Each Fixed Rate Note we issue will bear interest beginning on the Closing Date, or from the most recent date to which interest has been paid or provided for on either the Fixed Rate Notes or the exchange notes, for which the Fixed Rate Notes will be exchanged. The issuer will pay interest semi-annually to Holders of Fixed Rate Notes of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year. The issuer will begin paying interest to Holders of Fixed Rate Notes on October 15, 2004. Interest on the Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

        Interest on the Floating Rate Notes will accrue at a floating rate as determined in accordance with the procedures described below. The Floating Rate Notes will bear interest beginning on the Closing Date or from the most recent date to which interest has been paid or provided for on either the Floating Rate Notes or the exchange notes, for which the Floating Rate Notes will be exchanged. The issuer will pay interest quarterly to Holders of record of Floating Rate Notes at the close of business on the January 1, April 1, July 1 or October 1 immediately preceding the interest payment date on January 15, April 15, July 15 or October 15 of each year. The issuer will begin paying interest to Holders of Floating Rate Notes on July 15, 2004.

        The Floating Rate Notes will bear interest for each period at a rate determined by The Bank of New York, acting as calculation agent. The interest rate on the Floating Rate Notes for a particular interest period will be a per annum rate equal to LIBOR, as determined on the interest determination date, plus 5.00%. The interest determination date for an interest period will be the second London business day preceding the first day of such interest period. Promptly upon determination, the calculation agent will inform the Trustee and the issuer of the interest rate for the next interest period. Interest on the Floating Rate Notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year. Absent manifest error, the determination of the interest rate by the calculation agent will be binding and conclusive on the Holders of the Floating Rate Notes, the Trustee and the issuer.

        "LIBOR" means the London interbank offered rate. "London business day" is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

        On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1.0 million, as such rate appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on such interest determination date. If Telerate Page 3750 is replaced by another service or ceases to exist, the calculation agent will use the replacing service or such other service that may be nominated by the British Bankers' Association for the purpose of displaying LIBOR for U.S. dollar deposits.

        If no offered rate appears on Telerate Page 3750 on an interest determination date at approximately 11:00 a.m., London time, then the calculation agent (after consultation with the issuer) will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate (expressed as a percentage per annum) at which deposits for a three-month period (beginning on the second London business day after the interest determination date) in U.S. dollars in amounts of at least $1.0 million are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of a single transaction in that market at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and will request each of them to provide a quotation of the rate (expressed as a percentage per annum) offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months in an amount of at least $1.0 million that is representative of a single transaction in that market at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then-current interest period.

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

        The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

        The calculation agent will, upon the request of the Holder of any Floating Rate Note, provide the interest rate then in effect with respect to the Floating Rate Notes.

        All series of Notes will, and any Additional Notes subsequently issued under the Indenture may, be treated as a single class for all purposes under the Indenture, except as described under "Optional Redemption of Fixed Rate Notes," "Optional Redemption of Floating Rate Notes" and "Amendment, Supplement and Waiver."

Indenture May Be Used for Future Issuances

        From time to time, the issuer may issue additional Notes of any series having identical terms and conditions to the Notes it is currently offering (the "Additional Notes"). The issuer is permitted to issue such Additional Notes only if at the time of such issuance CCFC and its Restricted Subsidiaries, including the issuer, are in compliance with the covenant described below under "Certain Covenants—Limitation on Indebtedness." Any Additional Notes may be treated with the Notes as a single class and may vote on all matters with such Notes except as described under the caption "Amendment, Supplement and Waiver."

Paying Agents and Registrar

        The Trustee will initially act as Paying Agent and Registrar for the Notes. In addition, if and for so long as any such Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the issuer shall have appointed a Person located in Luxembourg reasonably acceptable to the Trustee as an additional paying agent and transfer agent for the Notes. The issuer may change the Paying Agent or Registrar for the Notes without prior notice to the Holders of such Notes. However, if and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the issuer will publish notice of the change in the Paying Agent and Registrar in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

        The issuer undertakes that, if European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 is brought into force, the issuer will ensure that it maintains a paying agent in a Member State that will not be obliged to withhold or deduct tax pursuant to such Directive.

Optional Redemption of Fixed Rate Notes

        Except as set forth under "—Make-Whole Redemption" and "—Equity Proceeds Redemption" and under the heading "Optional Redemption for Tax Reasons," the issuer may not redeem the Fixed Rate Notes prior to April 15, 2009. On or after this date, the issuer may redeem the Fixed Rate Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Redemption Year	Sterling Notes Redemption Price	Dollar Notes Redemption Price	Euro Notes Redemption Price
2009	104.875%	104.375%	104.375%
2010	103.250%	102.917%	102.917%
2011	101.625%	101.458%	101.458%
2012 and thereafter	100%	100%	100%

Make-Whole Redemption

        The issuer may also choose to redeem the Fixed Rate Notes prior to April 15, 2009, in whole or in part, on not less than 30 nor more than 60 days' prior notice, by paying a redemption price equal to the sum of:

  (a)
  100% of the principal amount of the Fixed Rate Notes to be redeemed, plus

  (b)
  the Applicable Premium,

plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Equity Proceeds Redemption

        Prior to April 15, 2007, the issuer may, on one or more occasions, also redeem up to a maximum of 40% of the original aggregate principal amount of each series of Fixed Rate Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings. The redemption price of the Sterling Notes is equal to 109.750% of the principal amount thereof, and the redemption price of the Dollar Notes and Euro Notes is equal to 108.750% of the principal amount thereof, each plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1)
after giving effect to any such redemption at least 60% of the original aggregate principal amount of each series of the Fixed Rate Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

(2)
any such redemption by the issuer must be made within 120 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Optional Redemption of Floating Rate Notes

        On or after this date, the issuer may redeem the Floating Rate Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Redemption Year	Redemption Price
2005	103%
2006	102%
2007	101%
2008 and thereafter	100%

Payments of Additional Amounts

        All payments made under or with respect to the Notes shall be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including related penalties, interest and other liabilities) (hereinafter, "Taxes") imposed or levied by or on behalf of the government of the United Kingdom, the United States or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the issuer or any Note Guarantor is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (each, a "Relevant Taxing Jurisdiction"), unless the issuer or any Note Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

        If the issuer or a Note Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the issuer or the applicable Note Guarantor shall pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by the Holders and beneficial owners (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holders and beneficial owners would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

  (1)
  any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding of such Note),

  (2)
  any estate, inheritance, gift, sales, excise, transfer, personal property Tax or similar Tax,

  (3)
  any Taxes which are payable otherwise than by withholding from payments of (or in respect of) principal of, or any premium or interest on, the Notes,

  (4)
  any Taxes that are imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a Note with a request by the issuer addressed to the Holder or such beneficial owner (A) to provide information concerning the nationality, residence, identity or present or former connection with a Relevant Taxing Jurisdiction of the Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any certification, information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax,

  (5)
  any withholding or deduction imposed on a payment to an individual required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with an introduction in order to conform to, such Directive, or

  (6)
  any combination of items (1), (2), (3), (4) and (5) above.

        The issuer or such Note Guarantor also will not be required to pay Additional Amounts:

  (a)
  if the payment could have been made without deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that such beneficiary would have been entitled to Additional Amounts had the Note been presented on the last day of the 30-day period),

  (b)
  with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any Holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note, or

  (c)
  if the Note is presented for payments by or on behalf of a Holder or beneficial owner who would be able to avoid a withholding or deduction by presenting the relevant Note to another paying agent in a Member State.

        If the issuer or any Note Guarantor will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or the relevant Note Guarantee, as applicable, the issuer or such Note Guarantor, as applicable, will deliver to the Trustee at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the issuer or the Note Guarantor, as applicable, shall notify the Trustee promptly thereafter but in no event later than two Business Days prior to the date of payment) notice of payment in the form of an Officer's Certificate. In either circumstance, the Officer's Certificate must state that Additional Amounts will be payable and the amount so payable. The Officer's Certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to Holders and beneficial owners on the relevant payment date.

        Upon request, the issuer will provide the Trustee with official receipts or other documentation satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

        Whenever in this "Description of Notes" there is mentioned, in any context:

  •
  the payment of principal,

  •
  purchase prices in connection with a purchase of Notes,

  •
  interest, or

  •
  any other amount payable on or with respect to any of the Notes,

that reference shall be deemed to include payment of Additional Amounts provided for in this section and Special Interest to the extent that, in such context, Additional Amounts or Special Interest are, were or would be payable in respect thereof.

        The issuer or a Note Guarantor will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Note Guarantees, the Indenture or any other related document or instrument, or the receipt of any payments with respect to the Notes or the Note Guarantees, excluding taxes, charges or similar levies imposed by any jurisdiction outside of the United Kingdom, the United States, the jurisdiction of incorporation of any successor of the issuer or any jurisdiction in which a paying agent is located, and the issuer will agree to indemnify the Holders or the Trustee for any such taxes paid by the Holders or the Trustee.

        The preceding provisions will survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the issuer is organized or any political subdivision or taxing authority or agency thereof or therein.

Optional Redemption for Tax Reasons

        The issuer may, at its option, redeem all, but not less than all, of the then-outstanding Notes at any time upon giving not less than 30 nor more than 60 days' notice to the Holders (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (a "Tax Redemption Date") and all Additional Amounts, if any, that will become due on the Tax Redemption Date as a result of such redemption or otherwise (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if the issuer determines that (1) it has become obligated or on the occasion of the next payment due in respect of the Notes, it will be obligated to pay Additional Amounts and (2) the payment obligation cannot be avoided by the issuer taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction), as a result of:

  (A)
  any change in, or amendment to, the laws or treaties (or any regulations, protocols or rulings promulgated thereunder) of the United Kingdom or any other Relevant Taxing Jurisdiction affecting taxation, which change or amendment becomes effective on or after the Closing Date,

  (B)
  any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the Closing Date, or

  (C)
  the issuance of definitive Notes due to the notification by DTC or each of Euroclear and Clearstream, Luxembourg that it is unwilling or unable to continue to act as, or ceases to be, a clearing agency in respect of the Notes, if no successor is able to be appointed by the issuer within 120 days of the notification. See "Book-Entry; Delivery and Form."

        The notice of redemption may not be given earlier than 120 days prior to the earliest date on which the issuer would be obligated to make a payment or withholding if a payment in respect of the Notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the issuer will deliver to the Trustee an Officer's Certificate and Opinion of Counsel to the effect that the circumstances referred to above exist. The Trustee shall accept the Officer's Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above.

Sinking Fund

        The Notes will not be entitled to the benefit of any sinking fund.

Selection

        If the issuer partially redeems any series of the Notes, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. No Note of £1,000 in original principal amount or less (in the case of Sterling Notes), $1,000 in original principal amount or less (in the case of Floating Rate Notes and Dollar Notes), or €1,000 in original principal amount or less (in the case of Euro Notes) will be redeemed in part. If the issuer redeems any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with any paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest thereon, if any, on the Notes to be redeemed (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Ranking

        The Notes are unsecured Senior Indebtedness of the issuer and rank equally in right of payment with all the existing and future Senior Indebtedness of the issuer, including any obligations owed by the issuer in respect of its guarantee of all obligations of the borrower under the New Credit Facility. The Notes also are effectively subordinated to any Secured Indebtedness of the issuer and its Subsidiaries, including any obligations owed by the issuer in respect of its guarantee of all obligations of the borrower under the New Credit Facility, to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent that any such assets also secure the Notes on an equal and ratable basis). The Notes are senior in right of payment to all existing and future Subordinated Obligations of the issuer.

        The Parent Guarantee is senior indebtedness of Parent, is unsecured, ranks equally in right of payment to all existing and future senior indebtedness of Parent and ranks senior in right of payment with all existing and future Subordinated Obligations of Parent. The Parent Guarantee is effectively subordinated to any Secured Indebtedness of Parent and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent that any such assets also secure the Parent Guarantee on an equal and ratable or priority basis). The Parent Guarantee also is effectively subordinated to all liabilities (including all obligations under the New Credit Facility, additional Indebtedness permitted to be Incurred by CCFC or any Restricted Subsidiary under the Indenture, and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of Parent, including the Intermediate Guarantors, the issuer and the Senior Subordinated Subsidiary Guarantor.

        Each Intermediate Guarantee is senior indebtedness of the applicable Intermediate Guarantor, is unsecured, ranks equally in right of payment to all existing and future senior indebtedness of such Intermediate Guarantor and ranks senior in right of payment with all existing and future Subordinated Obligations of such Intermediate Guarantor. Each Intermediate Guarantee is effectively subordinated to any Secured Indebtedness of the applicable Intermediate Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent that any such assets also secure the relevant Intermediate Guarantee on an equal and ratable or priority basis). Each Intermediate Guarantee also is effectively subordinated to all liabilities (including all obligations under the New Credit Facility, additional Indebtedness permitted to be Incurred by a Restricted Subsidiary of such Intermediate Guarantor under the Indenture, and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of the applicable Intermediate Guarantor, including other Intermediate Guarantors, as applicable, the issuer and the Senior Subordinated Subsidiary Guarantor.

        The Senior Subordinated Subsidiary Guarantee is Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor, is unsecured, is subordinated in right of payment to all existing and future Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor (including all obligations under the New Credit Facility, additional Indebtedness permitted to be Incurred under the Indenture, and Trade Payables), ranks equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor and is senior in right of payment to all existing and future Subordinated Obligations of the Senior Subordinated Subsidiary Guarantor. The Senior Subordinated Subsidiary Guarantee is effectively subordinated to any Secured Indebtedness of the Senior Subordinated Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent that such assets also secure the Senior Subordinated Subsidiary Guarantee on an equal and ratable or priority basis). The Senior Subordinated Subsidiary Guarantee also is effectively subordinated to all liabilities (including all obligations under the New Credit Facility, additional Indebtedness permitted to be Incurred by Restricted Subsidiaries of the Senior Subordinated Subsidiary Guarantor under the Indenture, and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of the Senior Subordinated Subsidiary Guarantor.

        The issuer expects to conduct all of its operations through its Subsidiaries. Creditors, including trade creditors, and preferred shareholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries, including the Senior Subordinated Subsidiary Guarantor (except to the extent of any Indebtedness of the Senior Subordinated Subsidiary Guarantor ranking pari passu with or junior to the Senior Subordinated Subsidiary Guarantee), over the claims of creditors of the issuer, including Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including creditors under the New Credit Facility, trade creditors, and preferred shareholders, if any, of Subsidiaries of the issuer, other than creditors under Senior Subordinated Indebtedness or Subordinated Obligations of the Senior Subordinated Subsidiary Guarantor.

        Assuming that the issuance of the Notes and the refinancing transaction were completed as of December 31, 2003, there would have been outstanding:

  (1)
  no Indebtedness of the Intermediate Guarantors, other than the Intermediate Guarantees and intercompany Indebtedness owed to other Intermediate Guarantors or Restricted Subsidiaries and the intercompany loan owed to Parent by CCFC;

  (2)
  no Indebtedness of the issuer, other than the Notes, the guarantee by the issuer of all obligations of the borrower under the New Credit Facility and intercompany Indebtedness owed to Intermediate Guarantors;

  (3)
  Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor of £2,175,000,000 under the New Credit Facility (exclusive of an undrawn revolving tranche of £250,000,000 under the New Credit Facility) and any Hedging Obligations related thereto, all of which would have been Secured Indebtedness;

  (4)
  no Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor (other than the Senior Subordinated Subsidiary Guarantee) and no Indebtedness of the Senior Subordinated Subsidiary Guarantor that is subordinate or junior in right of payment to the Senior Subordinated Subsidiary Guarantee (other than intercompany Indebtedness owed to the issuer and the Intermediate Guarantors); and

  (5)
  Indebtedness of CCFC and its Restricted Subsidiaries other than Indebtedness owed to CCFC and its Restricted Subsidiaries and other than Indebtedness under the New Credit Facility, of £201.3 million. Of this amount, (A) £41.8 million primarily represents amounts owed under capital leases and (B) £159.5 million represents amounts owed under intercompany loans that are expressly subordinated to the Notes.

        Although the Indenture will limit the Incurrence of Indebtedness by CCFC, the issuer and the other Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. CCFC, the issuer and the other Restricted Subsidiaries will be able to Incur substantial amounts of additional Indebtedness. Such Indebtedness may be Senior Indebtedness or may otherwise be effectively senior to the Notes, the Intermediate Guarantees and the Senior Subordinated Subsidiary Guarantee. In particular, Restricted Subsidiaries that are Subsidiaries of the issuer may Incur additional capital markets Indebtedness which, under the terms of the Indenture, can be secured and guaranteed and can benefit from restrictions limiting the ability of those Subsidiaries to pay dividends to the issuer. See "Certain Covenants—Limitation on Indebtedness" below. The Indenture does not limit the Incurrence of Indebtedness by Parent and any Unrestricted Subsidiary.

        The ability of the issuer to service its Indebtedness, including the Notes, is dependent upon the earnings of its Subsidiaries and the ability of those Subsidiaries to distribute those earnings as dividends, loans or other payments to the issuer. In particular, the ability of its Subsidiaries to transfer funds to the issuer (in the form of cash dividends, loans, advances or otherwise) may be limited by financial assistance rules, corporate benefit laws, other corporate laws, banking or other regulations. For example, restrictions under English and Irish company law prohibit Subsidiaries that are incorporated in England and Wales and the Republic of Ireland from paying dividends except out of profits legally available for distribution. If these restrictions are applied to the Subsidiaries of the issuer that are not Subsidiary Guarantors, then the issuer would not be able to use the earnings of those Subsidiaries to make payments on the Notes to the extent that such earnings cannot otherwise be paid lawfully to the issuer (directly or through Subsidiaries of the issuer). In addition, contractual obligations of the Subsidiaries of the issuer, including financing arrangements such as the New Credit Facility and the Intercreditor Deed, limit and may in the future limit the ability of Subsidiaries to transfer funds to the issuer. As noted above, agreements relating to future Indebtedness of the Subsidiaries of the issuer, including capital markets Indebtedness, may include such limitations. See "Risk Factors—Risks Related to the Notes and Our Capital Structure—Our ability to make payments under the notes is dependent on our ability to obtain cash from our subsidiaries, and our subsidiaries might not be able to make payments to us in some circumstances."

Parent Guarantee

        Parent will fully and unconditionally guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or in respect of the Notes, expenses, indemnification or otherwise. The Parent Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by Parent without rendering the Parent Guarantee voidable under applicable law relating to ultra vires, corporate benefit, fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

Intermediate Guarantees

        Each Intermediate Guarantor will fully and unconditionally guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or in respect of the Notes, expenses, indemnification or otherwise. Each Intermediate Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by the relevant Intermediate Guarantor without rendering such Intermediate Guarantee voidable under applicable law relating to ultra vires, corporate benefit, fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

        Any future Subsidiary of CCFC of which the issuer is a Subsidiary will be required to provide an Intermediate Guarantee. Each such Subsidiary will be required to do so by the execution of a supplemental indenture, containing an Intermediate Guarantee of the issuer's payment obligations under the Notes, that will become a part of the Indenture (and is considered such for the purposes of the Indenture and the Notes).

Senior Subordinated Subsidiary Guarantee

        Subject to the terms of the Intercreditor Deed, NTLIH will guarantee, on a senior subordinated basis, the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or in respect of the Notes, expenses, indemnification or otherwise (all such obligations being herein called the "Guaranteed Obligations").

Release of the Senior Subordinated Subsidiary Guarantee

        Subject to the following paragraph, the Senior Subordinated Subsidiary Guarantee, once it becomes due, is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

        The Senior Subordinated Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Senior Subordinated Subsidiary Guarantee, and the Senior Subordinated Subsidiary Guarantee shall thereupon terminate and be discharged and be of no further force or effect,

  (1)
  concurrently with any sale by way of enforcement by the relevant Security Trustee (as defined in the Intercreditor Deed) of a security interest therein of (x) all of the Capital Stock of the Senior Subordinated Subsidiary Guarantor or any parent company of the Senior Subordinated Subsidiary Guarantor or (y) all or substantially all of the assets of the Senior Subordinated Subsidiary Guarantor, in each case so long as:

  (A)
  the proceeds of such sale are in cash (or substantially in all cash) and are applied in the manner described under "—Turnover and Application of Proceeds;"

  (B)
  the Senior Subordinated Subsidiary Guarantor is released from its obligations in respect of any other Indebtedness of CCFC, the issuer or any other Restricted Subsidiary; provided, however, that nothing in this clause (B) or in the Intercreditor Deed shall require the release by the Senior Subordinated Subsidiary Guarantor or any of its Subsidiaries of any of their obligations in respect of the New Credit Facility; and

  (C)
  the sale is made pursuant to either a public auction or a competitive bid process to obtain the best price reasonably obtainable given the then-current condition (financial or otherwise), earnings, business, assets and prospects of the Senior Subordinated Subsidiary Guarantor and its Subsidiaries, the Security Trustee having consulted with an internationally recognized investment bank (including without limitation and to the extent appropriate a lender under the New Credit Facility or a relationship bank of the issuer or its Subsidiaries) or an internationally recognized accounting firm regarding the appropriate procedures for obtaining the best price for the shares or assets, considered the recommendations of that investment bank or accounting firm and used its reasonable efforts to cause the procedures recommended by that investment bank or accounting firm to be implemented in all material respects in relation to the sale and to permit Holders to participate in the sale process as bidders; provided, however, that the Security Trustee shall not be under any further obligation to cause such recommendation to be implemented to the extent not implemented in connection with such sale by the relevant court, authority or other third party required to act in connection with such sale; provided further, however, that such reasonable efforts will, to the extent permitted by applicable law, include attempting to conduct such sale process other than through a court or legal proceeding.

  (2)
  concurrently with any sale by an administrator under the U.K. Insolvency Act 1986 of (x) all of the Capital Stock of the Senior Subordinated Subsidiary Guarantor or any parent company of the Senior Subordinated Subsidiary Guarantor or (y) all or substantially all of the assets of the Senior Subordinated Subsidiary Guarantor, in each case so long as:

  (A)
  the administrator is an insolvency practitioner whose appointment the Trustee has not objected to (acting reasonably) under the provisions of the U.K. Insolvency Act 1986 relating to the selection of a person or persons to be an administrator;

  (B)
  the proceeds of such sale are in cash (or substantially in all cash) and are applied in the manner described under "—Turnover and Application of Proceeds;"

  (C)
  the Senior Subordinated Subsidiary Guarantor is released from its obligations in respect of any other Indebtedness of CCFC, the issuer or any other Restricted Subsidiary; provided, however, that nothing in this clause (C) or in the Intercreditor Deed shall require the release by the Senior Subordinated Subsidiary Guarantor or any of its Subsidiaries of any of their obligations in respect of the New Credit Facility; and

  (D)
  the sale is made pursuant to either a public auction or a competitive bid process to obtain the best price reasonably obtainable given the then-current condition (financial or otherwise), earnings, business, assets and prospects of the Senior Subordinated Subsidiary

      Guarantor and its Subsidiaries, the administrator having consulted with an internationally recognized investment bank (including without limitation and to the extent appropriate a lender under the New Credit Facility or a relationship bank of the issuer or its Subsidiaries) or an internationally recognized accounting firm regarding the appropriate procedures for obtaining the best price for the shares or assets, considered the recommendations of that investment bank or accounting firm and used its reasonable efforts to cause the procedures recommended by that investment bank or accounting firm to be implemented in all material respects in relation to the sale and to permit Holders to participate in the sale process as bidders.

  (3)
  upon legal or covenant defeasance of the issuer's obligations or satisfaction and discharge of the Indenture; or

  (4)
  upon designation of the Senior Subordinated Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture, including the covenant described under "Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries."

        Upon the presentation of an Officer's Certificate with respect to the occurrence of an event specified in the preceding paragraph, the Trustee will execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the Senior Subordinated Subsidiary Guarantee.

        Neither the issuer nor the Senior Subordinated Subsidiary Guarantor will be required to make a notation on the Notes to reflect the Senior Subordinated Subsidiary Guarantee or any such release, termination or discharge. In the event that the Senior Subordinated Subsidiary Guarantor is released from its obligations under the Senior Subordinated Subsidiary Guarantee at a time when the Notes are listed on the Luxembourg Stock Exchange, the issuer will, to the extent required by the rules of the Luxembourg Stock Exchange, publish notice of the release of the Senior Subordinated Subsidiary Guarantee in a daily leading newspaper with general circulation in Luxembourg (expected to be the Luxemburger Wort) and send a copy of such notice to the Luxembourg Stock Exchange.

Subordination of the Senior Subordinated Subsidiary Guarantee

General

        The Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor is a senior subordinated Guarantee, which means that the Senior Subordinated Subsidiary Guarantee ranks behind, and is expressly subordinated to, all the existing and future Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor, including any obligations owed by the Senior Subordinated Subsidiary Guarantor in respect of Bank Indebtedness. The ability to take enforcement action against the Senior Subordinated Subsidiary Guarantor under the Senior Subordinated Subsidiary Guarantee is subject to significant restrictions imposed by the Intercreditor Deed. See "Risk Factors—Risks Related to the Notes and Our Capital Structure—You may not be able to enforce the guarantee by NTL Investment Holdings Limited due to the subordination and restrictions on enforcement of that guarantee."

Limitations on Paying the Senior Subordinated Subsidiary Guarantee

        The obligations under the Senior Subordinated Subsidiary Guarantee will not become due and the Senior Subordinated Subsidiary Guarantor will not be permitted to make any payment in respect of principal of, premium, if any, or interest on the Notes and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the Senior Subordinated Subsidiary Guarantee") if a Senior Payment Default occurs unless such Senior Payment Default has been cured or waived and any such acceleration has been rescinded or the Bank Indebtedness under which such Senior Payment Default occurred has been discharged or paid in full in cash. Regardless of the foregoing, the Senior Subordinated Subsidiary Guarantee will become due and obligations thereunder will be payable if the Senior Subordinated Subsidiary Guarantor and the Trustee receive written notice approving such payment from the Representative of the relevant Bank Indebtedness or Designated Senior Indebtedness.

        During the continuance of any Senior Default (other than a Senior Payment Default), the obligations under the Senior Subordinated Subsidiary Guarantee will not become due for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee of written notice (a "Blockage Notice") of such Senior Default from the Representative under the relevant Bank Indebtedness or Designated Senior Indebtedness under which such Senior Default occurred to effect a Payment Blockage Period and ending 179 days thereafter; provided that a Blockage Notice is only permitted to be served on or before the date that is 45 days after the date on which notice of a Senior Default (other than a Senior Payment Default) has been received by a Representative. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice of the termination of such Blockage Notice to the Trustee and the issuer from the Person or Persons who gave such Blockage Notice;

  (2)
  because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing;

  (3)
  because the Bank Indebtedness or Designated Senior Indebtedness under which such Senior Default occurred has been discharged or repaid in full in cash; or

  (4)
  because of the expiry of any standstill period (as described below) in existence on the date of service of the Blockage Notice.

        Notwithstanding the provisions described above, unless the holders of such Bank Indebtedness or Designated Senior Indebtedness or the Representative of such Bank Indebtedness or Designated Senior Indebtedness have accelerated the maturity thereof, the Senior Subordinated Subsidiary Guarantee will become due and the Senior Subordinated Subsidiary Guarantor will be permitted to resume making payments in respect of the Senior Subordinated Subsidiary Guarantee after the end of such Payment Blockage Period. The Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor shall not be subject to more than one Blockage Notice in any 360-day period or in respect of the same event or circumstance.

Standstill on Enforcement

        Notwithstanding that a failure by the issuer to make any payment on the Notes when due would constitute an Event of Default under the Indenture and would enable the Trustee and the Holders of the Notes to accelerate the maturity of the Notes, the Senior Subordinated Subsidiary Guarantee will provide that, prior to the repayment of all obligations in respect of Bank Indebtedness and Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor, the obligations under the Senior Subordinated Subsidiary Guarantee are not due (and no demand may be made on the Senior Subordinated Subsidiary Guarantor) until:

  (1)
  (A) any obligor under the New Credit Facility makes a general assignment for the benefit of or a composition with its creditors generally or a general moratorium is declared in respect of the Indebtedness of such obligor, (B) an order is made for winding-up, dissolution or administration of an obligor under the New Credit Facility or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets, or (C) any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in clauses (A) and (B); or

  (2)
  each of the following shall have occurred:

  (A)
  a default in payment of any amounts due under the Indenture or the Notes or in respect of any intercompany liabilities owed by the Senior Subordinated Subsidiary Guarantor to the issuer has occurred;

  (B)
  the Trustee or the issuer (in its capacity as intercompany creditor) has notified the Representative under such Bank Indebtedness and Designated Senior Indebtedness in writing of such default;

  (C)
  a period of not less than 179 days has passed from the date of receipt by a Representative under such Bank Indebtedness and Designated Senior Indebtedness of that notice; and

  (D)
  at the end of such 179-day period, the default is continuing and has not been waived; or

  (3)
  any Indebtedness outstanding under such Bank Indebtedness or Designated Senior Indebtedness has been declared to be prematurely due and payable or payable on demand (and demand has been made) by reason of an event of default, as defined in such Bank Indebtedness or Designated Senior Indebtedness; or

  (4)
  enforcement action has been taken by or on behalf of the lenders under the security documents granted pursuant to, or securing Indebtedness outstanding under, such Bank Indebtedness or Designated Senior Indebtedness pursuant to which any assets of the issuer or any Restricted Subsidiary thereof are disposed of or sold.

        Since the obligations of the Senior Subordinated Subsidiary Guarantor under the Senior Subordinated Subsidiary Guarantee will not be due until the occurrence of the events described above, the Trustee may not make a demand under or bring any enforcement action on the Senior Subordinated Subsidiary Guarantee, including but not limited to the commencement or support of insolvency proceedings with respect to, the Senior Subordinated Subsidiary Guarantor, until such time.

Subordination on Insolvency

        In the event of a liquidation, dissolution, bankruptcy, insolvency or similar proceeding involving the issuer or any of its Subsidiaries, in general:

  •
  creditors under Bank Indebtedness and Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor will be entitled to payment in full of all amounts outstanding under such Bank Indebtedness and Designated Senior Indebtedness, pursuant to the terms of the Intercreditor Deed, before the Holders would be entitled to payments under the Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor and, as a result, before the Holders of the Notes would ultimately receive any payments on the Notes pursuant to the Senior Subordinated Subsidiary Guarantee; and

  •
  the Holders will be required, pursuant to the terms of the Intercreditor Deed, to turn over any amounts they receive in respect of the Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor to the Security Agent until all outstanding Bank Indebtedness and Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor is paid in full.

        The Security Trustee will be directed to apply such amounts in the manner described under "—Turnover and Application of Proceeds."

Turnover and Application of Proceeds

        If at any time when any Bank Indebtedness or Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor is or may be outstanding and the Senior Subordinated Subsidiary Guarantor makes any payment or distribution in cash or in kind on account of the Senior Subordinated Subsidiary Guarantee when such payment or distribution is not permitted by the covenant described under "—Limitations on Paying the Senior Subordinated Subsidiary Guarantee," then the Trustee (to the extent that it has actual knowledge that such payment is so prohibited) or the Holder receiving such payment, as applicable, will be required to turn over such amounts to the Security Trustee (in the case of the Trustee, only at such time as it has received a proper written request from the holders or Representative of such Bank Indebtedness or Designated Senior Indebtedness) and such amounts shall be applied as follows:

  •
  first, any liabilities owed to the Trustee under the Indenture in respect of any costs, charges or expenses incurred by or payable to it in its capacity as Trustee under the Indenture pari passu with the Security Trustee under the New Credit Facility in respect of any costs, charges or expenses incurred by or payable to it in its capacity as Security Trustee under the New Credit Facility;

  •
  second, any liabilities owed to the lenders under the New Credit Facility and other senior creditors;

  •
  third, any liabilities owed to the Holders in respect of the Senior Subordinated Subsidiary Guarantee and any other senior subordinated creditors; and

  •
  fourth, any intercompany liabilities owed to the issuer by the Senior Subordinated Subsidiary Guarantor.

        Any additional amounts remaining after discharge of these liabilities will be paid to the relevant obligor or any other Person entitled thereto.

        Because of the foregoing subordination provisions, holders of Bank Indebtedness and Designated Senior Indebtedness (including trade creditors) of the Senior Subordinated Subsidiary Guarantor may recover disproportionately more than the Holders of the Notes recover in a bankruptcy or similar proceeding relating to the Senior Subordinated Subsidiary Guarantor. This could apply even if the Senior Subordinated Subsidiary Guarantee ranked pari passu in right of payment with the other creditors' claims. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of, premium, if any, or interest on the Notes.

        Payment from the money or the proceeds of European Government Obligations, U.K. Government Obligations or U.S. Government Obligations held in any defeasance trust pursuant to the provisions described under "Defeasance" will not be subject to the subordination provisions described above.

        See "Risk Factors—Risks Related to the Notes and Our Capital Structure—You may not be able to enforce the guarantee by NTL Investment Holdings Limited due to the subordination and restrictions on enforcement of that guarantee."

Additional Subsidiary Guarantees

        Under limited circumstances, other Subsidiaries of the issuer may be required to provide Additional Subsidiary Guarantees. Other Subsidiaries may become Additional Subsidiary Guarantors in the circumstances set forth under "Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries." The circumstances under which a Subsidiary would be required to become an Additional Subsidiary Guarantor are very limited. Each Additional Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by each Additional Subsidiary Guarantor without rendering such Additional Subsidiary Guarantee voidable under applicable law relating to ultra vires, corporate benefit, fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

Release of Additional Subsidiary Guarantees

        Any Additional Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Additional Subsidiary Guarantee, and such Additional Subsidiary Guarantee shall thereupon terminate and be discharged and be of no further force or effect, upon the occurrence of any of the events described in clauses (1) through (4) under "Senior Subordinated Subsidiary Guarantee—Release of the Senior Subordinated Subsidiary Guarantee," substituting such Additional Subsidiary Guarantor for the Senior Subordinated Subsidiary Guarantor where applicable. In addition, any Additional Subsidiary Guarantee shall thereupon terminate and be discharged and be of no further force or effect at any time the relevant Additional Subsidiary Guarantor is fully and unconditionally released (other than as a result of payment thereof) from all the obligations that resulted in such Additional Subsidiary Guarantor being required to provide an Additional Subsidiary Guarantee under the covenant described under "Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."

        Neither the issuer nor any Additional Subsidiary Guarantor will be required to make a notation on the Notes to reflect any such Additional Subsidiary Guarantee or any such release, termination or discharge. In the event that any Additional Subsidiary Guarantor enters into an Additional Subsidiary Guarantee or any Additional Subsidiary Guarantor is released from its obligations under its Additional Subsidiary Guarantee at a time when the Notes are listed on the Luxembourg Stock Exchange, the issuer will, to the extent required by the rules of the Luxembourg Stock Exchange, publish notice of such Additional Subsidiary Guarantee in a daily leading newspaper with general circulation in Luxembourg (expected to be the Luxemburger Wort), send a copy of such notice to the Luxembourg Stock Exchange and deposit a copy of any new Additional Subsidiary Guarantee with the Luxembourg Stock Exchange and the Luxembourg Paying Agent.

Interest Rate Increase upon the Occurrence of Certain Events

        Parent was required under the New Credit Facility to make the Restricted Companies Wholly Owned Subsidiaries of the issuer within 90 days of the Closing Date, and this was accomplished on May 13, 2004. If it would have failed to do so, the interest rate payable with respect to the Notes would have increased by an additional 0.25% per annum for each 90-day period following the expiration of the 90-day period described herein, commencing on the 91 day after the Closing Date, until the Restricted Companies became Wholly Owned Subsidiaries of the issuer, up to a maximum interest rate increase of an additional 2.00% per annum. On the day that the Restricted Companies became Wholly Owned Subsidiaries of the issuer, the interest rate would have returned to the rate set forth on the cover of this prospectus and any interest paid on the next Interest Payment Date would have been pro rated based on the number of days on which the interest rate was increased during such period.

Repurchase at the Option of the Holders

Triggering Event

        On May 13, 2004, we redeemed the Diamond Notes and Triangle Debentures. If all of the Diamond Notes and the Triangle Debentures had not been redeemed in whole in accordance with their terms within 90 days after the Closing Date (a "Triggering Event"), each Holder would have had the right to require the issuer to purchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Indenture and described below under "—Repurchase Offer Procedures."

Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the issuer to purchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the issuer shall not be obligated to purchase the Notes pursuant to this section (a) in the event that it has exercised its right to redeem all of the Notes under the terms of the sections titled "Optional Redemption of Fixed Rate Notes" and "Optional Redemption of Floating Rate Notes" or (b) if such Change of Control was the result of a Merger Event:

  (1)
  any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Parent or any other NTL Holding Company that is a Subsidiary of Parent is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent, any other NTL Holding Company or the issuer (for the purposes of this clause (1), such person shall be deemed to beneficially own any Voting Stock of an entity held by any other entity (the "parent entity"), if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity);

  (2)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Parent or, at any time when they are not Wholly Owned Subsidiaries of Parent, any other NTL Holding Company or the issuer (together with any new directors whose election to such board of directors or whose nomination for election by the shareholders of such company was approved by a vote of a majority of the directors of such company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Parent or, at any time when they are not Wholly Owned Subsidiaries of Parent, any other NTL Holding Company or the issuer, as the case may be, then in office;

  (3)
  the adoption of a plan relating to the liquidation or dissolution of Parent, the issuer or any NTL Holding Company that is not a Wholly Owned Subsidiary of Parent; or

  (4)
  the merger or consolidation of Parent, any other NTL Holding Company or the issuer with or into another Person (other than Parent, any other NTL Holding Company or the issuer) or the merger of another Person (other than Parent, any other NTL Holding Company or the issuer) with or into Parent, any other NTL Holding Company or the issuer or the sale of all or substantially all the assets of Parent, any other NTL Holding Company or the issuer to another Person (other than Parent, any other NTL Holding Company or the issuer), and, in the case of any such merger or consolidation, the securities of Parent, any other NTL Holding Company or the issuer that are outstanding immediately prior to such transaction are changed into or exchanged for cash, securities or Property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

        Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if an NTL Holding Company that is not a Subsidiary of Parent becomes the ultimate parent of the issuer and, if such NTL Holding Company had been Parent, no Change of Control would have otherwise occurred; provided, however, that such NTL Holding Company guarantees the Notes on a senior basis.

        The Change of Control purchase feature is the result of negotiations between the issuer, Parent and the Initial Purchasers. Subject to the limitations discussed below, the issuer and Parent could, in the future, enter into certain transactions, including mergers, acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the issuer's capital structure or credit ratings. Restrictions on the ability of the issuer to Incur additional Indebtedness or enter into such transactions are contained in the covenants described under "Certain Covenants—Limitation on Indebtedness," "Certain Covenants—Limitation on Liens" and "Merger and Consolidation." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. The Indenture also permits CCFC and its Restricted Subsidiaries to Incur substantial additional Indebtedness upon the occurrence of a Merger Event. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that afford Holders protection in the event of a highly leveraged transaction.

        The occurrence of the events which would constitute a Change of Control could constitute a default or require prepayments under the agreement governing the New Credit Facility, although certain of the events that constitute a Change of Control under the New Credit Facility and may cause a default or require prepayments thereunder may not constitute a Change of Control under the Indenture. Future Indebtedness of the issuer and its Subsidiaries may contain prohibitions with respect to certain events which would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the issuer to purchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the issuer. Finally, the issuer's ability to pay cash to the Holders upon a purchase may be limited by the issuer's then-existing financial resources. Sufficient funds may not be available when necessary to make any required purchases.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Parent or the issuer or any other NTL Holding Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the Property and assets of Parent, any other NTL Holding Company or the issuer to other Persons (other than Parent, any other NTL Holding Company or the issuer). There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the Property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of the Notes may require the issuer to make an offer to repurchase the Notes as described above.

Repurchase Offer Procedures

        Within 30 days following any Triggering Event or Change of Control giving rise to obligations under this covenant or, at the issuer's option, at any time prior to a Change of Control but following the public announcement thereof, the issuer shall mail a notice to each Holder with a copy to the Trustee (the "Repurchase Offer") stating:

  (1)
  that a Triggering Event or a Change of Control, as applicable, has occurred and that such Holder has the right to require the issuer to repurchase all or a portion of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding such Triggering Event or Change of Control;

  (3)
  if a Change of Control has been publicly announced but has not occurred at the time such notice is mailed, that the Repurchase Offer is conditioned on the consummation of such Change of Control occurring prior to or concurrent with the repurchase;

  (4)
  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (5)
  the instructions determined by the issuer, consistent with this covenant, that a Holder must follow in order to have its Notes repurchased.

        The issuer will not be required to make a Repurchase Offer upon a Triggering Event or Change of Control if a third party makes the Repurchase Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Repurchase Offer made by the issuer and purchases all Notes validly tendered and not withdrawn under such Repurchase Offer. The issuer shall not be required to effect more than one Repurchase Offer, including repurchasing all Notes validly tendered and not withdrawn under such Repurchase Offer, for each Triggering Event or Change of Control.

        The issuer will comply with the requirements of Section 14(e) of the Exchange Act and any applicable securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        So long as there are any outstanding borrowings or undrawn commitments under the New Credit Facility, the New Credit Facility and the Intercreditor Deed will prohibit payments of principal under any intercompany loan by the issuer which could be used to fund the repurchase of the Notes in the event of a Change of Control or Triggering Event.

        The provisions under the Indenture obligating the issuer to make an offer to repurchase the Notes as a result of a Triggering Event or a Change of Control may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes outstanding.

        The issuer's ability to repurchase the Notes upon a Change of Control or Triggering Event may be limited by a number of factors. Even if sufficient funds were otherwise available, the terms of other Indebtedness may prohibit the issuer's prepayment of the Notes prior to their scheduled maturity. In the event that a Change of Control or Triggering Event occurs at a time when the Restricted Subsidiaries are prohibited from making funds available to the issuer so that the issuer can repurchase the Notes, the issuer or any Restricted Subsidiary may seek to repay such Indebtedness, to obtain the consent of its lenders to repurchase the Notes or to refinance any borrowing that contains such prohibition. If such other Indebtedness is not repaid or such consent or refinancing is not obtained, the Restricted Subsidiaries will remain prohibited from making such funds available to the issuer so that it can repurchase the Notes. If this happens, the issuer will be unable to fulfill its repurchase obligations if Holders exercise their rights following a Change of Control or Triggering Event, thereby resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under such other Indebtedness. In addition, because the New Credit Facility is senior to the Notes, the issuer would not be able to make payments to the Holders under the foregoing provisions.

Certain Covenants

        The Indenture contains covenants including, among others, the following:

        Limitation on Indebtedness.

  (a)
  CCFC and the issuer will not, and CCFC and Parent will not cause or permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that CCFC, the issuer and any other Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Leverage Ratio would not exceed 5.5:1.0.

  (b)
  Notwithstanding the foregoing paragraph (a), CCFC, the issuer and any other Restricted Subsidiary may Incur the following Indebtedness:

  (1)
  Bank Indebtedness in an aggregate principal amount at any one time outstanding not exceeding £2,667,500,000; provided, however, that following a Merger Event, this amount will be increased in the amount of any refinancing Indebtedness Incurred with respect to Indebtedness of the Target Group permitted to be Incurred under clause (12) of this paragraph (b) in an aggregate principal amount of up to £1,250,000,000; provided further, however, that the aggregate principal amount of all Bank Indebtedness at any one time outstanding pursuant to this clause (b)(1) shall be permanently reduced by the amount of Net Available Cash used to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Bank Indebtedness (other than Bank Indebtedness Incurred under any revolving facility in an aggregate amount up to £250,000,000) pursuant to the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock," except to the extent Bank Indebtedness is subsequently Incurred in an aggregate amount outstanding not exceeding such amount of Net Available Cash and all of the proceeds are reinvested in Additional Assets or used to purchase Notes or prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value other Indebtedness under the conditions set forth in the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock;"

  (2)
  Indebtedness of CCFC owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by CCFC or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any subsequent transfer of such Indebtedness or any other event that results in any such Indebtedness being held by a Person other than CCFC or a Restricted Subsidiary shall be deemed to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if an Intermediate Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated for the benefit of the Holders to the prior payment in full in cash of all obligations with respect to the relevant Intermediate Guarantee, (C) if the issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated for the benefit of the Holders to the prior payment in full in cash of all obligations with respect to the Notes and (D) if a Subsidiary Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Restricted Subsidiary of the issuer that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated for the benefit of the Holders to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee;

    (3)
    Indebtedness (A) represented by the Notes (not including any Additional Notes), any exchange notes issued in exchange for any Notes, the Intermediate Guarantees and the Senior Subordinated Subsidiary Guarantee, (B) outstanding on the Closing Date (other than the Indebtedness described in clause (2) of this paragraph (b)), (C) to the extent not repaid on the Closing Date, the Existing Credit Facility (provided that such Indebtedness shall be permitted only for a period of seven Business Days following the Closing Date) and (D) owed by CCFC or any Restricted Subsidiary to Parent in connection with the transactions pursuant to which Diamond becomes a Subsidiary of CCFC in an amount not to exceed the amount of the receivable contributed by Parent to CCFC in connection with such transactions;

    (4)
    Indebtedness consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in clauses (3) (other than clauses (C) or (D) thereof and the Diamond Notes or the Triangle Debentures), (4), (5), (7) or (12) (other than as specified in paragraph (d)(2) below) of this paragraph (b) or the foregoing paragraph (a);

    (5)
    Indebtedness of a Restricted Subsidiary acquired by CCFC, the issuer or any other Restricted Subsidiary after the Closing Date Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by CCFC, the issuer or any other Restricted Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by CCFC, the issuer or any other Restricted Subsidiary) other than Target Group Indebtedness; provided, however, that on the date that such Restricted Subsidiary is acquired by or becomes a Subsidiary of or is merged with or into CCFC, the issuer or any other Restricted Subsidiary, CCFC would have been able to Incur £1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

    (6)
    Indebtedness (A) in respect of performance, bid, completion, surety or appeal bonds provided by CCFC, the issuer and any other Restricted Subsidiary in the ordinary course of their business and (B) under Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of CCFC, the issuer and any other Restricted Subsidiary in the ordinary course of business;

    (7)
    Purchase Money Indebtedness and Capitalized Lease Obligations Incurred after the Closing Date for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including the cost of design, development, construction, acquisition, transportation, installation, improvement and migration) of assets used in a Permitted Business; provided, however, that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (7), together with all other outstanding Indebtedness Incurred after the Closing Date pursuant to this clause (7), shall not exceed as of the date of Incurrence the greater of (A) 2.75% of Total Assets and (B) £150 million;

    (8)
    Guarantees of the Notes, Guarantees by a Restricted Subsidiary in favor of U.K. Inland Revenue in connection with the U.K. tax liability of NTL (UK) Group, Inc., Guarantees of other Indebtedness not otherwise prohibited by this covenant and Guarantees of Indebtedness which by its terms must be Guaranteed if the Notes are Guaranteed, provided, however, that, to the extent applicable, the requirements described under the caption "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" are complied with;

    (9)
    Indebtedness of CCFC, the issuer or any other Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

    (10)
    Indebtedness constituting reimbursement obligations with respect to letters of credit, bankers' acceptances or other similar instruments or obligations issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims or other Indebtedness Incurred with respect to reimbursement-type obligations regarding workers' compensation claims and under other similar legislation; provided, however, that upon the drawing or other funding of such letters of credit or other instruments or obligations, such drawings or fundings are reimbursed within 30 days;

    (11)
    Indebtedness arising from agreements of CCFC, the issuer or any other Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, or Broadcast Separation Transactions described in clause (3) of the definition thereof, other than Guarantees or other credit support of Indebtedness or other obligations of any Person (other than CCFC or any Restricted Subsidiary) acquiring all or any portion of such business, assets or Capital Stock or any Affiliate of such Person; provided that such Indebtedness is not reflected on the balance sheet of CCFC, the issuer or any other Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will be deemed not to be reflected on such balance sheet for purposes of this clause (11));

    (12)
    any Target Group Indebtedness if and to the extent, following a Merger Event, Target Group companies become Restricted Subsidiaries of CCFC or the issuer or are merged with or into CCFC, the issuer or any other Restricted Subsidiary; provided, however, that either (A) on the date that such Target Group companies are acquired by or become Restricted Subsidiaries of or are merged with or into CCFC, the issuer or any other Restricted Subsidiary, CCFC would have been able to Incur £1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (12) or (B) the Indebtedness Incurred pursuant to this clause (12) since the Closing Date does not exceed, in the aggregate, £1,250,000,000; provided further, however, that the aggregate principal amount of all Target Group Indebtedness that is Bank Indebtedness outstanding pursuant to this clause (b)(12) shall be permanently reduced by the amount of Net Available Cash used to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value such Target Group Bank Indebtedness, except to the extent Target Group Bank Indebtedness is subsequently Incurred in an aggregate amount outstanding not exceeding such amount of Net Available Cash and all of the proceeds are reinvested in Additional Assets or used to purchase Notes or prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value other Indebtedness under the conditions set forth in the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock;"

    (13)
    the Incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit made to or on behalf of officers, directors, employees or consultants of CCFC, the issuer or any other Restricted Subsidiary for the purpose of permitting such persons to purchase Capital Stock of Parent, CCFC, the issuer or any other Restricted Subsidiary, in an amount not to exceed £5 million at any one time outstanding;

    (14)
    the Incurrence of Indebtedness by a Receivables Subsidiary in a Qualified Receivables Transaction that is not recourse to CCFC, the issuer or any of their Subsidiaries (except for Standard Securitization Undertakings) in an amount not to exceed £100 million at any one time outstanding;

    (15)
    the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (where the payment of such dividends is not part of a financing transaction); and

    (16)
    Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (16) and then outstanding, will not exceed the greater of (A) 3.0% of Total Assets and (B) £150 million.

  (c)
  Notwithstanding the foregoing, each Intermediate Guarantor and the issuer will not, and CCFC will not permit any Subsidiary Guarantor to, Incur any Indebtedness pursuant to paragraph (a) or (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the Notes or the applicable Intermediate Guarantee or Subsidiary Guarantee, as applicable, to at least the same extent as such Subordinated Obligations.

  (d)
  For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

  (1)
  Bank Indebtedness Incurred on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

  (2)
  in the event that any Target Group Indebtedness permitted to be Incurred pursuant to clause (12) of paragraph (b) above is refinanced as Bank Indebtedness, such Bank Indebtedness shall, in the case of the first £1,250,000,000 so refinanced, be treated as Incurred pursuant to clause (1) of paragraph (b) above;

  (3)
  Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

  (4)
  in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, CCFC, in its sole discretion (except as specified in clause (2) of this paragraph (d)), shall classify or reclassify from time to time such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses; and

  (5)
  the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness permitted to be Incurred under this covenant shall not be double counted.

        For the purposes of determining compliance with any sterling denominated restriction on the Incurrence of Indebtedness denominated in a currency other than pounds sterling, the sterling- equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the sterling-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than pounds sterling, and such refinancing would cause the applicable sterling denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such sterling denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced based on the exchange rate between the currency of the Indebtedness being refinanced and the currency of the refinancing Indebtedness and (z) the sterling-equivalent principal amount of Indebtedness denominated in a currency other than pounds sterling and Incurred pursuant to any Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at CCFC's option, (i) the Closing Date, (ii) any date on which any of the respective commitments under the Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        Limitation on Layering.    The Senior Subordinated Subsidiary Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in ranking in any respect to any Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor (other than Bank Indebtedness Incurred pursuant to clause (1) of paragraph (b) of the covenant described under "—Limitation on Indebtedness") unless such Indebtedness is Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor. In addition, the Senior Subordinated Subsidiary Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor (except to the extent such Indebtedness is secured only by a Lien arising solely by operation of applicable law) unless contemporaneously therewith effective provision is made to secure the Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Senior Subordinated Subsidiary Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

  Limitation on Restricted Payments.

  (a)
  CCFC and the issuer will not, and CCFC and Parent will not permit any other Restricted Subsidiary, directly or indirectly, to:

  (1)
  declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment to the direct or indirect holders of its Capital Stock, except (x) pro rata dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends, distributions or any similar payment payable to CCFC, the issuer or any other Restricted Subsidiary (and, if CCFC, the issuer or such other Restricted Subsidiary has shareholders other than CCFC, the issuer or other Restricted Subsidiaries, to its other shareholders on a basis that is no more favorable to such other shareholders than a pro rata basis), provided, however, that each Restricted Company shall not declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment until such time as it is a Wholly Owned Subsidiary of the issuer,

  (2)
  purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of any Intermediate Guarantor or the issuer,

    (3)
    purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than (1) Subordinated Obligations owed to the issuer or any Intermediate Guarantor and (2) the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of CCFC, the issuer or any other Restricted Subsidiary acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of acquisition),

    (4)
    make any Investment (other than a Permitted Investment) in any Person, or

    (5)
    purchase, repurchase, redeem, retire, defease, repay or acquire for value any intercompany Indebtedness owed by CCFC to Parent

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment being herein referred to as a "Restricted Payment"), if at the time CCFC, the issuer or such Restricted Subsidiary makes such Restricted Payment:

  (A)
  a Default will have occurred and be continuing (or would result therefrom);

  (B)
  CCFC could not Incur at least £1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness;"

  (C)
  until the first day of the next fiscal year beginning after there have been two consecutive quarters in which Consolidated Net Income has been positive or such earlier date (the "Designation Date") designated by CCFC as evidenced by an Officer's Certificate, the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors) declared or made would exceed the greater of (x) £20 million in the fiscal year ended December 31, 2004 and £25 million per fiscal year thereafter (provided that any unused amounts shall not be carried forward from year to year) or (y) the sum, subsequent to the Closing Date, without duplication, of:

  (i)
  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending at least 45 days (or such shorter period for which financial statements have been released) prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

  (ii)
  the aggregate Net Cash Proceeds received by any Intermediate Guarantor or the issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale to (x) CCFC, a Subsidiary of CCFC or any Restricted Company or any of its Subsidiaries or (y) an employee share ownership plan or other trust to the extent funded or required to be funded by CCFC or any of its Subsidiaries);

  (iii)
  the amount by which Indebtedness of CCFC or its Restricted Subsidiaries is reduced on CCFC's Consolidated balance sheet upon the conversion or exchange of any Indebtedness of any Intermediate Guarantor or the issuer issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the issuer or any NTL Holding Company (less the amount of any cash or the Fair Market Value of other Property distributed by any Intermediate Guarantor or any Restricted Subsidiary upon such conversion or exchange);

    (iv)
    without duplication, the sum of

    (x)
    the aggregate amount returned to CCFC, the issuer or any other Restricted Subsidiary in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Closing Date whether through interest payments, principal payments, dividends (other than Designated Dividends) or other distributions;

    (y)
    the net proceeds received and retained by CCFC, the issuer or any other Restricted Subsidiary from the disposition, retirement or redemption of all or any portion of such Investments (other than Permitted Investments and other than to CCFC, the issuer or any other Restricted Subsidiary and, for the avoidance of doubt, other than a disposition of any Broadcast Business Company); and

    (z)
    upon redesignation of an Unrestricted Subsidiary (except, for the avoidance of doubt, any Broadcast Business Company) as a Restricted Subsidiary subsequent to the Closing Date in accordance with the covenant described under "—Designation of Restricted and Unrestricted Subsidiaries," the Fair Market Value (valued as provided in the definition of "Investment") of the net assets of such Subsidiary;

      provided, however, that the amount under this clause (iv) shall not exceed the aggregate amount of all such Investments (other than Permitted Investments) made subsequent to the Closing Date (and treated as a Restricted Payment) by CCFC, the issuer or any other Restricted Subsidiary in such Person, which amount was included in the calculation of the amount of Restricted Payments; or

  (D)
  Following the earlier of the first day of the next fiscal year beginning after there have been two consecutive quarters in which Consolidated Net Income has been positive or the Designation Date, the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors) declared or made subsequent to such date would exceed the greater of (x) the amount set forth in clause (C)(y) hereof less any Restricted Payments made subsequent to the Closing Date pursuant to such clause (C)(y) or (y) the sum, without duplication, of:

  (i)
  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter of the two consecutive quarters referred to above in which Consolidated Net Income has been positive or the Designation Date, as applicable, to the end of the most recent fiscal quarter ending at least 45 days (or such shorter period for which financial statements have been released) prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will subsequently be a deficit, minus 100% of such deficit);

  (ii)
  the aggregate Net Cash Proceeds received by any Intermediate Guarantor or the issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the beginning of the first fiscal quarter of the two consecutive quarters referred to above in which Consolidated Net Income has been positive or the Designation Date, as applicable (other than an issuance or sale to (x) CCFC, a Subsidiary of CCFC or any Restricted Company or any of its Subsidiaries or (y) an employee share ownership plan or other trust to the extent funded or required to be funded by CCFC or any of its Subsidiaries);

  (iii)
  the amount by which Indebtedness of CCFC or its Restricted Subsidiaries is reduced on CCFC's Consolidated balance sheet upon the conversion or exchange of any Indebtedness of any Intermediate Guarantor or the issuer issued after the beginning of the first fiscal quarter of the two consecutive quarters referred to above in which Consolidated Net Income has been positive or the Designation Date, as applicable, which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the issuer or any NTL Holding Company (less the amount of any cash or the Fair Market Value of other Property distributed by any Intermediate Guarantor or any Restricted Subsidiary upon such conversion or exchange);

    (iv)
    without duplication, the sum of

    (x)
    the aggregate amount returned to CCFC, the issuer or any other Restricted Subsidiary in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the beginning of the first fiscal quarter of the two consecutive quarters referred to above in which Consolidated Net Income has been positive or the Designation Date, as applicable, whether through interest payments, principal payments, dividends (other than Designated Dividends) or other distributions;

    (y)
    the net proceeds received and retained by CCFC, the issuer or any other Restricted Subsidiary from the disposition, retirement or redemption of all or any portion of such Investments (other than Permitted Investments and other than to CCFC, the issuer or any other Restricted Subsidiary and, for the avoidance of doubt, other than a disposition of any Broadcast Business Company); and

    (z)
    upon redesignation of an Unrestricted Subsidiary (except, for the avoidance of doubt, any Broadcast Business Company) as a Restricted Subsidiary subsequent to the beginning of the first fiscal quarter of the two consecutive quarters referred to above in which Consolidated Net Income has been positive or the Designation Date, as applicable, in accordance with the covenant described under "—Designation of Restricted and Unrestricted Subsidiaries," the Fair Market Value (valued as provided in the definition of "Investment") of the net assets of such Subsidiary;

      provided, however, that the amount under this clause (iv) shall not exceed the aggregate amount of all such Investments (other than Permitted Investments) made subsequent to the beginning of the first fiscal quarter of the two consecutive quarters referred to above in which Consolidated Net Income has been positive or the Designation Date, as applicable (and treated as a Restricted Payment) by CCFC, the issuer or any other Restricted Subsidiary in such Person, which amount was included in the calculation of the amount of Restricted Payments.

  (b)
  The provisions of the foregoing paragraph (a) will not prohibit:

  (1)
  any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of any Intermediate Guarantor or the issuer made by exchange for, or out of the proceeds of the sale within 45 days of, Capital Stock of, as applicable, such Intermediate Guarantor or the issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of CCFC or any Restricted Company or any of its Subsidiaries or an employee share ownership plan or other trust to the extent funded by CCFC or any of its Subsidiaries or any Restricted Company or any of its Subsidiaries); provided, however, that:

  (A)
  such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

      (B)
      the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (C)(ii) or (D)(ii) of paragraph (a) above;

    (2)
    any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of CCFC, the issuer or any other Restricted Subsidiary made by exchange for, or out of the proceeds of the sale within 45 days of, Indebtedness of CCFC, the issuer or such other Restricted Subsidiary that is permitted to be Incurred pursuant to paragraphs (b) and (c) of the covenant described under "—Limitation on Indebtedness;" provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

    (3)
    any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of CCFC, the issuer or any other Restricted Subsidiary from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock;" provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

    (4)
    any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of CCFC, the issuer or any other Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of CCFC, the issuer or any other Restricted Subsidiary that qualifies as Refinancing Indebtedness; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

    (5)
    dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included (without duplication) in the calculation of the amount of Restricted Payments;

    (6)
    any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock, or options to purchase Capital Stock, of Parent or any of its Subsidiaries from employees, former employees, directors or former directors or consultants of Parent or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors or consultants), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed £10 million in any calendar year;

    (7)
    any payment of dividends, other distributions or other amounts by CCFC for the purposes set forth in clauses (A), (B) and (C) below; provided, however, that such dividends, distributions or other payments will be excluded from the calculation of the amount of Restricted Payments:

    (A)
    to Parent in amounts required for Parent to pay taxes and other fees or amounts required to maintain its corporate existence and provide for other operating expenses in an aggregate amount of up to £30 million in any calendar year increasing to £50 million in any calendar year following any Merger Event;

      (B)
      payment to Parent of any Designated Dividends; and

      (C)
      amounts (i) payable for any income or corporate taxes or pursuant to any tax sharing agreement and (ii) related to transfer or surrender of net operating losses in an aggregate amount of up to £25 million in any calendar year; provided that any amounts distributed pursuant to clause (i) relate only to taxes attributable to CCFC and its Restricted Subsidiaries; provided further, however, that any net operating losses transferred or surrendered hereunder are not reasonably expected to be useable by CCFC or any Restricted Subsidiary until after the maturity of the Notes;

    (8)
    any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock deemed to occur upon exercise of options, warrants or other securities, if such Capital Stock represents a portion of the exercise price of such options, warrants or other securities; provided, however, that such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

    (9)
    Investments CCFC, the issuer or any other Restricted Subsidiary shall be deemed to have made upon the designation of the Broadcast Business Companies as Unrestricted Subsidiaries (so long as such designation complies with the covenant described under "—Designation of the Broadcast Business Companies as Unrestricted Subsidiaries"), including any Broadcast Business Investments up to a maximum of £15 million; provided, however, that such deemed Investments will be excluded from the calculation of the amount of Restricted Payments except to the extent of any such Broadcast Business Investments, which will be included in such calculation;

    (10)
    after the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, distributions (including by way of dividend) consisting of (A) cash, Capital Stock, Transferable Debt, or Property of such Unrestricted Subsidiary that in each case is held by CCFC, the issuer or any other Restricted Subsidiary or (B) proceeds from the disposition of the cash, Capital Stock, Transferable Debt or Property of such Unrestricted Subsidiary; provided, however, that (x) such distribution or disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the Property being transferred; (y) any Property received from any Unrestricted Subsidiary (other than Capital Stock or Transferable Debt issued by any Unrestricted Subsidiary) may be transferred by way of distribution or disposition pursuant to this clause (10) only if such Property, together with all related liabilities, is so transferred in a transaction that is substantially concurrent with the receipt thereof by CCFC, the issuer or such other Restricted Subsidiary; and (z) such distribution or disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to CCFC, the issuer and the Restricted Subsidiaries on a consolidated basis; provided further, however, that such distributions will be excluded from the calculation of the amount of Restricted Payments, it being understood that proceeds from the disposition of any cash, Capital Stock, Transferable Debt or Property of an Unrestricted Subsidiary that are so distributed will not increase the amount of Restricted Payments permitted under clause (a)(C)(iv) or (a)(D)(iv) above;

    (11)
    following any future Equity Offering of the ordinary shares of the issuer or of any NTL Holding Company, the payment of dividends on common stock of CCFC up to 6% per annum of the proceeds received by any Intermediate Guarantor or the issuer in any such Equity Offering that are contributed in cash to any Intermediate Guarantor's or the issuer's equity (other than through the issuance of Disqualified Stock); provided, however, that if such Equity Offering was of common stock of Parent, the proceeds of any such dividend are used to fund an equal dividend on the common stock of Parent; provided further, however, that such Restricted Payments will be included in the calculation of the amount of Restricted Payments;

    (12)
    payments of any Receivables Fees; provided, however, that such Restricted Payments will be excluded from the calculation of the amount of Restricted Payments; and

    (13)
    any other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (13), not to exceed £75 million; provided, however, that (A) such Restricted Payments will be included in the calculation of the amount of Restricted Payments and (B) at the time of any Restricted Payment referred to in this clause (13), no Default or Event of Default has occurred and is continuing (or would result from such Restricted Payment).

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    CCFC, the issuer and Parent will not permit any Restricted Subsidiary (other than the issuer or any Intermediate Guarantor) to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to CCFC, the issuer or any other Restricted Subsidiary of which it is a Subsidiary;

  (2)
  make any loans or advances to CCFC, the issuer or any other Restricted Subsidiary of which it is a Subsidiary; or

  (3)
  transfer any of its Property or assets to CCFC, the issuer or any other Restricted Subsidiary of which it is a Subsidiary.

        The provisions of the preceding paragraph will not prohibit:

  (A)
  any encumbrance or restriction pursuant to (i) applicable law, rule, regulation, order or governmental license, permit or concession or (ii) an agreement in effect on the Closing Date (including the Indenture, the New Credit Facility and the Intercreditor Deed);

  (B)
  in respect of a Restricted Subsidiary acquired by CCFC, the issuer or any other Restricted Subsidiary after the Closing Date, any encumbrance or restriction with respect to such Restricted Subsidiary arising prior to the date on which such Restricted Subsidiary was acquired by CCFC, the issuer or any other Restricted Subsidiary (other than an encumbrance relating to Indebtedness Incurred as consideration for, in contemplation of, or to provide all or any portion of the funds or credit support utilized to, consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by CCFC, the issuer or any other Restricted Subsidiary) and outstanding on such date;

  (C)
  any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment or modification to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions, taken as a whole, contained in any such Refinancing agreement or amendment or modification are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

  (D)
  in the case of clause (3), any encumbrance or restriction

    (i)
    that restricts in a customary manner the subletting, assignment or transfer of any Property or asset that is subject to a lease, license or similar contract,

    (ii)
    encumbering Property at the time such Property was acquired by CCFC, the issuer or any other Restricted Subsidiary so long as such restriction relates solely to the Property so acquired (other than any encumbrance or restriction created as consideration for, in contemplation of, in connection with or pursuant to the provision of, all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Property was otherwise acquired by CCFC, the issuer or any other Restricted Subsidiary),

    (iii)
    under agreements relating to Purchase Money Indebtedness or Capitalized Lease Obligations Incurred that impose customary restrictions on the Property subject to such Purchase Money Indebtedness or Capitalized Lease Obligations,

    (iv)
    relating to Indebtedness that is permitted to be Incurred and secured without also securing the Notes or the applicable Subsidiary Guarantee pursuant to the covenants described under "—Limitation on Indebtedness" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Indebtedness, or

    (v)
    customarily imposed on the transfer of copyrighted or patented materials or other intellectual property and customer provisions in agreements that restrict the assignment of such agreements or any rights thereunder;

  (E)
  any encumbrance created in connection with a Qualified Receivables Transaction permitted under the covenant described under "—Limitation on Indebtedness;"

  (F)
  any customary encumbrance or restriction imposed with respect to a Restricted Subsidiary pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

  (G)
  any customary encumbrance or restriction on cash or other deposits or net worth imposed on customers under contracts entered into in the ordinary course of business;

  (H)
  any encumbrance or restriction pursuant to an agreement governing any Bank Indebtedness of CCFC or a Restricted Subsidiary permitted to be Incurred subsequent to the Closing Date pursuant to clause (b)(1) or (b)(12) (to the extent that the aggregate principal amount of such Bank Indebtedness Incurred pursuant to clause (b)(12) shall not exceed £1,250,000,000, less the amount of Target Group Indebtedness refinanced as Bank Indebtedness under clause (b)(1)) and any Indebtedness permitted to be Incurred pursuant to clause (a) of the covenant described under "—Limitation on Indebtedness" if the encumbrances and restrictions contained in any such agreement, taken as a whole, do not materially prejudice the ability of the issuer to make payments on the Notes;

  (I)
  encumbrances or restrictions existing under or by reason of provisions in asset sale agreements entered into in the ordinary course of business; and

  (J)
  encumbrances or restrictions existing under or by reason of provisions in joint venture arrangements and other similar arrangements or arrangements with minority interests in any Restricted Subsidiary so long as such joint ventures and other arrangements covered by this clause (J) do not at any time relate to more than 2.5% of Total Assets.

  Limitation on Sales of Assets and Subsidiary Stock.

  (a)
  CCFC and the issuer will not, and will not permit any other Restricted Subsidiary to, and Parent will not permit any Restricted Company or any Subsidiary of any Restricted Company to, make any Asset Disposition, and before the transactions pursuant to which Diamond becomes a Wholly Owned Subsidiary of CCFC, Parent will not sell, transfer, or otherwise dispose of the Capital Stock or assets other than in the ordinary course of business of Diamond, unless:

  (1)
  Parent (in the case of a sale, transfer, or other disposition of the Capital Stock or assets of Diamond before it becomes a Wholly Owned Subsidiary of CCFC), CCFC, the issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

  (2)
  at least 75% of the consideration thereof received by Parent (in the case of a sale, transfer, or other disposition of the Capital Stock or assets of Diamond before it becomes a Wholly Owned Subsidiary of CCFC), CCFC, the issuer or such Restricted Subsidiary is in the form of cash, Temporary Cash Investments or Additional Assets, and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Parent (in the case of a sale, transfer, or other disposition of the Capital Stock or assets of Diamond before it becomes a Wholly Owned Subsidiary of CCFC), CCFC, the issuer or such Restricted Subsidiary, as the case may be,

  (A)
  first, to the extent Parent (in the case of a sale, transfer, or other disposition of the Capital Stock or assets of Diamond before it becomes a Wholly Owned Subsidiary of CCFC), CCFC, the issuer or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay or repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Indebtedness of the issuer or any Intermediate Guarantor to the extent secured by a Permitted Lien, Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor or Indebtedness of a Subsidiary of the issuer that is not a Subsidiary Guarantor (in each case, other than Indebtedness owed to CCFC or any Subsidiary of CCFC, a Restricted Company or any of its Subsidiaries or any other Person of which CCFC is a Subsidiary and other than obligations in respect of Disqualified Stock);

  (B)
  second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent Parent (in the case of a sale, transfer, or other disposition of the Capital Stock or assets of Diamond before it becomes a Wholly Owned Subsidiary of CCFC), CCFC, the issuer or such Restricted Subsidiary elects, to invest in Additional Assets or any capitalized expense related thereto (including by means of an Investment in Additional Assets or any capitalized expense related thereto by a Restricted Subsidiary with Net Available Cash received by CCFC, the issuer or another Restricted Subsidiary);

  (C)
  third, to the extent of the balance of such Net Available Cash not applied in accordance with clauses (A) and (B) within 366 days from the later of such Asset Disposition or the receipt of such Net Available Cash (provided, however, that such 366-day period shall be extended by up to 180 days to the extent a binding contractual commitment to reinvest in or purchase Additional Assets or any capitalized expense related thereto shall have been entered into by such 366th day to the extent such commitment remains in effect and the planned reinvestment or purchase has not been abandoned or cancelled), to make an Excess Proceeds Offer

        (as defined in paragraph (b) of this covenant below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant, subject to proration as described in paragraph (b) below; and

      (D)
      fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) (including any amounts for Notes not tendered in any Excess Proceeds Offer), for any general corporate purpose permitted by the terms of the Indenture;

provided, however, that in connection with any prepayment or repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, other than in connection with Bank Indebtedness Incurred under any revolving facility in an aggregate amount up to £250,000,000, Parent (in the case of a sale, transfer, or other disposition of the Capital Stock or assets of Diamond before it becomes a Wholly Owned Subsidiary of CCFC), CCFC, the issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so permanently prepaid or repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

        For the purposes of clause (2) of paragraph (a) of this covenant, the following are deemed to be cash:

  •
  Indebtedness and other liabilities shown on the most recent consolidated balance sheet of CCFC prior to the date of such Asset Disposition (other than Subordinated Obligations) (i) that are assumed by the transferee of any such assets and (ii) for which CCFC and its Restricted Subsidiaries are released from all liability at the time of such Asset Disposition;

  •
  any securities, notes or other obligations received by any such Intermediate Guarantor, the issuer or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by CCFC, the issuer or such Restricted Subsidiary into cash or Temporary Cash Equivalents within 90 days, to the extent of the cash or Temporary Cash Equivalents received in that conversion, sale or exchange; and

  •
  any Designated Non-Cash Consideration.

  (b)
  In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(C) of this covenant, the issuer will be required to purchase Notes tendered pursuant to an offer by the issuer for the Notes (an "Excess Proceeds Offer"), which Excess Proceeds Offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of over-subscription and calculation of the principal amount of Notes denominated in different currencies) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence, the issuer may apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The issuer will not be required to make an Excess Proceeds Offer for Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (a)(3)(B)) is less than £20 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Excess Proceeds Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of each Excess Proceeds Offer, the amount of Allocable Excess Proceeds will be reset at zero.

        The term "Allocable Excess Proceeds" means the product of:

  (y)
  the amount of Net Available Cash remaining after application in accordance with clauses (a)(3)(A) and (a)(3)(B) above, and

  (z)
  a fraction,

  (1)
  the numerator of which is the aggregate principal amount of the Notes outstanding on the date of an Excess Proceeds Offer, plus accrued and unpaid interest thereon, if any, to such date, and

  (2)
  the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of such Excess Proceeds Offer, plus accrued and unpaid interest thereon, if any, to such date, and the aggregate principal amount (or accreted value in the case of Indebtedness with original issue discount) of other Senior Indebtedness of the issuer outstanding on the date of such Excess Proceeds Offer, plus accrued and unpaid interest thereon, if any, to such date, that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Dispositions similar in all material respects to the covenant described hereunder and requiring the issuer to make an offer to purchase such Senior Indebtedness at substantially the same time as such Excess Proceeds Offer.

  (c)
  The issuer will comply with the requirements of Section 14(e) of the Exchange Act and any applicable securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates.

  (a)
  CCFC and the issuer will not, and CCFC and Parent will not permit any other Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Affiliate of CCFC (an "Affiliate Transaction") unless such transaction is on terms:

  (1)
  that are not materially less favorable to such Intermediate Guarantor, the issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

  (2)
  that, in the event such Affiliate Transaction involves an aggregate amount in excess of £25 million,

  (A)
  are set forth in writing, and

  (B)
  have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction, and

  (3)
  that, in the event such Affiliate Transaction involves an aggregate amount in excess of £50 million, have been determined by an Independent Financial Advisor to be fair, from a financial standpoint, to CCFC and the Restricted Subsidiaries.

  (b)
  The provisions of the foregoing paragraph (a) will not apply to:

  (1)
  any Restricted Payment permitted to be paid pursuant to the covenant described under "—Limitation on Restricted Payments,"

    (2)
    transactions between CCFC, the issuer and any other Restricted Subsidiary (other than a Receivables Subsidiary) or between Restricted Subsidiaries (other than a Receivables Subsidiary),

    (3)
    sales of accounts receivable or any participations therein to a Receivables Subsidiary in connection with any Qualified Receivables Transaction,

    (4)
    any issuance of securities, or other payments, awards or grants in cash, securities (including stock options and similar rights) or similar transfers to employees, directors and consultants of Parent, CCFC, the issuer, any other Restricted Subsidiary and any of their Subsidiaries pursuant to, or for the purpose of funding, employment arrangements, stock options and share ownership plans not to exceed £10 million in any calendar year,

    (5)
    any loans or advances, or Guarantees of third-party loans, to directors, officers, employees and consultants in the ordinary course of business in accordance with past practices of Parent, CCFC, the issuer or any other Restricted Subsidiary, as applicable, but in any event not to exceed £10 million in the aggregate outstanding at any one time,

    (6)
    the payment of reasonable fees and indemnities (including under customary insurance) to directors, officers and consultants of Parent, CCFC, the issuer, any other Restricted Subsidiary and any of their Subsidiaries,

    (7)
    any tax sharing agreement or arrangement and payments pursuant thereto between or among Parent, any other NTL Holding Company, the issuer and any other Restricted Subsidiaries not otherwise prohibited by the Indenture,

    (8)
    commercial transactions on arm's-length terms entered into in the ordinary course of business of which the disinterested directors of the issuer have been notified, or if there are no disinterested directors, the directors,

    (9)
    commercial contracts between CCFC, the issuer or any other Restricted Subsidiary and any Broadcast Business Company entered into after the Closing Date, as in effect from time to time, that are (A) Broadcast Separation Transactions, (B) transactions pursuant to clause (B) of the last paragraph of the definition of "Indebtedness" or (C) on arm's-length terms or on a basis which the issuer reasonably believes allocates costs fairly, entered into in the ordinary course of business of which the directors of the issuer have been notified,

    (10)
    transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the issuer, any NTL Holding Company or any of its Subsidiaries, so long as such Affiliates are treated no more favorably than holders of such Indebtedness or Capital Stock generally,

    (11)
    any agreement in effect on the Closing Date or any amendment or other modification thereto (so long as such amendment or other modification is not disadvantageous to the Holders in any material respect) or any transactions pursuant thereto,

    (12)
    the issuance and sale of Capital Stock (other than Disqualified Stock) of Parent or CCFC to (A) any officer, director or consultant of CCFC, the issuer, any other Restricted Subsidiary or any other NTL Holding Company pursuant to agreements outstanding on the Closing Date or entered into pursuant to clause (4) above, or (B) any NTL Holding Company or any Restricted Subsidiary,

    (13)
    any transaction with Parent pursuant to which Diamond or Target Group becomes a Wholly Owned Subsidiary of CCFC, provided that such transaction complies with paragraph (a)(1),

    (14)
    any transaction specifically permitted under the Indenture, and

    (15)
    the entering into, maintaining or performing of any employee contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer, director or consultant heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements.

        Limitation on Liens.    CCFC and the issuer will not, and CCFC and Parent will not permit any other Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any consensual Lien of any nature whatsoever (any such Lien, an "Initial Lien") on any of its Property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

        Any Lien created for the benefit of the Holders pursuant to the immediately preceding paragraph may provide by its terms that such Lien will be automatically and unconditionally released and discharged (1) upon the full and unconditional release and discharge of the Initial Lien (other than as a result of satisfaction of the debt secured through enforcement of such Lien), (2) with respect to any Subsidiary Guarantor the assets or the Capital Stock of which are encumbered by such Lien, upon the release of the Subsidiary Guarantee of such Subsidiary Guarantor in accordance with the provision described under "Subsidiary Guarantee," or (3) upon any defeasance or satisfaction and discharge of the Notes as provided under the captions "Defeasance" and "Satisfaction and Discharge."

        Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.    CCFC, the issuer and Parent will not permit any Restricted Subsidiary (other than the issuer and the Intermediate Guarantors) to provide a Guarantee after the Closing Date of any Indebtedness of CCFC or any Restricted Subsidiary unless:

  (1)
  such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by it of payments of the Notes, provided, however, that

  (A)
  if the Indebtedness is pari passu in right of payment to the Notes, any such Guarantee of such Restricted Subsidiary with respect to such Indebtedness shall rank pari passu in right of payment to its Guarantee of the Notes; and

  (B)
  if the Indebtedness is subordinated in right of payment to the Notes, any such Guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the Guarantee of the Notes substantially to the same extent as such Indebtedness is subordinated in right of payment to the Notes;

  (2)
  such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

  (3)
  such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

  (A)
  such Guarantee has been duly executed and authorized; and

  (B)
  such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by insolvency,

      bankruptcy, liquidation, reorganization, administration, moratorium, receivership or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

except, in each case, for

  (A)
  Guarantees by a Restricted Subsidiary of any Indebtedness (other than Public Debt issued by the issuer or any Intermediate Guarantor) permitted to be Incurred pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness;"

  (B)
  Guarantees by a Restricted Subsidiary pursuant to an agreement governing any Bank Indebtedness permitted to be Incurred pursuant to clause (b)(1) or (b)(12) of the covenant described under "—Limitation on Indebtedness;" provided, however, that the principal amount of Bank Indebtedness Incurred pursuant to clause (b)(12) and so Guaranteed shall not exceed £1,250,000,000, less the amount of Target Group Indebtedness refinanced as Bank Indebtedness under clause (b)(1);

  (C)
  Guarantees by a Restricted Subsidiary under any Refinancing Indebtedness described in clause (4) of paragraph (b) of the covenant described under "—Limitation on Indebtedness," to the extent such Restricted Subsidiary provided a Guarantee in respect of the Indebtedness being refinanced; provided that the Guarantee is not senior in right of payment to the Guarantee in respect of the Indebtedness being replaced;

  (D)
  Guarantees by a Restricted Subsidiary of any Indebtedness described in clause (5) or (12) of paragraph (b) of the covenant described under "—Limitation on Indebtedness," to the extent existing under, or required under the terms of, such Indebtedness or permitted in clause (A) hereof; provided that the Guarantee or any requirement to provide such Guarantee was in existence prior to the contemplation of the merger, consolidation or acquisition that resulted in the Incurrence of such Indebtedness (except as provided in clause (A) hereof);

  (E)
  any Guarantee or undertaking by any Restricted Subsidiary in favor of U.K. Inland Revenue in connection with the U.K. tax liability of NTL (UK) Group, Inc.; and

  (F)
  Guarantees by a Restricted Subsidiary permitted under clause (11) of paragraph (b) of the covenant described under "—Limitation on Indebtedness."

        Ongoing Reporting.    So long as the Notes are outstanding, the issuer will furnish to the Trustee, within the time periods specified in the SEC's rules and regulations, without cost to the Trustee (who, at the issuer's expense, will furnish by mail to the Holders); provided, however, that to the extent any reports are filed on the SEC's website, such reports shall be deemed to be furnished to the Trustee and the Holders:

  (1)
  whether or not required by SEC rules and regulations, quarterly and annual reports of Parent and, to the extent required by SEC rules and regulations, quarterly and annual reports of the Intermediate Guarantors, the issuer and any Subsidiary Guarantor, containing substantially the same information required to be contained in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, as applicable, under the Exchange Act, including financial statements prepared in accordance with GAAP and a "Management's Discussion and Analysis of Financial Condition and Results of Operations"; provided, however, that only to the extent reasonably available, at any time that any of CCFC's Subsidiaries are Unrestricted Subsidiaries, the quarterly and annual financial information required by this paragraph will include a presentation, either on the face of the financial statements, in the footnotes thereto, or in "Management's Discussion and Analysis of Financial Condition and Results of Operations" or other comparable section, of the financial condition and results of operations of CCFC and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCFC; and

  (2)
  such other reports containing substantially the same information required to be contained in a Current Report on Form 8-K under the Exchange Act, as in effect on the Closing Date.

        To the extent GAAP in effect from time to time differs in any material respect from GAAP in effect on the date of the Indenture, the issuer will separately prepare and deliver to the Trustee and Holders of the Notes with its annual financial statements a reasonably detailed reconciliation to GAAP as in effect on the date of the Indenture with respect to the financial items necessary to ascertain compliance with the covenants set forth in the Indenture.

        In addition, the issuer will furnish to the holders of the Notes and to prospective investors in the Notes, upon request of such holders, any information required to be delivered in connection with a sale pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are "restricted securities" within the meaning of Rule 144 under the Securities Act.

        Parent will also make available copies of all reports required by clauses (1) and (2) above on its website and, if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, at the specified office of the Luxembourg Paying Agent.

        Limitation on Activities.    CCFC and the issuer will not, and they and Parent will not permit any other Restricted Subsidiary to, engage in any business, other than a Permitted Business.

        Limitation on Sale/Leaseback Transactions.    CCFC and the issuer will not, and they and Parent will not permit any other Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any Property unless:

  (1)
  such Intermediate Guarantor or such Restricted Subsidiary would be entitled to:

  (A)
  Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "—Limitation on Indebtedness;" and

  (B)
  create a Lien on such Property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "—Limitation on Liens;"

  (2)
  the net proceeds received by CCFC, the issuer or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction represent the Fair Market Value of such Property; and

  (3)
  the transfer of such Property is permitted by, and CCFC, the issuer or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock."

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of CCFC (including any newly acquired or newly formed Subsidiary of CCFC) other than the issuer or any Broadcast Business Company to be an Unrestricted Subsidiary if:

  (1)
  no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation;

  (2)
  such Subsidiary and any of its Subsidiaries do not own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, CCFC, the issuer or any other Restricted Subsidiary other than a Subsidiary of the Subsidiary to be so designated;

  (3)
  either:

  (A)
  the Subsidiary to be so designated has total Consolidated assets of £1,000 or less or

  (B)
  if such Subsidiary has Consolidated assets greater than £1,000, then the issuer would be permitted to make an Investment under the covenant described under "—Limitation on Restricted Payments" after giving effect to such designation in the amount specified in the definition of "Investment";

  (4)
  all of the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

  (5)
  such Subsidiary is a Person with respect to which neither CCFC, the issuer nor any other Restricted Subsidiary has any direct or indirect obligation:

  (A)
  to subscribe for additional Capital Stock of such Person; or

  (B)
  to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (6)
  on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with CCFC, the issuer or any other Restricted Subsidiary with terms substantially less favorable to the issuer than those that might have been obtained from Persons who are not Affiliates of the issuer other than transactions that comply with the covenant described under "—Limitation on Transactions with Affiliates."

        In the event of any such designation, CCFC shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "—Limitation on Restricted Payments."

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if such Unrestricted Subsidiary's primary business is a Permitted Business and immediately after giving effect to such designation:

  (x)
  no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such designation,

  (y)
  CCFC could Incur £1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness," and

  (z)
  all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation would, if incurred at that time, have been permitted to be Incurred for all purposes of the Indenture.

        Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

        Designation of Broadcast Business Companies as Unrestricted Subsidiaries.    Notwithstanding anything herein to the contrary, any Broadcast Business Company may be designated as an Unrestricted Subsidiary if:

  (1)
  no Default or Event of Default shall occur or be caused to occur as a result of such designation;

  (2)
  after such designation, such Broadcast Business Company and any of its Subsidiaries do not beneficially own any Capital Stock or Indebtedness of, or own or hold any Lien (other than a

    Lien arising in connection with a Broadcast Separation Transaction) on any Property of, CCFC, the issuer or any other Restricted Subsidiary other than a Subsidiary of the Broadcast Business Company to be so designated;

  (3)
  all of the Indebtedness of such Broadcast Business Company and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

  (4)
  such Broadcast Business Company is a Person with respect to which neither CCFC, the issuer nor any other Restricted Subsidiary has any direct or indirect obligation:

  (A)
  to subscribe for additional Capital Stock of such Person; or

  (B)
  to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

    other than an obligation arising in connection with a Broadcast Separation Transaction of the type described in clause (3) of the definition thereof;

  (5)
  on the date such Broadcast Business Company is designated an Unrestricted Subsidiary, such Broadcast Business Company is not a party to any agreement, contract, arrangement or understanding with CCFC, the issuer or any other Restricted Subsidiary with terms substantially less favorable to CCFC, the issuer or any other Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of CCFC other than (A) Broadcast Separation Transactions or (B) transactions that comply with the covenant described under "—Limitation on Transactions with Affiliates;"

  (6)
  to the extent the aggregate outstanding Broadcast Business Investments exceed £15 million on the date such Broadcast Business Company is designated as an Unrestricted Subsidiary, concurrently with such designation either (A) CCFC must be able to make a Restricted Payment, and must make a Restricted Payment or (B) such Broadcast Business Company must make a payment to CCFC, in the case of either (A) or (B), in the amount of such outstanding Broadcast Business Investments less the sum of (x) £15 million and (y) the amount of any payment previously made pursuant to this clause (6) in respect of such Broadcast Business Investments; and

  (7)
  to the extent Indebtedness has been Incurred under paragraph (a) of the covenant described under "—Limitation on Indebtedness" after the Closing Date and prior to the designation of such Broadcast Business Company as an Unrestricted Subsidiary, then either (x) the entity Incurring such Indebtedness must be able to incur £1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness" after giving effect to the designation of such Broadcast Business Company as an Unrestricted Subsidiary or (y) the entity that Incurred such Indebtedness must have been able to Incur such Indebtedness on the date of Incurrence after giving pro forma effect to the designation of such Broadcast Business Company as an Unrestricted Subsidiary as if such designation had occurred immediately before such Incurrence or, in either case, such Broadcast Business Company must assume as Non-Recourse Debt an amount such that either clause (x) or (y) would be satisfied if such amount of Non-Recourse Debt had not been Incurred.

        In the event of any such designation, CCFC shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "—Limitation on Restricted Payments," other than as provided in clause (9) of paragraph (b) of the covenant described under "—Limitation on Restricted Payments" with respect to the designation of the Broadcast Business Companies as an Unrestricted Subsidiary.

Merger and Consolidation

        The issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1)
  the issuer is the surviving corporation or the resulting, surviving or transferee Person other than the issuer (the "Successor Company") will be a corporation organized and existing under the laws of any country that is a Member State on the Closing Date, Bermuda, the United States of America, any State thereof or the District of Columbia and the Successor Company will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of the issuer under the Notes, the Indenture and the registration rights agreement;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the issuer which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

  (3)
  immediately after giving effect to such transaction, the issuer, if it is the surviving corporation, or the Successor Company, would be able to Incur an additional £1.00 of Indebtedness under paragraph (a) of the covenant described under "Certain Covenants—Limitation on Indebtedness"; provided, however, that this clause (3) shall not apply in the case of a Merger Event; and

  (4)
  the issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the provisions described in this paragraph; provided, that in giving such opinion, such counsel may rely on an Officer's Certificate as to compliance with clauses (2) and (3) above and as to any matters of fact.

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the issuer under the Indenture, but the predecessor issuer in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

        Clauses (2) and (3) of the first paragraph of this section will not apply to any transaction in which (i) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its properties and assets to the issuer or (ii) the issuer consolidates or merges with or into or transfers all or substantially all its assets to (x) an Affiliate incorporated or organized for the purpose of changing the legal domicile of the issuer, reincorporating the issuer in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary so long as all assets of the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

        In addition, Parent and each Intermediate Guarantor will not, and each Intermediate Guarantor and the issuer will not permit any Subsidiary Guarantor to, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

  (1)
  the resulting, surviving or transferee Person if other than Parent, such Intermediate Guarantor or such Subsidiary Guarantor (the "Successor Guarantor") will be a corporation organized and existing under the laws of a country that is a Member State on the Closing Date, Bermuda, the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form and substance satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of Parent, such Intermediate Guarantor or such Subsidiary Guarantor which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

  (3)
  the issuer will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided that in giving such opinion, such counsel may rely on an Officer's Certificate as to compliance with clause (2) above and as to any matters of fact.

        Notwithstanding the foregoing, CCFC or any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to any Intermediate Guarantor, the issuer or any Subsidiary Guarantor; provided, however, that neither CCFC nor any Restricted Subsidiary shall be permitted to consolidate with, merge into or transfer all or part of its properties and assets to any Intermediate Guarantor or any Subsidiary Guarantor if following such consolidation, merger or transfer such Intermediate Guarantor or such Subsidiary Guarantor would be prohibited by applicable law from continuing to provide a Note Guarantee or the amount of such Note Guarantee would be required to be limited to a greater extent than immediately prior to such consolidation, merger or transfer.

        There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the Property or assets of a Person. As a result there may be circumstances in which it is unclear whether the provisions of this section apply.

Defaults

        Each of the following is an Event of Default:

  (1)
  a default in any payment of interest (including Special Interest) on, or Additional Amounts with respect to, any Note when due and payable continued for 30 days,

  (2)
  a default in the payment of principal of or premium, if any, on any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise,

  (3)
  the failure to comply with obligations under the covenant described under "Merger and Consolidation" above,

  (4)
  the failure to comply for 30 days after notice with any obligations under the covenants described under "Repurchase at the Option of the Holders" or "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" above (in each case, other than a failure to purchase Notes),

  (5)
  the failure to comply for 60 days after notice with any other agreement contained in the Notes or the Indenture,

  (6)
  the failure by CCFC, the issuer or any other Restricted Subsidiary or any other NTL Holding Company to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds £40 million or its equivalent in another currency, except that no default or Event of Default under this clause (6) shall occur with respect to any default under the Existing Credit Facility so long as either such default is cured or waived or the Indebtedness under the Existing Credit Facility is repaid in full, in either case within three Business Days following the Closing Date (the "cross-acceleration provision"),

  (7)
  certain events of bankruptcy, insolvency or reorganization of the issuer, any Note Guarantor or a Significant Subsidiary (the "bankruptcy provisions"),

  (8)
  the rendering of any judgment or decree for the payment of money in excess of £40 million or its equivalent in another currency against CCFC, the issuer or any other Restricted Subsidiary if such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived or stayed before the end of such period (the "judgment default provision"), or

  (9)
  any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms in writing such Note Guarantor's obligations under the Indenture or any Note Guarantee (other than by reason of the termination of the Indenture or such Note Guarantee or the release of such Note Guarantee in accordance with such Note Guarantee or the Indenture).

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee notifies the issuer or the Holders of at least 25% in aggregate principal amount of the outstanding Notes notify the issuer and the Trustee of the default and CCFC, the issuer or the Restricted Subsidiary, as applicable, does not cure such default within the time specified in clause (4) or (5) after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a notice of Default. When a Default or an Event of Default is cured within the time specified, it ceases.

        Subject to the terms of the Intercreditor Deed, if an Event of Default (other than an Event of Default under the bankruptcy provisions described in clause (7) with respect to the issuer, any Intermediate Guarantor or any Subsidiary Guarantor) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the issuer may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default under the bankruptcy provisions described in clause (7) with respect to the issuer, any Intermediate Guarantor or any Subsidiary Guarantor occurs, the unpaid principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such Holder has previously given the Trustee notice that an Event of Default is continuing,

  (2)
  Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy,

  (3)
  such Holders have provided the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense,

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the request and the security or indemnity reasonably satisfactory to the Trustee and

  (5)
  the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to the Intercreditor Deed, the Holders of a majority in aggregate principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that the Trustee determines (after consultation with counsel) conflicts with law, the Indenture or the Intercreditor Deed or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that may involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to reasonable indemnification against all losses and expenses caused by taking or not taking such action.

        If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the best interests of the Holders.

        In addition, the issuer will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer's Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The issuer will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute an Event of Default, its status and what action the issuer is taking or proposes to take in respect thereof.

Amendment, Supplement and Waiver

        Subject to certain exceptions, the Indenture or the Notes may be amended with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding and any past default or compliance with certain provisions may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding; provided, however, that if any amendment, waiver or other modification would only affect the Sterling Notes, the Dollar Notes, the Euro Notes or the Floating Rate Notes only the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes of the affected series (and not the consent of the Holders of any other series of Notes) shall be required. However, with respect to the Notes, without the consent of each Holder of an outstanding Note affected, no amendment may:

  (1)
  reduce the principal amount of Notes whose Holders must consent to an amendment or waiver,

  (2)
  reduce the rate of or extend the time for payment of interest on any Note,

  (3)
  reduce the principal of or extend the Stated Maturity of any Note,

  (4)
  reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption of Fixed Rate Notes" and "Optional Redemption of Floating Rate Notes" above,

  (5)
  make any Note payable in money other than that stated in the Note,

  (6)
  make any change to the subordination provisions of the Indenture that materially and adversely affects the rights of any Holder,

  (7)
  impair the right of any Holder to receive payment of principal of, and interest on, such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,

  (8)
  make any change in the amendment provisions which require each Holder's consent or in the waiver provisions described in this sentence,

  (9)
  modify the Subsidiary Guarantees in any manner materially adverse to the Holders, or

  (10)
  release any security interest that may have been granted in favor of the Holders of the Notes.

        Subject to the Intercreditor Deed, with respect to the Notes, without the consent of any Holder, Parent, the Intermediate Guarantors, the issuer, the Subsidiary Guarantors and the Trustee may amend the Indenture to:

  (1)
  cure any ambiguity, omission, defect or inconsistency; provided that such amendment does not, in the opinion of the Trustee, adversely affect the rights of any Holder in any material respect,

  (2)
  provide for the assumption by a successor corporation in accordance with the Indenture of the obligations of the issuer under the Indenture,

  (3)
  provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

  (4)
  make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the issuer or the Senior Subordinated Subsidiary Guarantor (or any Representative thereof) under such subordination provisions,

  (5)
  add additional Guarantees with respect to the Notes or release Subsidiary Guarantors from Subsidiary Guarantees as provided by the terms of the Indenture,

  (6)
  add to the covenants of the issuer for the benefit of the Holders or to surrender any right or power conferred upon the issuer, any Restricted Subsidiary or any of their Subsidiaries,

  (7)
  make any change that does not materially adversely affect the rights of any Holder in any respect, subject to the provisions of the Indenture,

  (8)
  provide for the issuance of Additional Notes,

  (9)
  provide for the issues of exchange notes in exchange for one or more series of outstanding Notes,

  (10)
  mortgage, pledge, hypothecate or grant a security interest in any Property for the benefit of any Person; provided, however, that the granting of such security interest is not prohibited by the Indenture and the covenant described under "Certain Covenants—Limitation on Liens" is complied with,

  (11)
  comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, and

  (12)
  provide for a reduction in the minimum denominations of the Notes.

        However, no amendment may be made to the subordination provisions of the Indenture that materially and adversely affects the rights of any holder of Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

        After an amendment becomes effective, the issuer is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment. In addition, for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the issuer will inform such exchange of any amendment, supplements or waiver and will publish notice of such amendment, supplement or waiver in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

Defeasance

        The issuer may at any time terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

        In addition, the issuer may at any time terminate:

  (1)
  its obligations under the covenants described under "Certain Covenants" and "Repurchase at the Option of the Holders"; and

  (2)
  the operation of the cross-acceleration provision, the bankruptcy provisions with respect to any Note Guarantor and Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clause (3) under the first paragraph of "Merger and Consolidation" above ("covenant defeasance").

        In the event that the issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

        The issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to any Note Guarantor and Significant Subsidiaries) or (8) under "Defaults" above or because of the failure of the issuer to comply with clause (3) under the first paragraph of "Merger and Consolidation" above.

        In order to exercise either defeasance option, the issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee cash in pounds sterling or U.K. Government Obligations or a combination thereof (in the case of the Sterling Notes) or cash in U.S. dollars or U.S. Government Obligations or a combination thereof (in the case of the Dollar Notes and the Floating Rate Notes) or cash in euros or European Government Obligations or a combination thereof (in the case of the Euro Notes), the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, as indicated by an Officer's Certificate, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. Federal or U.K. income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal and U.K. income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on and refer to a ruling of the Internal Revenue Service or other change in applicable U.S. Federal income tax law).

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder when:

  (1)
  either:

  (A)
  all the Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and applicable Notes for whose payment money has been deposited in trust and thereafter repaid to the issuer in accordance with the Indenture, have been delivered to the Trustee for cancellation; or

  (B)
  all of the Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in pounds sterling or U.K. Government Obligations in the case of the Sterling Notes, or cash in U.S. dollars or U.S. Government Obligations in the case of the Dollar Notes and the Floating Rate Notes, or cash in euros or European Government Obligations in the case of the Euro Notes, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the applicable Notes not delivered to the Trustee for cancellation for principal, premium and Additional Amounts, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the issuer is a party or by which the issuer is bound;

  (3)
  the issuer has paid or caused to be paid all sums payable by it under the Indenture; and

  (4)
  the issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the applicable Notes at maturity or the redemption date, as the case may be.

        In addition, the issuer must deliver an Officer's Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Prescription

        There is no express term in the Indenture as to any time limit on the validity of claims of the Holders to interest and repayment of principal, but any such claims will be subject to any statutory limitation period prescribed under New York law.

Concerning the Trustee

        The Bank of New York is the Trustee under the Indenture and has been appointed by the issuer as a Paying Agent with regard to the Notes.

        If the Trustee becomes a creditor of the issuer, the Indenture limits its rights to obtain payment of claims in certain cases, or to realize on certain Property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

        Subject to the Intercreditor Deed, the Holders of a majority in aggregate principal amount of the then-outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee in respect of such Notes, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes unless such Holder has provided to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture and the Notes are, and will be, governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

No Personal Liability of Directors, Officers, Employees and Shareholders

        No past, present or future director, officer, employee, incorporator or shareholder of Parent, any Intermediate Guarantor, the issuer or any Subsidiary Guarantor, as such, will have any liability for any obligations of Parent, any Intermediate Guarantor, the issuer or any Subsidiary Guarantor under the Parent Guarantee, the Intermediate Guarantees, the Notes, the Subsidiary Guarantees or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under U.S. Federal securities laws.

Enforceability of Judgments

        Since the issuer and the Subsidiary Guarantors are incorporated in the United Kingdom and substantially all of their operating assets and the operating assets of their Subsidiaries are outside the United States, any judgment obtained in the United States against the issuer or the Subsidiary Guarantors, including judgments with respect to the payment of principal, premium, interest, Additional Amounts and any purchase price with respect to the Notes, may not be collectable within the United States.

Currency Indemnity

        The currency of account and payment for all sums, including damages, payable by the issuer or any Note Guarantor under or in connection with the Sterling Notes, the Dollar Notes and the Floating Rate Notes, or the Euro Notes, as the case may be, is pounds sterling, the U.S. dollar, or the euro, respectively. Any amount received or recovered in a currency other than pounds sterling (in the case of the Sterling Notes), U.S. dollars (in the case the Dollar Notes and the Floating Rate Notes), or euro (in the case of the Euro Notes), whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the issuer or any Note Guarantor or otherwise by any Holder of a Sterling Note, a Dollar Note, a Euro Note or a Floating Rate Note, as the case may be, or by the Trustee, in respect of any sum expressed to be due to it from the issuer or any Note Guarantor will only constitute a discharge to the issuer or any Note Guarantor to the extent of pounds sterling amount, the U.S. dollar amount or the euro amount, as the case may be, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

        If that pounds sterling amount is less than the sterling amount expressed to be due to the recipient or the Trustee under any Sterling Note, or if that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient or the Trustee under any Dollar Note or Floating Rate Note, or if that euro amount is less than the euro amount expressed to be due to the recipient or the Trustee under any Euro Note, the issuer and any Note Guarantor will indemnify them against any loss sustained by such recipient as a result. In any event, the issuer and any Note Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner satisfactory to the issuer (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the issuer and any Note Guarantor's other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee.

Calculation of Sterling Denominated Restrictions

        Except as otherwise specifically set forth herein under the covenant described under "—Limitation on Indebtedness," for purposes of determining compliance with any sterling denominated restriction herein, the Sterling Equivalent amount for purposes hereof that is denominated in a non-sterling currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-sterling amount is incurred or made, as the case may be.

Certain Definitions

        "Additional Assets" means:

  (1)
  any Property or assets (other than Indebtedness and Capital Stock) to be used by any Intermediate Guarantor, the issuer or a Restricted Subsidiary in a Permitted Business;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by any Intermediate Guarantor, the issuer or another Restricted Subsidiary; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Permitted Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Annualized Pro Forma EBITDA" means, as of any date of determination, the product of Pro Forma EBITDA for the most recently completed fiscal quarter for which financial statements have been previously furnished to Holders pursuant to the covenant described under "Certain Covenants—Ongoing Reporting," multiplied by four.

        "Applicable Premium" means, with respect to a Fixed Rate Note at any time, the greater of (1) 1.0% of the principal amount of such Fixed Rate Note at such time and (2) the excess of (A) the present value at such time of (i) the redemption price of such Fixed Rate Note at April 15, 2009 (such redemption price being described in the table appearing in the first paragraph under the heading "Optional Redemption of Fixed Rate Notes," exclusive of any accrued interest) plus (ii) any required interest payments due on such Fixed Rate Note through April 15, 2009 (including any accrued and unpaid interest) computed using a discount rate equal to the Gilt Rate (in the case of the Sterling Notes), the Treasury Rate (in the case of the Dollar Notes), or the Bund Rate (in the case of the Euro Notes) plus 50 basis points, over (B) the principal amount of such Fixed Rate Note.

        "Asset Disposition" means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions), including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of any shares of Capital Stock of any Intermediate Guarantor that is a Subsidiary of CCFC, of the issuer, of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the issuer or a Restricted Subsidiary) or of a Restricted Company or any assets of CCFC, the issuer or any other Restricted Subsidiary or any Restricted Company, other than,

  (A)
  a disposition to any Intermediate Guarantor, the issuer or a Subsidiary Guarantor,

  (B)
  a disposition by CCFC or a Restricted Subsidiary to a Restricted Subsidiary,

  (C)
  a disposition of Diamond by Parent in the transaction following which Diamond becomes a Wholly Owned Subsidiary of the issuer,

  (D)
  for purposes of the covenant described under "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the covenant described under "Certain Covenants—Limitation on Restricted Payments,"

  (E)
  any disposition permitted under the provisions described under "Merger and Consolidation,"

  (F)
  a sale of Temporary Cash Equivalents in the ordinary course of business,

  (G)
  a disposition of inventory, consumer equipment, communications capacity and worn out or obsolete equipment or assets in the ordinary course of business,

  (H)
  issuance of Capital Stock by a Restricted Subsidiary to any Intermediate Guarantor, the issuer or another Restricted Subsidiary,

  (I)
  any sale or other disposition of Receivables and Related Assets to a Receivables Subsidiary pursuant to or in connection with a Qualified Receivables Transaction,

  (J)
  any sale or disposition deemed to occur in connection with creating or granting a Permitted Lien,

  (K)
  any disposition of the Capital Stock, Transferable Debt, or all or substantially all Property of any Unrestricted Subsidiary; provided, however, that such disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the Property being transferred; provided further, however, that such disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to any Intermediate Guarantor, the issuer or any Restricted Subsidiary,

  (L)
  the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other Property in the ordinary course of business which do not materially interfere with the business of the Intermediate Guarantors, the issuer and their Restricted Subsidiaries,

  (M)
  assets or Capital Stock acquired in an acquisition which any Intermediate Guarantor, the issuer or any Restricted Subsidiary sells within 6 months of such acquisition,

  (N)
  foreclosure on assets,

  (O)
  surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

  (P)
  any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by CCFC or any Restricted Subsidiary to such Person; provided, however, that (A) if the outsourcing relates to non-core business activities, CCFC shall provide an Officer's Certificate and (B) if the outsourcing relates to core business activities, the board of directors of Parent shall certify, in either case, that in the opinion of the Officer or the board of directors, as applicable, the outsourcing transaction will be economically beneficial to CCFC and its Restricted Subsidiaries (considered as a whole) and that the costs of such outsourcing are fair; provided further, however, that the Fair Market Value of the assets disposed of, when taken together with all other dispositions made pursuant to this clause (P), do not exceed 5% of Total Assets,

  (Q)
  a disposition to an Unrestricted Subsidiary in connection with a Broadcast Separation Transaction of the type described in clause (1) or clause (4) of the definition thereof, or

  (R)
  a disposition of Capital Stock or assets in a transaction or series of related transactions with an aggregate Fair Market Value of less than £20 million.

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate reasonably determined in good faith by a responsible financial or accounting officer of the issuer to be the interest rate implicit in such Sale/Leaseback Transaction in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

        "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

  (2)
  the sum of all such payments.

        "Bank Indebtedness" means any and all amounts payable under or in respect of an agreement, instrument or other document relating to a Credit Facility (including security documents, fee letters and intercreditor agreements related thereto), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Person liable thereunder whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof, and any and all Refinancing Indebtedness Incurred in respect of any such amount (including amounts in respect of Refinancing Indebtedness), whether Incurred under or in respect of an agreement relating to a Credit Facility or otherwise (including Public Debt, other than Public Debt issued by the issuer or any Intermediate Guarantor);

        "Board of Directors" means the Board of Directors of CCFC or any committee thereof duly authorized to act on behalf of the Board of Directors of CCFC.

        "Broadcast Business" means the portion of the business of CCFC and its Subsidiaries relating to the provision of digital and analog television and radio broadcast transmission services, studio play-out facilities, network design, construction and maintenance, tower site rental and satellite and media services, as well as the design and operation of radio networks and the provision of voice and data services to public safety organizations in the U.K., as set forth in the note to Parent's audited financial statements for the year ended December 31, 2003 describing the ntl: broadcast business segment.

        "Broadcast Business Company" means any Subsidiary of any Intermediate Guarantor or the issuer existing on the Closing Date or thereafter created that is primarily engaged in the Broadcast Business. "Broadcast Business Companies" means all such Subsidiaries of any Intermediate Guarantor or the issuer.

        "Broadcast Business Investment" means, assuming that the Broadcast Business, taken as a whole, were a separate Person from the other businesses and activities of CCFC and its Restricted Subsidiaries, any direct or indirect advance, loan, other extension of credit or capital contribution to, or purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, or prepayment, repayment, repurchase, redemption, retirement, refinancing or defeasance of Indebtedness of, or other transaction made directly or indirectly in or with respect to the Broadcast Business by CCFC or any Restricted Subsidiary that (1) occurs after the date of the Indenture and (2) would constitute an Investment in the Broadcast Business if the Broadcast Business were such a separate Person.

        "Broadcast Separation Transaction" means any transaction that the board of directors of Parent reasonably believes is necessary or desirable in connection with or to effect the segregation of the Broadcast Business from the other businesses and activities of CCFC and its Restricted Subsidiaries (or, in the case of clauses (3) and (4) below, the entry into of such arrangements prior to designation as an Unrestricted Subsidiary in accordance with past practice), including any transaction:

  (1)
  pursuant to any agreement entered into to effect or facilitate or otherwise in connection with the transfer of any assets or liabilities comprising the Broadcast Business not already held by the Broadcast Business Companies (i) to a Broadcast Business Company or (ii) to any Person who is or whose Affiliates are to acquire the business or assets of one or more Broadcast Business Companies as part of a connected transaction in conjunction with which each such Broadcast Business Company is to be designated as an Unrestricted Subsidiary, provided that, in the case of (ii), each such Broadcast Business Company could have been designated as an Unrestricted Subsidiary in accordance with the covenant described under "—Designation of Broadcast Business Companies as Unrestricted Subsidiaries" if all other assets or liabilities so transferred had been transferred to such Broadcast Business Company immediately prior to its designation as an Unrestricted Subsidiary;

  (2)
  pursuant to any agreement entered into to effect or facilitate or otherwise in connection with the transfer (including by way of dividend) from a Broadcast Business Company to CCFC or any Restricted Subsidiary that is not a Broadcast Business Company of any assets or liabilities not related to the Broadcast Business;

  (3)
  relating to the provision by CCFC or any Restricted Subsidiary in the ordinary course of business of performance guarantees, leasehold guarantees and related arrangements and similar arrangements entered into for the benefit of the Broadcast Business; provided, however, that with respect to any such guarantee or arrangement, a Broadcast Business Company is an obligor and undertakes to reimburse CCFC and any Restricted Subsidiary for any payments or losses arising therefrom;

  (4)
  relating to the provision by CCFC or any Restricted Subsidiary to any Broadcast Business Company, or the provision by any Broadcast Business Company to CCFC or any Restricted Subsidiary, of corporate, technical, telecommunications, administrative and other services, and arrangements in connection with the use of shared assets, pursuant to any agreement or arrangement the terms of which the board of directors of Parent reasonably considers to provide for a fair allocation of costs; and

  (5)
  relating to the capitalization, waiver or capital contribution by CCFC or any Restricted Subsidiary to a Broadcast Business Company of any Indebtedness owed by such Broadcast Business Company, or the capitalization, waiver or capital contribution by a Broadcast Business Company to CCFC or any Restricted Subsidiary of any Indebtedness owed by CCFC or any Restricted Subsidiary, in order to effect the transactions referred to in paragraphs (1) and (2) above;

provided, however, that any such transaction, when considered as a whole with all other Broadcast Separation Transactions, including, without limitation, the allocation of the costs of such transaction, in the opinion of the board of directors of Parent, results in an allocation of assets and liabilities to the Broadcast Business Companies, on the one hand, and CCFC and its Restricted Subsidiaries, on the other hand, that is reasonably consistent with the principles used to determine revenues of the ntl: broadcast industry segment as reported in Parent's financial statements for the year ended December 31, 2003.

        "Bund Rate" means, with respect to any relevant date, the rate per annum equal to the semiannual equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

  (1)
  "Comparable German Bund Issue" means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to April 15, 2009, and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to April 15, 2009; provided, however, that, if the period from such redemption date to April 15, 2009 is less than one year, a fixed maturity of one year shall be used;

  (2)
  "Comparable German Bund Price" means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

  (3)
  "Reference German Bund Dealer" means any dealer of German Bundesanleihe securities appointed by the issuer in consultation with the Trustee; and

  (4)
  "Reference German Bund Dealer Quotations" means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third Business Day preceding the relevant date.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

        "CCFC" means Communications Cable Funding Corp.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Consolidated Interest Expense" means, for any period, the total interest expense of CCFC and its Consolidated Restricted Subsidiaries, including all Restricted Companies and their Subsidiaries, if they are not Consolidated Subsidiaries of CCFC, on a pro forma basis as if they had become Consolidated Subsidiaries of CCFC as of the Closing Date, plus, to the extent Incurred by CCFC and its Consolidated Restricted Subsidiaries, including all Restricted Companies and their Subsidiaries, if they are not Consolidated Subsidiaries of CCFC, on a pro forma basis as if they had become Consolidated Subsidiaries of CCFC as of the Closing Date, in such period but not included in such interest expense, without duplication:

  (1)
  interest expense attributable to Purchase Money Indebtedness and Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

  (2)
  amortization of debt discount and debt issuance costs,

  (3)
  capitalized interest and interest paid in the form of additional Indebtedness,

  (4)
  cash or non-cash interest expense,

  (5)
  commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

  (6)
  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by, or secured by a Lien on the assets of, the issuer or any Restricted Subsidiary,

  (7)
  net costs associated with Hedging Obligations (including amortization of fees),

  (8)
  dividends in respect of all Disqualified Stock of the issuer and all Preferred Stock of any of the Subsidiaries of the issuer, to the extent held by Persons other than the issuer or a Wholly Owned Subsidiary of the issuer,

  (9)
  interest Incurred in connection with Investments in discontinued operations and

  (10)
  the cash contributions to any employee share ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the issuer) in connection with Indebtedness Incurred by such plan or trust.

        "Consolidated Net Income" means, for any period, the net income of CCFC and its Consolidated Subsidiaries, including all Restricted Companies and their Subsidiaries, if they are not Consolidated

Subsidiaries of CCFC, on a pro forma basis as if they had become Consolidated Subsidiaries of CCFC as of the first day of such period, for such period; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income (or loss) of any Person (other than CCFC) if such Person is not a Subsidiary, or is an Unrestricted Subsidiary, except that, subject to the limitations contained in clause (4) below, CCFC's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Temporary Cash Equivalents distributed by such Person during such period to CCFC or a Restricted Subsidiary as a dividend or other similar distribution or return; provided, however, that any Designated Dividends received by CCFC or any Restricted Subsidiary shall not be included in Consolidated Net Income;

  (2)
  any net income (or loss) of any Restricted Subsidiary to the extent such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the issuer (other than any restriction permitted under clause (A), (C) (solely to the extent relating to clause (A)) or (H) of the covenant described under "Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries"), except that, subject to the limitations contained in clause (4) below, CCFC's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Temporary Cash Equivalents distributed by such Restricted Subsidiary during such period to CCFC or another Restricted Subsidiary as a dividend or other similar distribution;

  (3)
  any gain (or loss) realized upon the sale or other disposition of any asset of CCFC or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (4)
  any item classified as a restructuring, extraordinary, unusual, non-recurring or other non-operating gain or loss, including the costs of, and accounting for, financial instruments;

  (5)
  any impairment loss of CCFC or its Restricted Subsidiaries relating to goodwill or other intangible assets;

  (6)
  the cumulative effect of a change in accounting principles;

  (7)
  all deferred financing costs written off in connection with the early extinguishment of Indebtedness, net of taxes; and

  (8)
  any foreign currency transaction or translation gains or losses, net of taxes.

        Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments, redemptions or releases of Investments, proceeds realized on the sale or liquidation of Investments, and dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to CCFC or a Restricted Subsidiary to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (C)(iv) or (D)(iv) of paragraph (a) thereof.

        "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of CCFC in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of CCFC or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

        "Credit Facility" means any debt facility or commercial paper facility (including the New Credit Facility) or ancillary facility, in each case with a lender or a syndicate of commercial bank lenders or other financial institutions, providing for revolving credit loans, term loans, receivables financing or letters of credit, in each case, as amended, restated, refunded, renewed, replaced or refinanced in whole or in part from time to time by a lender or a syndicate of commercial bank lenders or other financial institutions.

        "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Dividends" means any dividends, repayments of the principal of loans or advances or other transfers of assets after the designation of any Broadcast Business Company as an Unrestricted Subsidiary in accordance with the terms of the Indenture received by any Intermediate Guarantor, the issuer or any Restricted Subsidiary from such Broadcast Business Company that are designated at the time of payment, repayment or transfer to be distributed promptly upon receipt to any NTL Holding Company of which CCFC is a Subsidiary and that are so distributed, together with all liabilities (contingent or otherwise) attributable to the Property being transferred, substantially concurrently with the receipt thereof by any Intermediate Guarantor, the issuer or any Restricted Subsidiary.

        "Designated Non-Cash Consideration" means the Fair Market Value of non-cash consideration received by any Intermediate Guarantor, the issuer or any Restricted Subsidiary in connection with an Asset Disposition that is designated pursuant to an Officer's Certificate. The aggregate Fair Market Value of the Designated Non-Cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-Cash Consideration then held by any Intermediate Guarantor, the issuer or any Restricted Subsidiary, may not exceed the greater of (x) £50 million in the aggregate or (y) 1.00% of Total Assets, at the time of the receipt of the Designated Non-Cash Consideration (with the Fair Market Value being measured at the time received and without giving effect to subsequent changes in value).

        "Designated Senior Indebtedness" means any Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor (other than Bank Indebtedness) which at the time of determination exceeds £75 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by such Person and as to which the Trustee has been given written notice of such designation.

        "Diamond" means Diamond Cable Communications Limited.

        "Diamond Notes" means the sterling denominated 10% Senior Notes due 2008 and the dollar denominated 9 1/8% Senior Notes due 2008 of Diamond Holdings Limited.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person that is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise,

  (2)
  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the issuer or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable) or

  (3)
  is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to 180 days following the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to 180 days following the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "Repurchase at the Option of Holders—Change of Control" and "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock."

        "Dollar Notes" means the U.S. dollar denominated 8.75% Senior Notes due April 15, 2014 of the issuer.

        "EBITDA" for any period means the Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income of CCFC and its Consolidated Restricted Subsidiaries, including all Restricted Companies and their Subsidiaries, if they are not Consolidated Subsidiaries of CCFC, on a pro forma basis as if they had become Consolidated Subsidiaries of CCFC as of the Closing Date:

  (1)
  income tax expense,

  (2)
  Consolidated Interest Expense,

  (3)
  depreciation expense,

  (4)
  amortization expense (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period),

  (5)
  all other non-cash charges (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income (excluding any such non-cash item of income to the extent it will result in receipt of cash payments in any future period),

  (6)
  other cash changes for professional fees and services incurred in connection with the planning, negotiating, documenting or other activities related to a proposed financing, acquisition or disposition transaction involving a Permitted Business if such transaction is abandoned,

  (7)
  the amount of minority interest expense deducted in calculating Consolidated Net Income,

  (8)
  the amount of any restructuring charge deducted for such period in calculating Consolidated Net Income,

  (9)
  recapitalization items, net,

  (10)
  share of income or loss on equity Investments and

  (11)
  asset impairments,

in each case for such period.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to CCFC by such Restricted Subsidiary without breaching or violating a restriction, directly or indirectly, applicable to such Restricted Subsidiary

(disregarding for this purpose any restriction permitted under clause (A), (C) (solely to the extent relating to clause (A)) or (H) of the covenant described under "Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries").

        "Equity Offering" means a public or private sale for cash of Capital Stock (1) that is a sale of Capital Stock of the issuer or any NTL Holding Company by the issuer or any NTL Holding Company other than to the issuer or any NTL Holding Company (not including convertible debt or other equity-linked securities or purchases of Capital Stock of the issuer or any NTL Holding Company funded by a sale of debt, convertible debt or other equity-linked securities of the issuer or any NTL Holding Company) and (2) in the case of a sale of Capital Stock of the Parent by the Parent, the proceeds of which are contributed to the issuer or any Intermediate Guarantor.

        "Euro Notes" means the euro denominated 8.75% Senior Notes due April 15, 2014 of the issuer.

        "European Government Obligations" means the highest-rated sovereign obligations of the European Union or a Member State that are payable in euro for the timely payment of which its full faith and credit is pledged, in each case which are not callable or redeemable at the issuer's option.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Existing Credit Facility" means the senior credit facility dated May 30, 2000 among Parent, NTL Communications Limited, NTLIH as borrower, certain subsidiaries of NTLIH as guarantors, J.P. Morgan plc and Morgan Stanley Senior Funding, Inc. as arrangers and joint book managers of the revolving facility, J.P. Morgan Europe Limited as agent and security trustee and the lenders party thereto, as amended, modified, supplemented, extended or replaced from time to time and, subsequent to the Closing Date, in accordance with the terms of the Indenture.

        "Fair Market Value" means, with respect to any asset or Property, the price which could be negotiated in an arm's-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For purposes of the covenant described under "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock," the Fair Market Value of Property or assets other than cash which involves an aggregate amount in excess of £10 million, shall be set forth in a resolution of the Board of Directors.

        "Fixed Rate Notes" means the Sterling Notes, the Dollar Notes and the Euro Notes.

        "Floating Rate Notes" means U.S. dollar denominated Floating Rate Senior Notes due October 15, 2012 of the issuer.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect at the Closing Date.

        "Gilt Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United Kingdom government securities with a fixed maturity (as complied by the Office for National Statistics and published in the most recent Financial Statistics that have become publicly available at least two Business Days in London prior to such redemption date (or, if such Financial Statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2009; provided, however, that if the period from such redemption date to April 15, 2009 is less than one year, the weekly average yield on actually traded United Kingdom government securities denominated in sterling adjusted to a fixed maturity of one year shall be used.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

  (2)
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) a contractual commitment by a Person to make an Investment in another Person so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (1) or (2) of the definition of "Permitted Investment." The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or any Currency Agreement.

        "Holder" means, for so long as the Notes are represented by global notes, each bearer thereof, and, in the event that certificated Notes are issued, each Person in whose name the Notes are registered on the Registrar's books.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

        Solely for purposes of determining compliance with the covenant described under "Certain Covenants—Limitation on Indebtedness," the following will not be deemed to be the Incurrence of Indebtedness: (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security; (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; (3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness; and (4) a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

  (1)
  the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

  (2)
  the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than loan notes or similar instruments issued solely by way of consideration for the acquisition of assets in order to defer capital gains or equivalent taxes where such loan notes or similar instruments are not issued for the purpose of financing but are issued for tax purposes);

  (3)
  all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto), other than reimbursement obligations with respect to letters of credit securing obligations (other than obligations described in (1), (2) and (5) of this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

  (4)
  all obligations of such Person to pay the deferred and unpaid purchase price of Property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such Property in service or taking delivery and title thereto or the completion of such services and whose primary purpose is for financing;

  (5)
  all Capitalized Lease Obligations and all Attributable Debt of such Person;

  (6)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (7)
  all obligations referred to in other clauses of this definition of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of: (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons;

  (8)
  Hedging Obligations of such Person; and

  (9)
  all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date as determined in accordance with GAAP. The amount of Indebtedness under Hedging Obligations of a Person will be calculated by reference to the net liability of such Person thereunder (as determined in accordance with GAAP as of the date of the most recent financial statements distributed to Holders under the covenant described under "Certain Covenants—Ongoing Reporting").

For purposes hereof, "Indebtedness" shall not include (A) Indebtedness Incurred in connection with a Broadcast Separation Transaction of the type described in clause (3) of the definition thereof and (B) Indebtedness of CCFC or any Restricted Subsidiary owed to any Broadcast Business Company; provided (in the case of (B)) that such Indebtedness (i) is Incurred in connection with a Broadcast Separation Transaction, (ii) is expressly subordinated for the benefit of the Holders to the prior payment in full in cash of all obligations with respect to the Notes, and (iii) is discharged, capitalized or otherwise retired without payment on or prior to any Broadcast Business Company ceasing to be a Wholly Owned Subsidiary of Parent.

        "Independent Financial Advisor" means an investment banking, financial advisory, valuation or accounting firm of international standing or any third-party appraiser of international standing; provided that such firm or appraiser is not an Affiliate of the issuer.

        "Intercreditor Deed" means the Intercreditor Deed among the issuer, NTLIH, Credit Suisse First Boston, The Bank of New York and the senior lenders party thereto, to be dated the Closing Date, as the same may be amended, modified, supplemented, extended or replaced from time to time, in each case in accordance with the terms of the Indenture.

        "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are of a type that will be recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (including by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person, or any prepayment, repayment, repurchase, redemption, retirement, refinancing or defeasance of Indebtedness of such Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the covenants described under "Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," "Certain Covenants—Limitation on Restricted Payments" and "Certain Covenants—Designation of Broadcast Business Companies as Unrestricted Subsidiaries."

  (1)
  "Investment" shall include the portion (proportionate to CCFC's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of CCFC at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, CCFC shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

  (A)
  CCFC's "Investment" in such Subsidiary at the time of such redesignation less

  (B)
  the portion (proportionate to CCFC's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any Property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

For purposes hereof, "Investment" shall not include a Broadcast Separation Transaction of the type described in clauses (1), (3), (4) or (5) of the definition thereof.

        "Legal Holiday" means (i) a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York or London, England and (ii) a day on which TARGET is not operating.

        "Leverage Ratio" means the ratio of:

  (1)
  the outstanding Indebtedness of CCFC and its Consolidated Restricted Subsidiaries, including all Restricted Companies and their Subsidiaries, if they are not Consolidated Subsidiaries of CCFC, on a pro forma basis as if they were Consolidated Subsidiaries of CCFC, to

  (2)
  the Annualized Pro Forma EBITDA.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Member State" means any country that is a member of the European Union on the Closing Date.

        "Merger Event" shall be the first event that is designated a Merger Event by the Board of Directors pursuant to (i) a merger or consolidation of Parent or a Wholly Owned Subsidiary of Parent

with or into the Target Group, (ii) the acquisition by Parent or a Wholly Owned Subsidiary of Parent of all of the outstanding Capital Stock or all or substantially all of the assets of the Target Group or (iii) the acquisition by the Target Group of all of the outstanding Capital Stock or all or substantially all of the assets, of Parent or a Wholly Owned Subsidiary of Parent; provided, however, that the provisions of the Indenture relating to a Merger Event apply only to the first Merger Event to be so designated after the Closing Date and not to any subsequent Merger Events.

        "Net Available Cash" from an Asset Disposition means cash payments received (including, only when and as received, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

  (1)
  all legal, accounting and investment banking fees and expenses, title and recording tax expenses, commissions and other fees and expenses incurred, and all national, regional, state, provincial, foreign and local taxes required to be paid as a consequence of such Asset Disposition,

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

  (3)
  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

  (4)
  appropriate cash amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property or other assets disposed of in such Asset Disposition and retained by the issuer or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "New Credit Facility" means the senior secured credit facility to be dated the Closing Date among Parent, certain of its Subsidiaries as guarantors, Credit Suisse First Boston as facility agent and security trustee, the mandated lead arrangers and the lenders party thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time, in each case in accordance with the terms of the Indenture.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither CCFC, the issuer nor any other Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of CCFC, the issuer or any other Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; provided that this clause (2) shall not apply to a default under Indebtedness of a Restricted Subsidiary in an amount that is less than or equal to £20 million resulting from a default under Indebtedness of any Broadcast Business Company that is a Wholly Owned Subsidiary; and

  (3)
  the explicit terms of which provide there is no recourse against any of the assets of CCFC, the issuer or any other Restricted Subsidiary.

        "Notes" means the Sterling Notes, the Dollar Notes, the Euro Notes and the Floating Rate Notes.

        "NTL Holding Company" means any Person, including Parent, of which the issuer is a Wholly Owned Subsidiary.

        "Officer" of a Person means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, Assistant Treasurer, or the Secretary or Assistant Secretary.

        "Officer's Certificate" means a certificate signed by an Officer.

        "Opinion of Counsel" means a written opinion from legal counsel of recognized standing in a form reasonably satisfactory to the addressee of such opinion. The counsel may be an employee of or counsel to the issuer, a Subsidiary Guarantor or the Trustee.

        "Permitted Business" means any business engaged in by CCFC, the issuer or any other Restricted Subsidiary on the Closing Date and any Related Business.

        "Permitted Investment" means an Investment by CCFC, the issuer or any other Restricted Subsidiary in:

  (1)
  CCFC, the issuer, any other Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

  (2)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, CCFC, the issuer or any other Restricted Subsidiary; provided, however, that such Person's primary business is a Permitted Business;

  (3)
  cash and Temporary Cash Investments;

  (4)
  receivables owing to CCFC, the issuer or any other Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as CCFC, the issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans, advances or Guarantees of loans or advances to employees (including for relocation) made in the ordinary course of business of CCFC, the issuer or such Restricted Subsidiary and not exceeding £2.5 million in the aggregate outstanding at any one time;

  (7)
  shares, obligations or securities received in settlement of debts created in the ordinary course of business and owing to CCFC, the issuer or any other Restricted Subsidiary or in satisfaction of judgments;

  (8)
  any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;"

  (9)
  any Person, if such Investment is in existence on the Closing Date and any Investment in any Person to the extent such Investment Refinances an Investment in such Person existing on the Closing Date in an amount not exceeding the amount of the Investment being Refinanced; provided, however, that such new Investment is on terms and conditions no less favorable to CCFC, the issuer or any other Restricted Subsidiary than the Investment being Refinanced;

  (10)
  Guarantees permitted to be Incurred by the covenant described under "Certain Covenants—Limitation on Indebtedness;"

  (11)
  lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business;

  (12)
  Hedging Obligations permitted under the Indenture;

  (13)
  repurchases of the Notes or the exchange notes issued in exchange for one or more series of outstanding Notes;

  (14)
  Investments resulting from the disposition of assets in transactions excluded from the definition of "Asset Disposition" pursuant to the exclusions from such definition;

  (15)
  any Person where such Investment was acquired by CCFC, the issuer or any other Restricted Subsidiary (i) in exchange for any other Investment or accounts receivable held by CCFC, the issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by CCFC, the issuer or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (16)
  any Receivables Subsidiary organized in connection with a Qualified Receivables Transaction that, in the good faith determination of CCFC, are necessary or advisable to effect such Qualified Receivables Transaction; and

  (17)
  any Person; provided, however, that such Investment (having a Fair Market Value measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) since the Closing Date, shall not exceed at the time the Investment is made the greater of (a) 2.0% of Total Assets or (b) £100 million; provided, further, however, that Investments made in any Unrestricted Subsidiary pursuant to this clause (17) shall not increase the amount of Restricted Payments permitted to be made under the covenant described under "Certain Covenants—Limitation on Restricted Payments" upon any redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary.

        "Permitted Liens" means, with respect to any Person:

  (1)
  pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Temporary Cash Investments to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or customs duties in connection with the importation of goods or for the payment of rent, in each case Incurred in the ordinary course of business;

  (2)
  Liens imposed by law, such as statutory Liens for landlords and carriers', warehousemen's and mechanics' Liens, in each case for sums not yet delinquent or being contested in good faith or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

  (3)
  Liens for taxes, assessments or government charges or claims not yet due or payable or subject to penalties for non-payment or which are being contested in good faith;

  (4)
  Liens in favor of issuers of surety bonds, performance bonds or letters of credit, bankers' acceptances or other obligations of a like nature provided by any Intermediate Guarantor or a Restricted Subsidiary in the ordinary course of business; provided, however, that such letters of credit or bankers' acceptances do not constitute Indebtedness;

  (5)
  survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, utility agreements, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (6)
  Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, assets or Property of such Person; provided, however, that the Lien may not extend to any other assets or Property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the original principal amount of the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the Property subject to the Lien;

  (7)
  Liens to secure Bank Indebtedness Incurred pursuant to clause (1) or (12) (to the extent relating to Bank Indebtedness, provided that the principal amount of Bank Indebtedness Incurred pursuant to clause (12) and so secured shall not exceed £1,250,000,000, less the amount of Target Group Indebtedness refinanced as Bank Indebtedness under clause (1)) of paragraph (b) of the covenant described under "Certain Covenants—Limitation on Indebtedness" and Liens to secure Indebtedness (including Bank Indebtedness but other than Public Debt issued by the issuer or any Intermediate Guarantor) Incurred pursuant to paragraph (a) or clause (4) of paragraph (b) (to the extent relating to paragraph (a)) of the covenant described under "Certain Covenants—Limitation on Indebtedness";

  (8)
  Liens existing on the Closing Date;

  (9)
  Liens on Property or shares of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other Property owned by such Person or any of its Subsidiaries;

  (10)
  Liens on Property at the time such Person or any of its Subsidiaries acquires the Property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other Property owned by such Person or any of its Subsidiaries;

  (11)
  Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to a Restricted Subsidiary or the issuer (other than Indebtedness or other obligations owing by a Subsidiary Guarantor to a Subsidiary that is not a Subsidiary Guarantor);

  (12)
  Liens securing Hedging Obligations permitted to be Incurred under the Indenture so long as such obligations relate to Indebtedness that is, and is permitted under the Indenture to be, secured by a Lien on the same Property securing such obligations or cash collateral or customary Liens Incurred in connection with Hedging Obligations;

  (13)
  Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (8), (9) and (10); provided, however, that:

  (A)
  such new Lien shall be limited to all or part of the same Property that secured the original Lien (plus improvements to or on such Property) and

  (B)
  the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

  (i)
  the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien under the Indenture and

  (ii)
  an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

  (14)
  Liens securing the Notes, the Intermediate Guarantees, the Subsidiary Guarantees and other obligations of any Intermediate Guarantor and its Subsidiaries under the Indenture;

  (15)
  Liens of a Restricted Subsidiary that is not an Intermediate Guarantor, the issuer or a Subsidiary Guarantor securing Indebtedness of a Restricted Subsidiary that is not an Intermediate Guarantor, the issuer or a Subsidiary Guarantor;

  (16)
  Liens in favor of any Intermediate Guarantor, the issuer or a Subsidiary Guarantor;

  (17)
  Liens to secure Receivables and Related Assets as part of a Qualified Receivables Transaction;

  (18)
  Liens arising by virtue of any statutory or common law provisions (or by agreement to the same effect) relating to banker's Liens, contractual rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

  (19)
  Liens arising from U.S. Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Person in the ordinary course of business;

  (20)
  Liens in connection with any Sale/Leaseback Transaction permitted pursuant to the covenant described under "Certain Covenants—Limitation or Sale/Leaseback Transactions;"

  (21)
  Liens in connection with a Broadcast Separation Transaction of the type described in clauses (1) through (4) of the definition thereof; and

  (22)
  Liens Incurred in the ordinary course of business of any Intermediate Guarantor or any Restricted Subsidiary with respect to obligations (other than Indebtedness for borrowed money) that do not exceed £20 million at any time outstanding.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Pro Forma EBITDA" means, for any period, the EBITDA of CCFC and its Consolidated Restricted Subsidiaries, including all Restricted Companies and their Subsidiaries, if they are not Consolidated Subsidiaries of CCFC, on a pro forma basis as if they had become Consolidated Subsidiaries of CCFC as of the Closing Date, after giving effect to the following:

if:

  (1)
  since the beginning of such period, CCFC or any Restricted Subsidiary shall have made any Asset Disposition or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property;

  (2)
  the transaction giving rise to the need to calculate Pro Forma EBITDA is such an Asset Disposition, Investment or acquisition; or

  (3)
  since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into CCFC or any Restricted Subsidiary since the beginning of such period shall have made such an Asset Disposition, Investment or acquisition,

EBITDA for such period shall be calculated in good faith by a responsible financial or accounting officer of CCFC after giving pro forma effect to such Asset Disposition, Investment or acquisition as if such Asset Disposition (and the application of the proceeds therefrom), Investment or acquisition occurred on the first day of such period.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

        "Public Debt" means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. The term "Public Debt," for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and Affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall not be deemed underwritten), or any Bank Indebtedness under any Credit Facility, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a "securities offering."

        "Purchase Money Indebtedness" means Indebtedness:

  (1)
  consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

  (2)
  Incurred to finance the acquisition by CCFC or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that the original principal amount of such Indebtedness is Incurred within 180 days after the acquisition by such Intermediate Guarantor or such Restricted Subsidiary of such asset.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by CCFC, the issuer or any other Restricted Subsidiary pursuant to which CCFC, the issuer or any other Restricted Subsidiary may sell, convey or otherwise transfer to:

  (1)
  a Receivables Subsidiary (in the case of a transfer by CCFC, the issuer or any other Restricted Subsidiary); and

  (2)
  any other Person (in the case of a transfer by a Receivables Subsidiary),

or may grant a security interest in, any Receivables and Related Assets.

        "Receivables and Related Assets" means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interests in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, Guarantees, insurance proceeds, collections, other related assets and assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable, and proceeds of all the foregoing.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Transaction.

        "Receivables Subsidiary" means a Subsidiary of CCFC that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors (as provided below) as a Receivables Subsidiary and:

  (1)
  has no Indebtedness or other Obligation (contingent or otherwise) that:

  (A)
  are guaranteed by CCFC, the issuer or any other Restricted Subsidiary, other than contingent liabilities pursuant to Standard Securitization Undertakings;

  (B)
  are recourse to or obligate CCFC, the issuer or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

  (C)
  subjects any Property or assets of CCFC, the issuer or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (2)
  has no contract, agreement, arrangement or undertaking (except in connection with a Qualified Receivables Transaction) with CCFC, the issuer or any other Restricted Subsidiary other than on terms no less favorable to CCFC, the issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivables; and

  (3)
  neither CCFC, the issuer nor any other Restricted Subsidiary has any obligation to maintain or preserve such Receivables Subsidiary's financial condition or cause such Receivables Subsidiaries to achieve certain levels of operating results.

        Any such designation by the Board of Directors shall be evidenced to the relevant Trustee by filing with such Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying, to such officer's knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Indebtedness that Refinances any other Indebtedness, including any successive Refinancings, so long as:

  (1)
  such Indebtedness is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

  (A)
  the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, and

  (B)
  an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

  (2)
  the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced,

  (3)
  the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being Refinanced,

  (4)
  the new Indebtedness is not senior in right of payment to the Indebtedness that is being Refinanced, and

  (5)
  to the extent such Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (b)(5) or (b)(12) under "Certain Covenants—Limitation on Indebtedness," such Refinancing Indebtedness is Incurred only by such Restricted Subsidiary (except, in the case of Indebtedness originally Incurred under clause (b)(12), for Indebtedness Refinanced as Bank Indebtedness under clause (b)(1) under "Certain Covenants—Limitation on Indebtedness");

provided, however, that Refinancing Indebtedness shall not include:

  (y)
  Indebtedness of a Restricted Subsidiary that is not an Intermediate Guarantor, the issuer or the Senior Subordinated Subsidiary Guarantor that Refinances Indebtedness of an Intermediate Guarantor, the issuer or the Senior Subordinated Subsidiary Guarantor (unless the Indebtedness being Refinanced is Bank Indebtedness permitted to be Incurred under the Indenture or Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor) or

  (z)
  Indebtedness of any Intermediate Guarantor, the issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary or any NTL Holding Company of which CCFC is a Subsidiary.

        "Related Business" means any business related, ancillary or complementary to the businesses of the Intermediate Guarantors, the issuer and the Restricted Subsidiaries on the Closing Date including, without limitation, all forms of television, telephony and Internet services and any services relating to carriers, networks, broadcast or communications services.

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Companies" means Diamond and its Subsidiaries, provided that any Restricted Company shall no longer be deemed a "Restricted Company" as of the time it becomes a Wholly Owned Subsidiary of the issuer. "Restricted Company" shall have a correlative meaning.

        "Restricted Subsidiary" means any Subsidiary of CCFC and, if not a Wholly Owned Subsidiary of CCFC, any Restricted Company and its Subsidiaries, in each case other than an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to Property now owned or hereafter acquired by CCFC, the issuer or any other Restricted Subsidiary whereby CCFC, the issuer or any other Restricted Subsidiary transfers such Property to a Person and CCFC, the issuer or such Restricted Subsidiary leases it from such Person, other than leases between CCFC, the issuer and any other Restricted Subsidiary or between Restricted Subsidiaries.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness of any Person secured by a Lien.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Security Trustee" means Credit Suisse First Boston, as security trustee under the Intercreditor Deed and any successor thereto in its capacity as trustee under the Intercreditor Deed or any Person acting in such capacity under an additional intercreditor deed relating to the Notes.

        "Senior Default" means an event of default in respect of Bank Indebtedness or Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor other than a Senior Payment Default.

        "Senior Indebtedness" of the issuer or the Senior Subordinated Subsidiary Guarantor means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the issuer or the Senior Subordinated Subsidiary Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness (including Hedging Obligations relating thereto) and all other Indebtedness of the issuer or the Senior Subordinated Subsidiary Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are (a) subordinated in right of payment to the Notes, in the case of Indebtedness of the issuer, or (b) rank pari passu with, or are subordinated in right of payment to, the Senior Subordinated Subsidiary Guarantor's Senior Subordinated Subsidiary Guarantee, in the case of Indebtedness of the Senior Subordinated Subsidiary Guarantor; provided, however, that Senior Indebtedness of the issuer or the Senior Subordinated Subsidiary Guarantor shall not include:

  (1)
  any obligation of the issuer to any Subsidiary of the issuer or of the Senior Subordinated Subsidiary Guarantor to the issuer or any other Subsidiary of the Senior Subordinated Subsidiary Guarantor;

  (2)
  any liability for national, regional, state, local or other taxes owed or owing by the issuer or the Senior Subordinated Subsidiary Guarantor, as applicable, other than as required by law;

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

  (4)
  any Indebtedness or obligation of the issuer or the Senior Subordinated Subsidiary Guarantor (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the issuer or the Senior Subordinated Subsidiary Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the issuer or the Senior Subordinated Subsidiary Guarantor, as applicable;

  (5)
  any obligations with respect to any Capital Stock; or

  (6)
  any Indebtedness Incurred in violation of the Indenture.

        "Senior Payment Default" means a failure to make a payment when due in respect of Bank Indebtedness or Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor.

        "Senior Subordinated Indebtedness" of the Senior Subordinated Subsidiary Guarantor means any Indebtedness of the Senior Subordinated Subsidiary Guarantor that specifically provides that such Indebtedness is to rank equally with the Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Senior Subordinated Subsidiary Guarantor which is not Senior Indebtedness.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Special Interest" means

  (1)
  interest payable on the Notes in the event of a Registration Default (as defined in the registration rights agreement); or

  (2)
  additional interest payable upon the failure to make the Restricted Companies Wholly Owned Subsidiaries of the issuer as set forth in "Interest Rate Increase upon the Occurrence of Certain Events" above.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by CCFC, the issuer or any other Restricted Subsidiary that are customary in an accounts receivable transaction.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Sterling Equivalent" means with respect to any monetary amount in a currency other than pounds sterling, at any time of determination thereof, the amount of pounds sterling obtained by converting such foreign currency involved in such computation into pounds sterling at the average of the spot rates for the purchase and sale of pounds sterling with the applicable foreign currency as quoted on or recorded in any recognized source of foreign exchange rates within two Business Days prior to such determination. Whenever it is necessary to determine whether the issuer has complied with any covenant in the Indenture or whether a Default has occurred and an amount is expressed in a currency other than pounds sterling, such amount shall be treated as the Sterling Equivalent determined as of the date such amount is initially determined in such currency.

        "Sterling Notes" means the sterling denominated 9.75% Senior Notes due April 15, 2014 of the issuer.

        "Subordinated Obligation" means any Indebtedness of the issuer or a Note Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes (in the case of the issuer) or the Note Guarantee (in the case of a Note Guarantor) pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person,

  (2)
  such Person and one or more Subsidiaries of such Person or

  (3)
  one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means each Guarantee of the obligations with respect to the Notes issued by a Subsidiary of the issuer pursuant to the terms of the Indenture.

        "Subsidiary Guarantor" means any Person that has issued a Subsidiary Guarantee.

        "TARGET" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (for the settlement of payments in euro).

        "Target Group" means a Person (including all Subsidiaries and parent entities of such Person) whose principal area of business is substantially the same as that of Parent and its Subsidiaries and whose operations are predominantly in the U.K.

        "Temporary Cash Investments" means any of the following:

  (1)
  any investment in direct obligations of any country that is a Member State on the Closing Date or the United States of America or any agency thereof or obligations Guaranteed by any country that is a Member State on the Closing Date or the United States of America or any agency thereof, and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

  (2)
  investments in checking accounts, time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of £250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

  (3)
  repurchase obligations with a term of not more than 60 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

  (4)
  investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"), and

  (5)
  investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any country that is a Member State on the Closing Date, any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.

        "Total Assets" means, as of any date of determination, the fixed assets and current assets shown on the most recent Consolidated balance sheet of CCFC as certified in an Officer's Certificate delivered to the Trustee.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transferable Debt" means any Indebtedness of any Broadcast Business Company other than Indebtedness Incurred after the Closing Date and owed to the issuer, any NTL Holding Company or any Restricted Subsidiary that is not a Broadcast Business Company.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such Statistical Release is not so published or available, any publicly available source of similar market data selected by CCFC in good faith)) most nearly equal to the period from the redemption date to April 15, 2009; provided, however, that if the period from the redemption date to April 15, 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Triangle Debentures" means the 11.20% Senior Discount Debentures due 2007 of NTL (Triangle) LLC.

        "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "UK Government Obligations" means sovereign obligations of the UK that are payable in pounds sterling for the timely payment of which its full faith and credit is pledged, in each case which are not callable or redeemable at the issuer's option.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of CCFC that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in accordance with the covenant described under "Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries" or under "Certain Covenants—Designation of Broadcast Business Companies as Unrestricted Subsidiaries" and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government

Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means (1) in respect of any Person, a Person, all of the Capital Stock of which (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law or to ensure limited liability) is owned by that Person directly or (2) indirectly by a Person that satisfies the requirements of clause (1).

Book-Entry; Delivery and Form

        Except as set forth below, Notes will be issued in registered, global form in minimum denominations of £1,000, €1,000 or $1,000 and integral multiples of £1,000, €1,000 or $1,000. Notes will be issued at the closing of the offering only against payment in immediately available funds.

        Notes which are Sterling Notes will be represented by one or more global notes in definitive, fully registered form without interest coupons (collectively, the "Sterling Global Notes") and will be deposited with a common depositary (the "Common Depositary") for the Euroclear System as operated by Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking, S.A. ("Clearstream, Luxembourg") and registered in the name of the Common Depositary. Euro Notes will be represented by one or more global notes in definitive, fully registered form without interest coupons (collectively, the "Euro Global Notes") and will be deposited with the Common Depositary for Euroclear and Clearstream, Luxembourg and registered in the name of the Common Depositary. Dollar Notes will be represented by one or more global notes in fully registered form without interest coupons (collectively, the "Dollar Global Notes") and will be registered in the name of a nominee of DTC and deposited with the Trustee as custodian for DTC. Floating Rate Notes will be represented by one or more global notes in fully registered form without interest coupons (collectively, the "Floating Rate Global Notes") and will be registered in the name of a nominee of DTC and deposited with the Trustee as custodian for DTC.

        Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream, Luxembourg and their respective direct or indirect participants, which rules and procedures may change from time to time.

Global Notes

        The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Neither we nor the initial purchasers take any responsibility for these operations and procedures and investors are urged to contact directly to discuss these matters.

        Upon the issuance of the Sterling Global Notes or the Euro Global Notes, the Common Depositary will credit, on its internal system, the respective principal amount of the beneficial interests represented by such global notes to the accounts of Euroclear and Clearsteam, Luxembourg. Euroclear and Clearstream, Luxembourg will credit, on their internal systems, the respective principal amounts of the individual beneficial interests in such global notes to the accounts of persons who have accounts with Euroclear and Clearstream, Luxembourg. Such accounts initially will be designated by or on behalf of the initial purchasers. Ownership of beneficial interests in the Sterling Global Notes or the Euro Global Notes will be limited to participants or persons who hold interests through participants in Euroclear or Clearstream, Luxembourg. Ownership of beneficial interests in the Sterling Global Notes or the Euro Global Notes will be shown on and the transfer of that ownership will be effective only through, records maintained by Euroclear and Clearstream, Luxembourg or their nominees (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        Upon the issuance of the Dollar Global Notes or the Floating Rate Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the initial purchasers. Ownership of beneficial interests in a Dollar Global Note or a Floating Rate Global Note will be limited to its participants or persons who hold interests through its participants. Ownership of beneficial interests in the Dollar Global Notes or the Floating Rate Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        As long as DTC or the Common Depositary, or its respective nominee, is the registered holder of a global note, DTC or the Common Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global notes for all purposes under the Indentures and the notes. Unless (1) in the case of a Dollar Global Note or a Floating Rate Global Note, DTC (A) notifies us that it is unwilling or unable to continue as depositary for such global note and a successor depository is not appointed within 120 days of such notice or (B) ceases to be a "Clearing Agency" registered under the Exchange Act, (2) in the case of a Sterling Global Note or a Euro Global Note, Euroclear and Clearstream, Luxembourg notify us they are unwilling or unable to continue as clearing agency, (3) in the case of a Sterling Global Note or a Euro Global Note, the Common Depositary notifies us that it is unwilling or unable to continue as Common Depositary and a successor Common Depositary is not appointed within 120 days of such notice or (4) in the case of any global note, an Event of Default has occurred and is continuing with respect to such note, owners of beneficial interests in such global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of such global note (or any notes represented thereby) under the Indenture or the Notes. In addition, no beneficial owners of an interest in a global note will be able to transfer that interest except in accordance with DTC's and/or Euroclear's and Clearstream, Luxembourg's applicable procedures (in addition to those under the Indenture).

        Investors may hold their interests in the Sterling Global Notes or the Euro Global Notes through Euroclear or Clearstream, Luxembourg, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may hold their interests in the Dollar Global Notes or the Floating Rate Global Notes directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream, Luxembourg) which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC and/or Euroclear and Clearstream, Luxembourg.

        Payments of the principal of and interest on the Sterling Global Notes or the Euro Global Notes will be made to the order of the Common Depositary or its nominee as the registered owner thereof. Payments of the principal of and interest on Dollar Global Notes or Floating Rate Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither we, the Trustee, DTC, the

Common Depositary nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such global note for such Notes as shown on the records of DTC or its nominee. We expect that the Common Depositary, in its capacity as Paying Agent, upon receipt of any payment of principal or interest in respect of a global note representing any Notes held by it or its nominee, will immediately credit the accounts of Euroclear and Clearstream, Luxembourg, which in turn will immediately credit accounts of participants in Euroclear and Clearstream, Luxembourg with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such Notes as shown on the records of Euroclear and Clearstream, Luxembourg. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

        Because DTC, Euroclear and Clearstream, Luxembourg can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in global notes to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream, Luxembourg systems, or otherwise take actions in respect of such interest may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC, Euroclear and Clearstream, Luxembourg can act only on behalf of participants, which in turn, act on behalf of indirect participants, and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system or in Euroclear and Clearstream, Luxembourg, as the case may be, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

        Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the Dollar Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures or DTC and its participants. Transfers of interests in Dollar Global Notes and Floating Rate Global Notes between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers of interests in Sterling Global Notes, Euro Global Notes, Dollar Global Notes and Floating Rate Global Notes between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described above, cross-market transfers of beneficial interests in Dollar Global Notes and Floating Rate Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg.

        Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Dollar Global Note or a Floating Rate Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg immediately following the DTC settlement date). Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a DTC participant will be received with value of the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

        DTC, Euroclear and Clearstream, Luxembourg have advised us that they will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC or Euroclear or Clearstream, Luxembourg, as the case may be, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC, Euroclear and Clearstream, Luxembourg reserve the right to exchange the global notes for legended notes in certificated form, and to distribute such Notes to their respective participants.

        We understand with respect to DTC as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        We understand with respect to Euroclear and Clearstream, Luxembourg as follows: Euroclear and Clearstream, Luxembourg each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

        Euroclear and Clearstream, Luxembourg each provide various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg each also deal with domestic securities markets in several countries through established depositary and custodial relationships. The respective systems of Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

        Account holders in both Euroclear and Clearstream, Luxembourg are worldwide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

        An account holder's overall contractual relations with either Euroclear or Clearstream, Luxembourg are governed by the respective rules and operating procedures of Euroclear or Clearstream, Luxembourg and any applicable laws. Both Euroclear and Clearstream, Luxembourg act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

        Although DTC, Euroclear and Clearstream, Luxembourg currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

        If any depositary is at any time unwilling or unable to continue as a depositary for Notes for the reasons set forth above under "—Global Notes," we will issue certificates for such Notes in definitive, fully registered, non-global form without interest coupons in exchange for the applicable global notes. Certificates for Notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC, Euroclear, Clearstream, Luxembourg or the Common Depositary (in accordance with their customary procedures).

        Notwithstanding any statement herein, we and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and any State therein and any other applicable laws or as DTC, Euroclear or Clearstream, Luxembourg may require.

Trustee's Powers

        In considering the interests of the Holders of the Notes, while title to the Notes is registered in the name of a nominee for a clearing system, the Trustee may have regard to and rely upon any information provided to it by that clearing system as to the identity (either individually or by category) of its account holders with entitlement to Notes and may consider such interests as if such account holders were the Holders of the Notes.

Special Timing Considerations

        You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving Notes through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to receive or make a payment or delivery of Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

DESCRIPTION OF OUR CREDIT FACILITY

        On March 8, 2004, we entered into a commitment letter with Credit Suisse First Boston, Deutsche Bank AG London, Goldman Sachs Credit Partners L.P. and Morgan Stanley Dean Witter Bank Limited relating to a £2,425 million credit facility of which the outstanding principal amount was approximately £1,665 million as of March 31, 2005. The commitment was subject to a number of conditions being satisfied, including the issuance of the notes and there being no material adverse change in the business, assets, operations, financial condition, or prospects of the bank group taken as a whole since December 31, 2003, if that change would be reasonably expected to materially prejudice the successful syndication of our credit facility. The bank group includes NTL Investment Holdings Limited and most of its subsidiaries as well as some subsidiaries of NTL Communications Limited but not the issuer. There are also a number of grounds on which we, or the lenders, can terminate the lenders' commitments to lend. These grounds included our credit facility not being documented and drawn down by April 30, 2004.

        In connection with the refinancing transaction, we entered into an agreement evidencing our credit facility which was dated the date we closed the offering of the outstanding notes. The borrower under our credit facility is NTL Investment Holdings Limited. Our credit facility required that Diamond Cable Communications Limited and its subsidiaries become members of the bank group within 90 days of the first drawdown under our credit facility. The following is a summary of various provisions of our credit facility, which does not purport to be complete and is qualified in its entirety by reference to the actual agreement.

        We must satisfy a number of documentary and evidential conditions, including the issuance of the notes, before our credit facility can be drawn upon.

Structure

        Our credit facility consists of three tranches:

  •
  a £1,275,000,000 tranche A term loan facility denominated in sterling;

  •
  a £900,000,000 tranche B term loan facility with sub-tranches denominated in sterling, dollars and euros; and

  •
  a £250,000,000 revolving facility tranche denominated in sterling, dollars and euros.

        We drew down £2,175 million under the tranche A and tranche B term loans of our credit facility on the date on which the outstanding notes were issued. Borrowings under these term loan tranches, together with the proceeds of the notes, cash on hand and, to the extent necessary, borrowings under the £250 million revolving tranche of our credit facility, was used to refinance our existing credit facility and to redeem the Diamond notes and the Triangle debentures. The £250 million revolving tranche of our credit facility will also be available for the working capital requirements of the bank group.

Amortization; Repayments

        On September 30, 2004, we repaid £8 million of our tranche A term loan facility, and on February 4, 2005, we prepaid £500 million of our tranche A term loan facility. After such payment and prepayment, the tranche A term loan facility will be repayable in semi-annual installments as follows:

Repayment Date	Amount Repayable
31 March 2006	£38,000,497
30 September 2006	£38,000,497
31 March 2007	£60,559,320
30 September 2007	£60,559,320
31 March 2008	£70,472,493
30 September 2008	£94,365,782
31 March 2009	£81,021,126
30 September 2009	£81,021,126
31 March 2010	£81,021,126
30 September 2010	£81,021,126
31 March 2011	£80,957,580

        Fifty percent of the tranche B term loan facility outstanding will be repayable on each of the dates falling 90 and 96 months after the date of our credit facility. Advances drawn under the £250 million revolving tranche will fall due for repayment at the end of their interest periods but will, subject to the terms of our credit facility, be available to be drawn again until the seventh anniversary of the date of the credit agreement, when all outstanding advances under the £250 million revolving tranche will have to be repaid.

        In addition, our credit facility must be permanently repaid, in whole or in part:

  •
  if all or substantially all of the assets of the bank group, other than our ntl: broadcast segment, are sold;

  •
  if there is a change of control of NTL Incorporated other than through a business combination with another company engaged in a business similar to our business and whose operations are based predominantly in the UK, referred to as a Merger Event;

  •
  if the issuer ceases to be a direct or indirect wholly owned subsidiary of NTL Incorporated or if NTL Investment Holdings Limited ceases to be a direct wholly owned subsidiary of the issuer;

  •
  from a specified percentage which, depending on our ability to meet specified financial ratios, will decrease from 75% to 50% to 25% to 0% of excess cashflow;

  •
  from the proceeds of insurance claims subject to some exceptions;

  •
  from the proceeds of asset disposals subject to some exceptions;

  •
  from one-half of the net cash proceeds of any financial indebtedness over a specified amount incurred by us or any of our subsidiaries, subject to some exceptions, including some proceeds which may be raised in connection with a Merger Event; and

  •
  from a specified percentage which, depending on our ability to meet specified financial ratios, will decrease from 50% to 25% to 0% of the net cash proceeds of any equity we or any of our subsidiaries issue, subject to some exceptions, including some proceeds which may be raised in connection with a Merger Event.

Interest Rates

        Loans under the tranche A term loan and the revolving tranche will bear interest at LIBOR, in the case of sterling and dollar denominated debt, and EURIBOR, in the case of euro denominated debt, plus a margin that varies from 2.25% to 1.50% per year, depending on whether specified financial ratios are met, and plus additional interest intended to compensate the lenders for the costs of complying with cash deposit requirements imposed by the Bank of England and the European Central Bank and fees levied by the U.K. Financial Services Authority. This additional interest is referred to as the associated costs rate. Loans under the tranche B term loan will bear interest at LIBOR, in the case of sterling and dollar denominated debt, or EURIBOR, in the case of euro denominated debt, plus a margin of 2.75% per year plus the associated costs rate.

Guarantee; Security

        Our credit facility requires that members of the bank group which generate at least 95% of the covenant profit of the bank group guarantee repayment of the facility and grant first ranking security over all or substantially all of their assets to secure the repayment of our credit facility. The issuer has also provided a guarantee for the repayment of our credit facility and has secured its obligations under that guarantee by granting security over its interest in the intercompany debt owed to it by NTL Investment Holdings Limited and over all of the shares in NTL Investment Holdings Limited, the issuer's direct subsidiary.

        Our credit facility permits NTL Investment Holdings Limited to elect at any time in accordance with pre-agreed arrangements to exclude the subsidiaries comprising our ntl: broadcast segment from all of the covenants contained in our credit facility. Upon this exclusion, these subsidiaries will no longer be guarantors under our credit facility, the security interests granted over their assets will be released and these subsidiaries will no longer be restricted from granting security interests over or disposing of any of their assets or from incurring indebtedness.

Covenants

        Our credit facility required that the Diamond notes and the Triangle debentures be redeemed and that Diamond Cable Communications Limited and its subsidiaries become direct or indirect subsidiaries of NTL Investment Holdings Limited within 90 days of the first drawdown under our credit facility, and this was done. Our credit facility imposes operational restrictions on members of the bank group. These restrictions include restrictions on their ability to:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions or redeem or repurchase equity interests or subordinated obligations;

  •
  make investments, acquire businesses or assets or enter into joint ventures;

  •
  sell assets, including the capital stock of subsidiaries;

  •
  create liens;

  •
  enter into agreements that restrict the bank group's ability to pay dividends or make intercompany loans;

  •
  merge or consolidate or transfer all or substantially all of their assets; and

  •
  enter into transactions with affiliates.

Maintenance Ratios

        Our credit facility also contains the following financial covenant ratios which will be tested as described below. These financial covenants exclude the results of our ntl: broadcast segment.

  •
  Net Debt Leverage Ratio. Maintenance of a ratio of our consolidated net borrowings to covenant profit of the bank group, as adjusted, of not more than the following amounts at the end of each fiscal quarter as indicated:

Quarter Ending	Ratio
June 30, 2005	4.35:1
September 30, 2005	4.30:1
December 31, 2005	4.25:1
March 31, 2006	4.05:1
and decreasing thereafter to a ratio of 2.00:1 as of March 31, 2011.
  •
  Net Interest Coverage Ratio. Maintenance of a ratio of covenant profit of the bank group, as adjusted, to our consolidated total net cash interest payable on debt owed of not less than the following amounts at the end of each fiscal quarter as indicated:

Quarter Ending	Ratio
June 30, 2005	2.85:1
September 30, 2005	2.85:1
December 31, 2005	2.90:1
March 31, 2006	3.05:1
and increasing thereafter to a ratio of 4.50:1 at the end of the fiscal quarter ending March 31, 2011.
  •
  Debt Service Coverage Ratio. Maintenance of a ratio of cash flow for the bank group to our consolidated debt service of no less than 1.00:1 at the end of each fiscal quarter.

  •
  Capital Expenditures Limit. Our ability to make capital expenditures is also restricted. Our permitted annual capital expenditures are based on amounts agreed with the lenders under our credit facility, plus 25% of any such amount that we did not spend in the previous year up to a limit of 125% of the agreed capital expenditure amount for that fiscal year. Our capital expenditure limit for the year ending December 31, 2004 was £318 million. The limits increase during the term of our credit facility so that the limit for the year ending December 31, 2011 is £594 million, subject to an increase in the event of a Merger Event.

        The net debt leverage ratio, the net interest coverage ratio and the debt service coverage ratio will take into account debt of NTL Incorporated or its subsidiaries which are not members of the bank group to the extent the bank group elects to service that debt from its cash flow. Although the issuer is not a member of the bank group, the notes are being serviced by the bank group's cash flow and therefore the notes will be taken into account in calculating these ratios.

Events of Default

        The occurrence of events of default specified in our credit facility will entitle the lenders to cancel any undrawn portion of our credit facility, require the immediate payment of all amounts outstanding under our credit facility and enforce or direct the enforcement of the security interests that have been granted. These events of default include:

  •
  failure to make payments of principal or interest when due;

  •
  breaches of representations;

  •
  breaches of obligations and undertakings under our credit facility and related finance documents, including failure to meet financial covenants;

  •
  cross defaults;

  •
  the occurrence of insolvency contingencies affecting NTL Incorporated, NTL Investment Holdings Limited or any other member of the bank group which has guaranteed repayment of our credit facility;

  •
  repudiation of our credit facility and the other finance documents;

  •
  illegality; and

  •
  occurrence of any event or circumstance which would have a material adverse effect on the business, assets or financial condition of the guarantors of our credit facility taken as a whole or any guarantor's material obligations under our credit facility or related finance documents.

Release

        An enforcement action under our credit facility may lead to the senior subordinated guarantee of the notes by NTL Investment Holdings Limited being released. See "Description of the Intercreditor Deed."

Fees

        Our credit facility provides for the payment of agency fees and the payment of a commitment commission on the daily available and undrawn amounts under our credit facility at the lower of the rate of 0.75% per year or one-half of the interest margin applicable to each relevant tranche from time to time. The agency fees will be payable annually in advance and the commitment commission is payable quarterly in arrears.

DESCRIPTION OF THE INTERCREDITOR DEED

        The issuer and NTL Investment Holdings Limited entered into an intercreditor deed with, among others, Credit Suisse First Boston, as agent and security trustee under our credit facility. The summary set forth below does not purport to be complete and is qualified in its entirety by reference to the actual deed, copies of which will be made available from the issuer upon request.

        This intercreditor deed governs the relationship of the various lenders under our credit facility, certain related hedging counterparties, the trustee under the indenture governing the notes, NTL Investment Holdings Limited and the issuer. The intercreditor deed contains express provisions for the subordination of the senior subordinated guarantee of the notes by NTL Investment Holdings Limited and any intercompany loans made to NTL Investment Holdings Limited by the issuer. We collectively refer to these obligations as subordinated obligations. The intercreditor deed also contains provisions allowing NTL Investment Holdings Limited to afford creditors with respect to specified other senior indebtedness who have acceded as parties to the intercreditor deed the benefits of the subordination arrangements afforded to the lenders under our credit facility by the intercreditor deed. If there is a payment default under our credit facility or if there is an outstanding payment blockage notice, the intercreditor deed will restrict the ability of each obligor of subordinated obligations:

  •
  to make payments on;

  •
  to grant security for;

  •
  to defease; or

  •
  otherwise to provide financial support in relation to,

the subordinated obligations for so long as indebtedness under our credit facility and related hedging obligations remains outstanding.

Payment Blockage

        A payment blockage notice may be served by the facility agent under our credit facility on the trustee under the indenture governing the notes and the issuer as subordinated creditor during the continuance of an event of default, other than a payment default, under our credit facility. While a payment blockage is in effect, each obligor of the subordinated obligations will be prohibited from making any payment of such subordinated obligations. However, a payment blockage notice is only permitted to be served on or before the date falling 45 days after the date on which notice of such event of default has been received by the facility agent under our credit facility. A payment blockage notice will remain outstanding, unless cancelled, until the earliest of:

  •
  179 days after the date of such payment blockage notice;

  •
  the date on which the event of default under our credit facility is no longer continuing or is remedied or waived;

  •
  if any standstill period is in existence on the date of the service of such payment blockage notice, the date on which such standstill period expired; or

  •
  the date on which all amounts outstanding under our credit facility are paid and the lenders no longer have any obligations under our credit facility.

        Only one payment blockage notice is permitted to be served in any consecutive 360-day period, and only one blockage notice is permitted to be served in respect of a particular event or circumstance. See "Description of Notes—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantee—Limitations on Paying the Senior Subordinated Subsidiary Guarantee."

Standstill on Enforcement

        The trustee under the indenture governing the notes and the holders of notes may bring an action to enforce the obligations of the issuer under the notes and the obligation of NTL Investment Holdings Limited under the senior subordinated subsidiary guarantee. The issuer may also take action to enforce the obligations in respect of any intercompany loans it may make. Enforcement in respect of the notes against the issuer is not restricted by the intercreditor deed. However, prior to the repayment of our credit facility, enforcement action may not be taken with respect to the intercompany loans, and the senior subordinated subsidiary guarantee by NTL Investment Holdings Limited will not become due, unless:

  •
  an insolvency event has occurred in relation to the relevant obligor;

  •
  any obligations under our credit facility have been declared due and payable or due and payable on demand, or the lenders under our credit facility have taken any action to enforce any security interest or lien granted in connection with such obligations; or

  •
  a default has occurred with respect to the relevant subordinated obligation, the facility agent under our credit facility has been notified of such default, a standstill period of 179 days has expired and at the end of such period the default is continuing, unremedied or unwaived.

        See "Description of Notes—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantee—Standstill on Enforcement."

Subordination on Insolvency

        In the event of an insolvency of a member of the bank group, the intercreditor deed provides that all obligations in respect of the subordinated obligations will be subordinated to the prior payment in full of all obligations outstanding under our credit facility and related hedging obligations. In that event, the holders of any subordinated obligations will be required to turn over any amounts received in respect of any subordinated obligations to the security trustee until all obligations outstanding under our credit facility and related hedging obligations are paid in full. See "Description of Notes—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantee—Subordination on Insolvency."

Turnover and Application of Proceeds

        In the event that, in contravention of the subordination terms described above or at a time when payments are not permitted to be made:

  •
  the issuer receives or recovers a payment or distribution, in cash or in-kind, relating to the intercompany loan, or

  •
  the issuer, the trustee under the indenture governing the notes or any holder of a note receives or recovers a payment under the senior subordinated subsidiary guarantee,

        such person will turn over such amount to the security trustee for application towards payment of the obligations under our credit facility and related hedging obligations until the obligations under our credit facility and related hedging obligations are paid in full as described under "—Priority of Payments." See "Description of Notes—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantee—Turnover and Application of Proceeds."

Release of Senior Subordinated Guarantee

        The intercreditor deed provides for the automatic and unconditional release and discharge of the senior subordinated subsidiary guarantee concurrently with any sales of all of the shares of NTL

Investment Holdings Limited or any of its direct or indirect holding companies or of all or substantially all of the assets of NTL Investment Holdings Limited by the security trustee for our credit facility or an administrator appointed under the U.K. Insolvency Act of 1986. In order for the release to be effective:

  •
  the proceeds of such sale must be in cash, or substantially in cash, and must be applied as described below under "—Priority of Payments;"

  •
  NTL Investment Holdings Limited must be released from its obligations in respect of any other indebtedness of any member of the restricted group, except for obligations under our credit facility; and

  •
  the sale must be made pursuant to either a public auction or a competitive bid process to obtain the best price reasonably obtainable given the then-current condition, financial or otherwise, earnings, business, assets and prospects of NTL Investment Holdings Limited and its subsidiaries, the security trustee or administrator having consulted with an internationally recognized investment bank, including without limitation and to the extent appropriate a lender under our credit facility or a relationship bank of the issuer or its subsidiaries, or an internationally recognized accounting firm regarding the appropriate procedures for obtaining the best price for the shares or assets, considered the recommendations of that investment bank or accounting firm and used its reasonable efforts to cause the procedures recommended by that investment bank or accounting firm to be implemented in all material respects in relation to the sale and to permit holders of the notes to participate in the sale process as bidders.

        The intercreditor deed provides that if, notwithstanding the reasonable efforts of the security trustee for our credit facility, the procedures referred to above are not implemented by the relevant court or other authority or any other third party required to act in connection with such sale, the security trustee will be excused from any further obligation to cause such procedures to be implemented by such authority. See "Description of Notes—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantees—Release of the Senior Subordinated Subsidiary Guarantee."

Priority of Payments

        The postponement, subordination, blockage or prevention of payment of the senior subordinated subsidiary guarantee is not intended to and will not impair the obligation of NTL Investment Holdings Limited to pay the holders of the notes all amounts due and payable under its guarantee as and when it becomes due and payable in accordance with its terms. The liabilities owed to the creditors of NTL Investment Holdings Limited will be paid and discharged in the following order:

  •
  first, any liabilities owed to the trustee under the high yield note indenture in respect of any costs, charges or expenses incurred by or payable to it in its capacity as trustee under the high yield note indenture pari passu with the security trustee under our credit facility in respect of any costs, charges or expenses incurred by or payable to it in its capacity as security trustee under our credit facility;

  •
  second, any liabilities owed to the lenders under our credit facility and other senior creditors;

  •
  third, any liabilities owed to the holders of the notes in respect of the senior subordinated subsidiary guarantee and any other senior subordinated creditors; and

  •
  fourth, any intercompany liabilities owed to the issuer by NTL Investment Holdings Limited.

        Any additional amounts remaining after discharge of these liabilities will be paid to the relevant obligor or any other person or persons entitled thereto.

PLAN OF DISTRIBUTION

        We are registering the notes to permit selling securityholders to conduct secondary trading of the notes from time to time after the date of this prospectus. We will not receive any proceeds from the sale of the notes covered by this prospectus. The notes are being offered on behalf of the selling securityholders.

        The selling securityholders and their successors, including their transferees, pledgees or donees or their successors and assigns, may sell the notes directly to one or more purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes may be sold or distributed from time to time by the selling securityholders in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on the Luxembourg Stock Exchange;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on the Luxembourg Stock Exchange or in the over-the-counter market; and

  •
  through the settlement of short sales.

        In addition, the selling securityholders or their successors in interest may enter into hedging transactions with broker-dealers or other financial institutions who may engage in short sales of the notes, sell the notes short and deliver the notes to close out such short positions, or loan or pledge the notes to broker-dealers that in turn may sell the notes. The selling securityholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the notes which may be resold thereafter pursuant to this prospectus if the notes are delivered by the selling securityholders.

        The aggregate proceeds to the selling securityholders from the sale of the notes offered by them will be the purchase price of the notes less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes to be made directly or through agents.

        The Issuer has applied to list the exchange notes for trading on the Luxembourg Stock Exchange.

        In order to comply with the securities laws of some states, if applicable, the notes may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the notes may be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder presently can estimate the amount of such compensation, if any. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any selling securityholder, broker, dealer, underwriter or agent relating to the sale or distribution of the notes.

        Transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        The anti-manipulation rules under the Exchange Act may apply to sales of notes in the market and to the activities of the selling securityholders and their affiliates. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes to engage in market-making activities with respect to the notes.

        We will bear all fees and expenses, other than selling expenses, commissions and discounts, and expenses of counsel to the selling securityholders, in connection with the registration of the notes covered by this prospectus.

CERTAIN U.S. TAX CONSIDERATIONS

        The following summary describes the material U.S. federal income tax consequences of the ownership and disposition of notes by a U.S. holder, as defined below. The discussion set forth below is applicable to U.S. holders (i) who are residents of the U.S. for purposes of the current Income Tax Convention between the U.K. and the U.S., which we refer to as the Treaty, (ii) whose notes are not, for purposes of the Treaty, part of the business property of a permanent establishment in the U.K. or a fixed base in the U.K. and (iii) who otherwise qualify for the full benefits of the Treaty. Except where noted, this section deals only with notes held as capital assets and does not deal with special situations, for example, those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, some U.S. expatriates or U.S. holders of notes whose "functional currency" is not the U.S. dollar. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership (or a member of an entity classified as a partnership for U.S. federal income tax purposes) holding the notes, you should consult your tax advisors. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and regulations, administrative proceedings and judicial decisions thereunder as of the date of this prospectus. These authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address U.S. state or local or other U.S. tax consequences of the ownership and disposition of the notes.

        Persons considering the purchase, ownership or disposition of the notes should consult their own tax advisors concerning the U.S. federal income tax consequences related to their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

        As used herein, a "U.S. holder" means a beneficial owner of notes that is for U.S. federal income tax purposes (i) a citizen or individual resident of the U.S., (ii) a corporation or partnership, or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Holding Notes

Payments of Interest

        Interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes. Interest income on a note generally will constitute foreign source income and for taxable years beginning before December 31, 2006, generally will be considered "passive" income or "financial services" income. For taxable years beginning after December 31, 2006, interest income on the notes will be considered "passive category" income or in the case of some U.S. holders "general category" income. Each of these types of income is treated separately from other types of income in computing the foreign tax credit allowable to U.S. holders under U.S. federal income tax laws.

        Interest payments on the sterling denominated notes will be paid in sterling and interest payments on the euro denominated notes will be paid in euros. Interest on the sterling denominated notes and euro denominated notes will be taxable to a U.S. holder under the following rules. Cash basis U.S.

holders will be required to include in income the U.S. dollar value of the amount received, determined by translating these amounts into U.S. dollars at the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment. Accrual basis U.S. holders may determine the amount of income recognized with respect to these interest payments in accordance with either of two methods. Under the first method, a U.S. holder will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during that year, determined by translating this interest at the average rate of exchange for the period or periods during which the interest accrued. Under the second method, an accrual basis holder may elect to translate interest income at the spot rate on the last day of the accrual period, or last day of the taxable year in the case of an accrual period that straddles the holder's taxable year, or on the date the interest payment is received if that date is within five days of the end of the accrual period. Upon receipt of interest payments on the notes, including amounts received upon the disposition of notes attributable to accrued but unpaid interest, a U.S. holder will recognize ordinary income or loss in an amount equal to the difference, if any, between the U.S. dollar value of such payment, determined by translating the amount of sterling or euros received at the spot rate for sterling or euros in effect on the date received, and the U.S. dollar value of the interest income that the U.S. holder has previously included in income with respect to such payment regardless of whether the payment is actually converted into U.S. dollars.

Market Discount and Bond Premium

        If you purchase a note at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the note.

        Under the market discount rules of the Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the note. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the note to the maturity date of the note, unless you make an irrevocable election, on an instrument-by-instrument basis, to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues, under either a ratable or constant yield method, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of principal payments with respect to the note and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

        If you purchase a note for an amount in excess of the amount payable at maturity of the note, you will be considered to have purchased the note with "bond premium" equal to the excess of your purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). You may elect to amortize the premium using a constant yield method over the remaining term of the note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the note, and finally as a carryforward allowable against your future interest inclusions on the note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

Constant Yield Election

        As an alternative to the above-described rules for including interest payments and market discount in income and amortizing bond premium, you may elect to include in gross income all interest that accrues on a note, including stated interest, market discount (including de minimis market discount) and adjustments for bond premium, on the constant yield method. If such an election were made, you would be deemed to have made an election to amortize bond premium, which as discussed above applies to all debt instruments held or subsequently acquired by you. Particularly for United States holders who are on the cash method of accounting, a constant yield election may have the effect of causing you to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Sale, Exchange and Retirement of the Notes

        Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition, less any accrued and unpaid interest that has not been previously included in income, which will be taxable as described above, and the U.S. holder's tax basis in the note. Except as described below with respect to exchange gain or loss, gain or loss recognized by a U.S. holder on the sale, exchange, retirement or other disposition of a note will generally be treated as United States source gain or loss. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition, the note has been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder receives pounds sterling or euros on the sale, exchange, retirement or other disposition of a note, the amount realized generally will be based on the spot rate of the sterling or euros on the date of the sale, exchange, retirement or other disposition. However, if the notes are traded on an established securities market, a cash basis U.S. holder, or, upon election, an accrual basis U.S. holder, will determine the U.S. dollar amount realized by translating the sterling or euros received at the spot rate of exchange on the settlement date of the sale, exchange, retirement or other disposition. A U.S. holder's tax basis in a note generally will be the U.S. holder's cost of the note, which, in the case of a U.S. holder that purchases a note with foreign currency will be the U.S. dollar value of the foreign currency amount paid for such note determined at the time of such purchase, or in the case of a cash basis U.S. holder (or an electing accrual basis U.S. holder) that purchased a note at a time that such note was traded on an established securities market, the value of the foreign currency amount paid for such note as determined on the spot rate of exchange on the settlement date of the purchase. A U.S. holder that purchases a note with previously owned foreign currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between the U.S. holder's tax basis in such foreign currency and the fair market value of the note in U.S. dollars on the date of purchase. That gain or loss will be ordinary income or loss. A U.S. holder of a sterling denominated note or a euro denominated note will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition, including the sale, exchange, retirement or other disposition, of a note. Gain or loss attributable to the movement of exchange rates will equal the difference between (1) the U.S. dollar value of the principal amount of the note, determined as of the date the note is disposed based on the spot rate in effect on that date, and (2) the U.S. dollar value of the principal amount of such note, determined on the date the U.S. holder acquired the note based on the spot rate in effect on that date. This gain or loss will be treated as ordinary income or loss, and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the Internal Revenue Service, and generally will be U.S. source gain or loss. The realization of that gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a note.

Exchange Gain or Loss with Respect to Foreign Currency

        A U.S. holder's tax basis in any sterling or euros received as interest on, or received on the sale, exchange, retirement or other disposition of, a note will be the U.S. dollar value of that amount at the spot rate in effect on the date the holder received the interest or at the time of the sale, exchange, retirement or other disposition. Any gain or loss recognized by a U.S. holder on a sale, exchange or other disposition of the pounds sterling or euros will be ordinary income or loss, and not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the Internal Revenue Service, and generally will be U.S. source gain or loss.

Information Reporting and Backup Withholding

        In general, information reporting may apply to payments of principal and interest on a note and to the proceeds of the sale of a note made to U.S. holders other than exempt recipients, such as corporations. Backup withholding at a rate of 28%, which rate will increase to 31% for taxable years beginning on or after January 1, 2011, will apply to these payments if the U.S. holder fails to provide its taxpayer identification number or, in the case of interest payments, fails either to report in full dividend and interest income or to make various certifications. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

        The above summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences to an investor of acquiring, owning and disposing of a note. Each prospective investor should consult its own tax advisor with respect to the U.S. federal, state and local and foreign and other tax consequences of acquiring, holding and disposing of a note.

LEGAL MATTERS

        Fried, Frank, Harris, Shriver & Jacobson (London) LLP, London, U.K. has passed upon the validity of the notes.

EXPERTS

        NTL Incorporated management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and the consolidated financial statements and schedules of NTL Incorporated appearing in its Form 10-K/A, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and schedule of NTL Investment Holdings Limited at December 31, 2004 and 2003, and for each of the two years in the period ended December 31, 2004 (successor basis) and the year ended December 31, 2002 (predecessor basis), appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

NTL INCORPORATED AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULES

        The consolidated financial statements of NTL Incorporated and Subsidiaries are incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005, as amended by our Form 10-K/A filed with the SEC on April 8, 2005.

        The following consolidated financial statements of NTL Investment Holdings Limited and Subsidiaries are included herein:

        All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore have been omitted.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
NTL Investment Holdings Limited

        We have audited the accompanying consolidated balance sheets of NTL Investment Holdings Limited and subsidiaries (the "Company") an indirect wholly-owned subsidiary of NTL Incorporated (the "Parent") as of December 31, 2004 and 2003 (Successor basis), and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2004 (Successor basis) and for the year ended December 31, 2002 (Predecessor basis). Our audits also included the financial statement schedule listed in the Index on page F-1. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL Investment Holdings Limited and subsidiaries as of December 31, 2004 and 2003 (Successor basis), and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2004 (Successor basis) and for the year ended December 31, 2002 (Predecessor basis), in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the financial statements, effective January 10, 2003 the Parent emerged from bankruptcy and applied fresh start accounting. As a result, the balance sheets as of December 31, 2004 and 2003 and the related statements of operations and cash flows for each of the two years in the period ended December 31, 2004 are presented on a different basis than that for the periods before fresh start and, therefore, are not comparable. Additionally, as discussed in Note 2 of the consolidated financial statements, as of January 1, 2003, the Company began expensing compensation expense related to stock options to conform with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

Ernst & Young LLP
London, England
April 8, 2005

NTL INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 31,
	2004	2003
Assets
Current assets
Cash and cash equivalents	£85.5	£351.2
Restricted cash	16.4	15.1
Accounts receivable—trade, less allowance for doubtful accounts of £42.9 (2004) and £13.0 (2003)	202.8	188.5
Prepaid expenses and other current assets	47.3	51.9
Current assets held for sale	42.0	38.8

Total current assets	394.0	666.5
Fixed assets, net	3,419.0	3,717.7
Reorganization value in excess of amounts allocable to identifiable assets	197.4	197.8
Customer lists, net	338.7	419.2
Other intangible assets, net	5.5	—
Other assets, net of accumulated amortization of £8.0 (2004) and £39.1 (2003)	123.4	128.8
Other assets held for sale	727.8	781.9

Total assets	£5,205.8	£5,911.9

See accompanying notes.

	December 31,
	2004	2003
Liabilities and shareholder's equity
Current liabilities
Accounts payable	£119.0	£139.6
Accrued expenses and other current liabilities	301.6	347.0
Interest payable	140.4	123.3
Deferred revenue	111.5	121.3
Due to affiliates	132.0	19.2
Current liabilities of discontinued operations	75.2	54.1
Current portion of long-term debt	60.9	1.3

Total current liabilities	940.6	826.8
Long-term debt, net of current portion	3,729.0	3,997.9
Deferred revenue and other long-term liabilities	216.7	180.7
Deferred income taxes	—	—
Long-term liabilities of discontinued operations	1.8	1.3
Commitments and contingent liabilities
Shareholder's equity
Share capital—£0.001 par value; authorized 1,000,000 ordinary shares (2004 and 2003); issued and outstanding 121,006 (2004) and 121,004 (2003) ordinary shares	—	—
Additional paid in capital	1,402.7	1,402.7
Accumulated other comprehensive income	(26.1)	(0.4)
Accumulated (deficit)	(1,058.9)	(497.1)

Total shareholder's equity	317.7	905.2

Total liabilities and shareholder's equity	£5,205.8	£5,911.9

See accompanying notes.

NTL INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Year ended December 31,
	2004 Reorganized Basis	2003 Reorganized Basis	2002 Predecessor Basis
Revenue	£1,953.0	£1,852.2	£1,808.5
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(813.4)	(774.2)	(844.1)
Selling, general and administrative expenses	(475.7)	(478.9)	(442.5)
Long-lived asset impairments	—	—	(296.3)
Other charges	(22.4)	(14.8)	(148.0)
Depreciation	(574.4)	(651.4)	(921.3)
Amortization	(99.3)	(98.2)	(25.0)

	(1,985.2)	(2,017.5)	(2,677.2)

Operating (loss)	(32.2)	(165.3)	(868.7)
Other income (expense)
Interest income and other, net	5.5	8.7	14.3
Interest expense (contractual interest of £576.8 (2002))	(350.1)	(395.3)	(512.7)
(Loss) on extinguishment of debt	(162.2)	—	—
Recapitalization expense	—	—	(43.3)
Foreign currency transaction (losses) gains	(27.2)	31.7	125.1

(Loss) from continuing operations before income taxes	(566.2)	(520.2)	(1,285.3)
Income tax (expense) benefit	(0.7)	0.9	8.8

(Loss) from continuing operations	(566.9)	(519.3)	(1,276.5)

Discontinued operations
Income from discontinued operations before income taxes	5.1	22.2	57.9
Income tax benefit	—	—	7.5

Income from discontinued operations	5.1	22.2	65.4

Net (loss)	£(561.8)	£(497.1)	£(1,211.1)

See accompanying notes.

January 1, 2003
Predecessor Basis
Gain on debt discharge	£616.2
Fresh-start adoption—intangible assets	484.8
Fresh-start adoption—long-term debt	137.4
Fresh-start adoption—deferred tax liability	17.2
Fresh-start adoption—accrued expenses	(29.3)
Fresh-start adoption—fixed assets	(2,200.6)

Loss from continuing operations	(974.3)

Fresh-start adoption—intangible assets	413.4
Fresh-start adoption—deferred tax liability	(59.8)
Fresh-start adoption—fixed assets	231.6

Income from discontinued operations	585.2

Net (loss)	£(389.1)

See accompanying notes.

NTL INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year ended December 31,
	2004	2003	2002
	Reorganized Basis	Reorganized Basis	Predecessor Basis
Operating Activities:
Net (loss)	£(561.8)	£(497.1)	£(1,211.1)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	746.0	839.1	986.9
Asset impairments	—	—	296.3
Non-cash restructuring charge	—	—	86.3
Deferred income taxes	0.4	(0.9)	(16.3)
Loss on extinguishment of debt	162.2	—	—
Amortization of original issue discount and deferred finance costs	29.3	19.3	52.1
Foreign currency translation differences	(4.7)	17.1	(80.7)
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Accounts receivable	(7.4)	17.1	111.7
Prepaid expenses and other current assets	87.4	39.9	(3.7)
Other assets	7.4	(54.6)	(39.0)
Accounts payable	(11.3)	(93.8)	(48.1)
Accrued expenses and other current liabilities	(64.6)	239.0	(112.7)
Deferred revenue	(10.1)	(72.7)	31.7
Other long-term liabilities	(1.7)	(0.4)	(0.9)

Net cash provided by operating activities	392.1	412.5	52.5

Investing activities
Purchase of fixed assets	(296.7)	(283.1)	(355.0)
Acquisitions, net of cash acquired	(18.5)	—	—

Net cash (used in) investing activities	(315.2)	(283.1)	(355.0)

Financing activities
Proceeds from borrowings, net of financing costs	2,925.1	229.8	369.7
Principal payments on long-term debt	(3,288.7)	(136.7)	(20.4)

Net cash provided by financing activities	(363.6)	93.1	349.3
(Decrease) increase in cash and cash equivalents	(286.7)	262.0	46.8
Cash and cash equivalents at beginning of year	351.2	89.2	107.6

Cash and cash equivalents at end of year	£85.5	£351.2	£154.4

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	£300.8	£286.1	£302.4
Income taxes paid	—	—	—

See accompanying notes.

January 1, 2003
Predecessor Basis
Net cash (used in) operating activities	£—
Investing activities
Net cash provided by investing activities	—
Financing activities
Financing costs	(65.2)

Net cash (used in) financing activities	(65.2)

Decrease in cash and cash equivalents	(65.2)
Cash and cash equivalents, beginning of period	154.4

Cash and cash equivalents, end of period	£89.2

See accompanying notes.

NTL INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

(in millions, except share data)

					Accumulated Other Comprehensive Income (Loss)
	Share Capital £0.001 par value
			Additional Paid-In Capital	Comprehensive Income (Loss)	Pension Liability Adjustments	Net Unrealized (Losses) Gains on Derivatives	Accumulated (Deficit)
	Shares	Par						Total
Predecessor basis
Balance, December 31, 2001	120,000	£—	£9,613.1		£—	£—	(£10,162.6)	(£549.5)
Comprehensive loss:	—	—	—
Net loss for the year ended December 31, 2002	—	—	—	(£1,211.1)	—	—	(1,211.1)	(1,211.1)
Pension liability adjustment	—	—	—	(64.4)	(64.4)	—	—	(64.4)

				(£1,275.5)

Balance, December 31, 2002	120,000	—	9,613.1		(64.4)	—	(11,373.7)	(1,825.0)
Comprehensive income:
Net income (loss) January 1, 2003	—	—	—	(£389.1)	—	—	(389.1)	(389.1)

Share issues	1,000	—	3,292.7		—	—	—	3,292.7
Fresh-start adoption—other	—	—	(11,827.7)		64.4	—	11,762.8	(0.5)

Reorganized basis
Balance, January 1, 2003	121,000	—	1,078.1		—	—	—	1,078.1
Release of debt obligations	—	—	195.4		—	—	—	195.4
Share issues	4	—	129.2		—	—	—	129.2
Comprehensive loss:
Net loss for the year ended December 31, 2003	—			(£497.1)	—	—	(497.1)	(497.1)
Pension liability adjustment	—	—	—	(0.4)	(0.4)	—	—	(0.4)

				(£497.5)

Balance, December 31, 2003	121,004	—	1,402.7		(0.4)	—	(497.1)	905.2
Share issues	2	—	—		—	—	—	—
Comprehensive loss:
Net loss for the year ended December 31, 2004				(£561.8)	—	—	(561.8)	(561.8)
Net unrealized losses on derivative instruments	—	—	—	(24.0)	—	(24.0)	—	(24.0)
Pension liability adjustment	—	—	—	(1.7)	(1.7)	—	—	(1.7)

				(£587.5)

Balance, December 31, 2004	121,006	£—	£1,402.7		(£2.1)	(£24.0)	(£1,058.9)	£317.7

See accompanying notes.

NTL INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions)

1.     Organization and Business

Historical Structure of the Company

        NTL Investment Holdings Limited, NTLIH or the Company, is incorporated in the United Kingdom. The Company is an indirect wholly-owned subsidiary of NTL Incorporated, or NTL.

        The Company was incorporated in March 1996 under the laws of England and Wales. From March 1996 to April 1998, the Company was a wholly-owned subsidiary of NTL (UK) Group, Inc. From April 1998 to April 2004, the Company was a wholly-owned subsidiary of NTL Communications Limited. Since April 2004, the Company is a wholly-owned subsidiary of NTL Cable plc.

        In October 2003, the Company cancelled its outstanding share capital and issued 1,000 shares of £0.001 each for every existing share outstanding. Shareholders' equity has been retrospectively restated to show the effect of the stock split.

Business

        The Company is one of the leading communications and content distribution companies in the UK and the Republic of Ireland, providing broadband internet access, telephone and television services to residential customers. The Company also provides internet and telephone services to residential customers who are not connected to its cable network, via access to other companies' telecommunications networks and via an internet service provider operated by its subsidiary, Virgin Net Limited. The Company offers what it refers to as a "triple play" bundle of internet, telephone and television services through competitively-priced bundled packages. The Company also provides a range of voice services to businesses and public sector organizations as well as a variety of data communications solutions from high speed internet access to fully managed business communications networks and communication transport services.

        The Company's services are delivered through its wholly-owned local access communications network. The design and capability of the Company's network provides it with the ability to offer "triple play" bundled services to residential consumers and a broad portfolio of reliable, competitive communications solutions to business customers.

        The Company provides services to three categories of customers: residential customers, business customers and customers in the Republic of Ireland as follows:

  •
  Consumers.  The Company provides internet, telephone and cable television services to residential customers in the UK;

  •
  Business.  The Company provides internet, data and voice services to large businesses, public sector organizations and small and medium-sized enterprises, or SMEs, communications transport services, and wholesale internet access solutions to internet service providers, or ISPs; and

  •
  Ireland.  The Company provides internet, cable television and multiple microwave distribution system television services, or MMDS, to residential customers in the Republic of Ireland and internet, data and voice services to business customers in the Republic of Ireland.

2.     Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

        NTL Incorporated operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court during the period from May 8, 2002 until January 10, 2003. Accordingly, NTL's consolidated financial statements for periods prior to its emergence from Chapter 11 reorganization were prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). In addition, NTL adopted fresh-start reporting upon its emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the consummation of the Plan as well as adjustments for fresh-start reporting have been recorded in the accompanying consolidated financial statements as of January 1, 2003. Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes and the carrying values of assets and liabilities were adjusted. The carrying values of assets were adjusted to their reorganization values that are equivalent to their estimated fair values. The carrying values of liabilities were adjusted to their present values.

        In accordance with Staff Accounting Bulletin No. 54 (SAB 54), the impact of NTL's operations as a debtor-in-possession and its subsequent emergence from Chapter 11 has been reflected in these financial statements. Since fresh-start reporting materially changed the carrying values recorded in the Company's consolidated balance sheet, a black line separates the financial statements for periods after the adoption of fresh-start reporting basis from the financial statements for periods prior to the reflection.

        The term "Predecessor Basis" refers to the Company and its subsidiaries for periods prior to and including December 31, 2002. The term "Reorganized Basis" refers to the Company and its subsidiaries for periods subsequent to January 1, 2003. The effects of the emergence from Chapter 11 as well as adjustments for fresh-start reporting recorded as of January 1, 2003 to the extent they affect the Company are presented in the accompanying statements of operations and shareholder's equity dated January 1, 2003 as Predecessor Basis transactions and are presented in the accompanying consolidated statements of operations and cash flows dated January 1, 2003. All other results of operations and cash flows on January 1, 2003 are Reorganized Basis transactions.

        The consolidated pro forma results of operations for the year ended December 31, 2002 assuming the emergence from Chapter 11 reorganization and the adoption of fresh-start reporting occurred on January 1, 2002 follows (in millions). The pro forma results of operations are not necessarily indicative of the results that would have occurred had NTL's emergence from Chapter 11 reorganization and the adoption of fresh-start reporting occurred on January 1, 2002, or that might occur in the future.

Year ended December 31,
2002
Total revenue	£1,808.5
Loss from continuing operations	(614.2)

        On December 1, 2004, NTL reached an agreement for the sale of its broadcast operations. The sale completed on January 31, 2005. As of December 31, 2004, the broadcast operations are accounted for as a discontinued operation and therefore, broadcast's results of operations have been removed from the Company's results of continuing operations for all periods presented in this Annual Report. The results of operations of broadcast have been excluded from the components of "Loss from Continuing Operations" and shown under the caption "Income from Discontinued Operations" in the Statements of Operations.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid to terminate certain agreements included in restructuring costs, amounts accrued for vacated properties, the amount to be paid for other liabilities, the Company's pension expense and pension funding requirements, amounts to be paid under the Company's employee incentive plans, costs for interconnection, the amount of costs to be capitalized in connection with the construction and installation of the Company's network and facilities, the value of investments, long-lived assets and goodwill and the computation of the Company's income tax expense and liability. Actual results could differ from those estimates.

Fair Values

        The Company has determined the estimated fair value amounts presented in these consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company has based these fair value estimates on pertinent information available to it as of December 31, 2004 and 2003.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company's interest is greater than 50%. Intercompany accounts and transactions have been eliminated in consolidation.

Foreign Currency Translation

        The functional currencies of the Company are primarily the Pound Sterling and to a lesser extent the Euro. The Company's reporting currency is the Pound Sterling. Foreign currency transaction gains and losses are recorded in the statement of operations.

Cash Equivalents

        Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. The Company had no cash equivalents at December 31, 2004 and 2003.

        Restricted cash balances of £16.4 million and £15.1 million as at December 31, 2004 and 2003, respectively represent cash balances collateralized against performance bonds given on behalf of the Company.

Trade Receivables

        The Company's trade receivables are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on the current aging of trade receivables, prior collection experience and future expectations of conditions that might impact recoverability. The allowance for doubtful accounts is £42.9 million at December 31, 2004 and £13.0 million at December 31, 2003.

Concentrations of Credit Risk

        The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of trade receivables. Concentrations of credit risk with respect to trade receivables are limited because of the large number of customers and their dispersion across geographic areas. The Company performs periodic credit evaluations of its Business customers' financial condition and generally does not require collateral. At December 31, 2004, the Company did not have significant credit risk concentrations. No single group or customer represents greater than 10% of total accounts receivable.

Fixed Assets

        Fixed assets, net totaled £3,419.0 million and £3,717.7 million, representing 65.7% and 62.9% of total assets at December 31, 2004 and 2003, respectively. In accordance with SOP 90-7, upon emergence from Chapter 11 reorganization, the Company adopted fresh-start reporting as of January 1, 2003. Pursuant to fresh-start reporting, the carrying values of fixed assets were adjusted to their reorganization values, which were equivalent to their estimated fair values. These adjusted carrying values became the revised cost basis of the Company's fixed assets at January 1, 2003. Fixed assets, net were written down by £2.2 billion to reflect this adjustment.

        The cost of fixed assets includes amounts capitalized for labor and overhead expended in connection with the design and installation of the Company's operating network equipment and facilities. Costs associated with initial customer installations, additions of network equipment necessary to enable enhanced services, acquisition of additional fixed assets and replacement of existing fixed assets are capitalized. The costs of reconnecting the same service to a previously installed premise are charged to expense in the period incurred. Costs for repairs and maintenance are charged to expense as incurred.

        Labor and overhead costs directly related to the construction and installation of fixed assets, including payroll and related costs of some employees and related rent and other occupancy costs, are capitalized. The payroll and related costs of some employees that are directly related to construction and installation activities are capitalized based on specific time devoted to these activities where identifiable. In cases where the time devoted to these activities is not specifically identifiable, the Company capitalizes costs based upon estimated allocations. The Company continues to enhance its processes to reduce reliance upon these estimates in determining amounts capitalized. The labor and overhead costs capitalized in the years ended December 31, 2004, 2003 and 2002 were approximately £52.1 million, £67.5 million and £103.1 million, respectively.

        The following table illustrates the calculation of labor and overhead costs capitalized as a percentage of total operating costs and selling, general and administrative expenses and as a percentage of cash used to purchase fixed assets (in millions except percentages).

	Year ended December 31,
	2004	2003	2002
	Reorganized Basis	Reorganized Basis	Predecessor Basis
Labor and overhead costs capitalized	£52.1	£67.5	£103.1
Total operating costs and selling, general and administrative expenses	1,289.1	1,253.1	1,286.6
Labor and overhead costs capitalized as a percentage of total operating costs and selling, general and administrative expenses	4.0%	5.4%	8.0%
Purchase of fixed assets	278.4	271.0	332.7
Labor and overhead costs capitalized as a percentage of purchase of fixed assets	18.7%	24.9%	31.0%

        Interest is capitalized as a component of the cost of fixed assets constructed. In 2004, 2003 and 2002, total interest incurred was £350.1 million, £398.7 million and £543.5 million, respectively, of which interest of £nil, £3.4 million and £30.8 million, respectively, was capitalized.

        Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Land and fixed assets held for sale are not depreciated. Estimated useful lives are as follows:

Operating equipment:
Cable distribution plant	8–30 years
Switches and headends	8–10 years
Customer premises equipment	5–10 years
Other operating equipment	8–20 years
Other equipment:
Buildings	30 years
Leasehold improvements	20 years or, if less, the lease term
Computer infrastructure	3–5 years
Other equipment	5–12 years

Intangible Assets

        Intangible assets include non-compete agreements, trademark license agreements and customer lists. Non-compete agreements represent the portion of purchase price in business combinations allocated to agreements not to compete. Non-compete agreements are amortized over the non-compete period which is principally one year. Trademark license agreements represent the portion of purchase price allocated to agreements to license trademarks acquired in business combinations. Trademark licenses are amortized over the period in which the Company expects to derive benefits, which is principally five years. Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over the period in which the Company expects to derive benefits, which is principally three or five years. Intangible assets held for sale are not amortized.

        In addition, the reflection of fresh start reporting resulted in a new indefinite-lived intangible asset. This is not amortized but is reviewed annually (or more frequently under certain conditions) for impairment in accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets (FAS 142).

        Effective January 1, 2002, the Company adopted FAS 142. Upon adoption, the Company performed an analysis of its intangible assets to determine whether they should be classified and accounted for as part of or separate from goodwill. The Company reclassified the carrying value of workforce in place included in other intangibles to goodwill. The Company determined that license acquisition costs would no longer be subject to amortization, since they are deemed to have an indefinite useful life. The Company also determined that no changes in the useful lives of the customer lists were required. The Company also performed an evaluation for impairment of its goodwill and license acquisition costs as of January 1, 2002 and determined that no impairment charge was required.

Asset Retirement Obligations

        As of January 1, 2003, the Company adopted FASB Statement No. 143, Accounting for Asset Retirement Obligations (FAS 143). FAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs. The adoption of FAS 143 did not result in any recognition of liabilities by the Company during its fiscal year ended December 31, 2004 and 2003.

        The Company accrues for the liability in respect of dilapidation on its leasehold properties over the term of the lease in accordance with FASB Statement No. 13, Accounting for Leases.

Impairment of Long-Lived Assets

        Long-lived assets, including fixed assets and amortizable definite lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company assesses the recoverability of the carrying value of long-lived assets, by first grouping its long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the asset group) and, secondly, estimating the undiscounted future cash flows that are directly associated with and expected to arise from the use of and eventual disposition of such asset group. The

Company estimates the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the carrying value of the asset group exceeds the estimated undiscounted cash flows, the Company records an impairment charge to the extent the carrying value of the long-lived asset exceeds its fair value. The Company determines fair value through quoted market prices in active markets or, if quoted market prices are unavailable, through the performance of internal analysis of discounted cash flows or external appraisals. The undiscounted and discounted cash flow analyses are based on a number of estimates and assumptions, including the expected period over which the asset will be utilized, projected future operating results of the asset group, discount rate and long-term growth rate.

        Reorganization value in excess of amounts allocable to identifiable assets is reviewed for impairment each year.

        As of December 31, 2004, the Company reviewed its long-lived assets for impairment and determined that there was no impairment of the Company's long-lived assets as of December 31, 2004.

Deferred Financing Costs

        Deferred financing costs of £77.1 million and £75.6 million as of December 31, 2004 and 2003, respectively, are included in other assets. Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt using a straight-line basis, since this method is materially consistent with the effective interest basis.

Restructuring Costs

        As of January 1, 2003, the Company adopted FASB Statement No. 146. Accounting for Costs Associated with Exit or Disposal Activities (FAS 146) and recognizes a liability for costs associated with restructuring activities when the liability is incurred. The adoption of FAS 146 did not have a significant effect on the results of operations, financial condition or cash flows of the Company.

        Prior to 2003, the Company recognized a liability for costs associated with restructuring activities at the time of a commitment to restructure is given in accordance with EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a restructuring).

Revenue Recognition

        The Company recognizes revenue only when it is realized or realizable and earned. The Company recognizes revenue when all of the following are present:

  •
  Persuasive evidence of an arrangement exists between the Company and its customers;

  •
  Delivery has occurred or the services have been rendered;

  •
  The price for the service is fixed or determinable; and

  •
  Collectibility is reasonably assured.

        Revenues are invoiced and recorded as part of a periodic billing cycle, and are recognized as the services are provided. At the end of each period, adjustments are recorded to defer revenue relating to services billed in advance and to accrue for earned but unbilled services.

  •
  Telephone, cable television and internet revenues are recognized as the services are provided to customers.

  •
  Bundled services revenue is recognized at the time the services are provided to the customer or the performance of all of the services have been completed. The Company applies the provisions of EITF No 00-21, Accounting for revenue arrangements with multiple deliverables to assess whether the components of the bundled services should be recognized separately.

  •
  Installation revenues The Company applies the provisions of FASB Statement No. 51, Financial Reporting by Cable Television Companies in relation to connection and activation fees for cable television, as well as telephone and internet services, on the basis that the Company markets and maintains a unified fiber network through which the Company provides all of these services. Installation revenues are recognized at the time the installation has been completed to the extent that those fees are less than direct selling costs. Installation fees in excess of direct selling costs are deferred and amortized over the expected life of the customer's connection.

  •
  Rental revenue in respect of line rentals and rental of equipment provided to customers is recognized on a straight-line basis over the term of the rental agreement.

Advertising Expense

        The Company charges the cost of advertising to expense as incurred. Advertising costs were £41.4 million, £34.9 million and £20.6 million in 2004, 2003 and 2002, respectively.

Stock-Based Compensation

        The Company is an indirect wholly-owned subsidiary of NTL. Accordingly, the Company has no stock-based compensation plans. Certain of the Company's employees participate in the stock-based compensation plans of NTL. NTL has a number of stock-based employee compensation plans, described more fully in its Annual Report. Effective January 1, 2003, the Company adopted the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, (FAS 123). Under the prospective method of adoption selected by the Company under provision of FASB Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (FAS 148), the recognition provisions will be applied to all employee awards granted, modified, or settled after January 1, 2003. Stock-based compensation expense that has been charged against income for these plans was £13.6 million, £7.3 million and £nil for 2004, 2003 and 2002 respectively.

        Prior to 2003, the Company's employees participated in the various stock option plans of its former ultimate parent company. The Company accounted for the stock-based compensation plans of its former ultimate parent company under Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) and related interpretations. No stock-based employee compensation cost was reflected in 2002, as all options granted under these plans had an intrinsic value of zero on the date of the grant. All options to purchase shares of the Company's former ultimate parent company's common stock were cancelled on the Effective Date pursuant to the Plan.

        If the Company had elected to adopt the fair value recognition provisions of FAS 123 as of January 1, 2002, pro forma net income and diluted net income per share for 2002 (Predecessor Basis) would be as follows (in millions):

Loss from continuing operations, as reported	($1,276.5)
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(157.3)

Pro forma loss form continuing operations	($1,433.8)

Pensions

        The Company accounts for its defined benefit pension plans using FASB Statement No. 87, Employer's Accounting for Pensions (FAS 87) and the disclosure rules under FASB Statement No. 132 (revised), Employers Disclosures about Pensions and Other Postretirement Benefits, an Amendment of FASB Statements 87, 88 and 106. Under FAS 87, pension expense is recognized on an accrual basis over employees' approximate service periods. Pension expense calculated under FAS 87 is generally independent of funding decisions or requirements. The Company recognized expense for its defined benefit pension plans of £2.0 million and £1.6 million in 2004 and 2003, respectively.

        The fair value of the Company's pension plans' assets increased from £167.9 million at December 31, 2003 to £197.3 million at December 31, 2004. The Company contributed £15.3 million in cash to its defined benefit pension plans in 2004.

        The calculation of pension expense and the Company's pension liability requires the use of a number of assumptions. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can differ from the assumptions. The Company believes that the two most critical assumptions are the expected long-term rate of return on plan assets and the assumed discount rate.

        When calculating pension expense for 2004, the Company assumed that its plans' assets would generate a long-term rate of return of between 7.4% and 7.9%. This range is higher than the assumed rates of between 6.6% and 7.9% used to calculate the 2003 expense. The Company determines its expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plan's assets, including the trustee's review of asset class return expectations by several consultants and economists as well as long-term inflation assumptions. The Company's expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on its goal of earning the highest rate of return while maintaining risk at acceptable levels. The plan strives to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio.

        The Company discounted its future pension obligations using rates of between 4.8% and 5.3% at December 31, 2004 and rates of between 5.5% and 6.0% for 2003. The Company determined the appropriate discount rate based on the current rates earned on long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The pension liability and future pension expense both increase as the discount rate is reduced.

        At December 31, 2004, the Company has unrecognized actuarial losses of £15.6 million. These losses will be recognized as a component of pension expense in future years.

        Future changes in plan asset returns, assumed discount rates and various other factors related to the participants in the Company's pension plans will impact its future pension expense and liabilities. The Company cannot predict with certainty what these factors will be in the future.

Derivative Financial Instruments

        The Company is exposed to various market risks, including changes in foreign currency exchange rates and interest rates. As some of the Company's indebtedness accrues interest at variable rates, it has exposure to volatility in future cash flows and earnings associated with variable interest rate payments. Also, a substantial portion of the Company's revenue and operating costs are earned and paid in pounds sterling and, to a lesser extent, euros, but it pays interest and principal obligations on some of its indebtedness in U.S. dollars. As a result, the Company has exposure to volatility in future cash flows and earnings associated with changes in foreign currency exchange rates on payments of principal and interest on a portion of its indebtedness.

        The Company's objective in managing its exposure to fluctuations in interest rates and foreign currency exchange rates is to decrease the volatility of its earnings and cash flows caused by changes in underlying rates. To achieve this objective, the Company enters into derivative financial instruments. The Company has established policies and procedures to govern the strategic management of these exposures through a variety of derivative financial instruments, including interest rate swaps, cross-currency interest rate swaps and foreign currency forward rate contracts. By policy, the Company does not enter into derivative financial instruments with a level of complexity or with a risk that is greater than the exposure to be managed.

        In accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), the Company recognizes derivative financial instruments as either assets or liabilities measured at fair value. Gains and losses resulting from changes in fair value are accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting. To the extent that the derivative instrument is designated and considered to be effective as a cash flow hedge of an exposure to future changes in interest rates or foreign currency exchange rates, the change in fair value of the instrument is deferred in other comprehensive income. Amounts recorded in other comprehensive income are reclassified to the income statement to match the corresponding cash flows on the underlying hedged transaction. Changes in fair value of any instrument not designated as a hedge or considered to be ineffective as a hedge are reported in earnings immediately.

Software Development Costs

        The Company capitalizes costs related to computer software developed or obtained for internal use in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Software obtained for internal use has generally been enterprise-level business and finance software that the Company customizes to meet its specific operational needs. Costs incurred in the application development phase are capitalized and amortized over their useful lives, generally three to five years. The Company has not sold, leased or licensed software developed for internal use to its customers and the Company has no intention of doing so in the future.

Income Taxes

        The Company provides for income taxes in accordance with FASB Statement No. 109, Accounting for income taxes. Judgment is required in determining the Company's provision for income taxes, deferred tax assets and liabilities and the extent to which deferred tax assets can be recognized. The Company recognizes deferred tax assets only if it is more likely than not that sufficient taxable income will be available in the future against which the temporary differences and unused tax losses can be utilized. The Company has considered future taxable income and tax planning strategies in assessing whether deferred tax assets should be recognized.

3.     Recent Accounting Pronouncements

        On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123 (revised 2004), Share Based Payment(FAS 123R), which is a revision of FAS 123. FAS 123R also supersedes APB 25 and amends FASB Statement No. 95, Statement of Cash Flows. The Company previously adopted FAS 123 in 2003 as discussed in Note 2. FAS 123R differs from FAS 123, by requiring all entities to measure liabilities incurred in stock based payment transactions at fair value rather than measuring the liability at its intrinsic value. FAS 123R requires entities to estimate the number of instruments for which the requisite service period is expected to be rendered rather than accounting for forfeitures as they occur. Under FAS 123R, modifications to the terms or conditions of an award are measured by comparing the fair value of the modified award with the fair value of the award immediately before the modification, as opposed to measuring the effects of a modification as the difference between the fair value of the modified award at the date it is granted and the awards value immediately before the modification. FAS 123R will also clarify and expand current guidance under FAS 123 including the measurement of fair value, classifying an award as either equity or as a liability and attributing compensation cost to reporting periods. FAS 123R amends FAS 95 requiring that the excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. The statement is effective in the first interim or annual reporting period beginning after June 15, 2005.

        FAS 123R provides two alternatives for adoption: (1) a "modified prospective" method in which compensation cost is recognized for all awards granted subsequent to the effective date of this statement as well as for the unvested portion of awards outstanding as of the effective date and (2) a "modified retrospective" method which follows the approach in the "modified prospective" method, but also permits entities to restate prior periods to reflect compensation cost calculated under FAS 123 for pro forma amounts disclosure. The Company plans to adopt FAS 123R using the modified prospective method. As the Company currently accounts for share based payments to employees in accordance with the fair value method under FAS 123, the adoption of FAS 123R is not expected to have a significant impact on the Company's results of operations or financial position.

        In December 2004, the FASB issued Staff Position No. FAS 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004. Also in December 2004, the FASB issued Staff Position No. FAS 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. The Company does not expect the adoption of these new tax provisions to have a material impact on its consolidated financial position, results of operations, or cash flows, since the Company does not have any substantive operations in the U.S.

4.     Discontinued Operations

        On December 1, 2004, the Company reached an agreement to sell its broadcast operations, a provider of commercial television and radio transmission services, to a consortium led by Macquarie Communications Infrastructure Group. The sale completed on January 31, 2005. Accordingly, as of December 31, 2004, the Company has accounted for the broadcast operations as discontinued operations. Revenue of the broadcast operations, reported in discontinued operations, for the years ended December 31, 2004, 2003 and 2002 was £277.8 million, £268.6 million and £257.3 million respectively. Broadcast's pre-tax income, reported within discontinued operations, for the years ended December 31, 2004, 2003 and 2002, was £5.1 million, £22.2 million and £57.9 million respectively. Prior year financial statements for 2003 and 2002 have been restated to present the broadcast operations as discontinued operations.

        The assets and liabilities of the broadcast operations reported as held-for-sale include (in millions):

	December 31,
	2004	2003
Current assets held for sale
Accounts receivable, net	£25.0	£29.2
Prepaid expenses and other current assets	17.0	9.6

Current assets held for sale	£42.0	£38.8

	December 31,
	2004	2003
Other assets held for sale
Fixed assets, net	£437.8	£475.7
Reorganization value in excess of amounts allocable to identifiable assets	98.2	98.2
Customer lists, net	191.1	208.0
Other assets	0.7	—

Other assets held for sale	£727.8	£781.9

	December 31,
	2004	2003
Current liabilities of discontinued operations
Accounts payable	£15.2	£5.9
Accrued expenses and other current liabilities	34.8	22.7
Deferred revenue	25.2	25.5

	£75.2	£54.1

	December 31,
	2004	2003
Long-term liabilities of discontinued operations
Deferred income taxes	£0.1	£0.1
Other long-term liabilities	1.7	1.2

	£1.8	£1.3

5.     Asset Impairments

        Asset impairment charges were £296.3 million in the year ended December 31, 2002. These charges are non-cash charges to write-down certain assets to their estimated fair values based on an assessment that their carrying value was not recoverable. These charges include fixed assets of £37.3 million, license acquisition costs of £19.3 million and goodwill of £239.7 million. The charge with respect to fixed assets was estimated based upon the technological obsolescence of certain network and other equipment. The charge with respect to license acquisition costs and goodwill was determined in accordance with FAS 142.

        There were no asset impairment charges recorded in the years ended December 31, 2003 and 2004.

6.     Acquisitions and Disposals

        On November 8, 2004, the Company acquired Virgin Media Group's remaining interests in Virgin Net Limited, together with all the remaining minority interests held by existing and former management, for £23.9 million. These acquisitions have taken the Company's ownership of Virgin Net Limited, the joint venture formed by Virgin and the Company in 1996, to 100 per cent. The Company has accounted for the acquisition under the purchase method of accounting in FASB Statement No. 141, Business Combinations. The Company has consolidated the results of operations of Virgin Net in its income statement from November 8, 2004. Prior to that date, the Company accounted for its investment in Virgin Net Limited using the equity method of accounting.

        On December 1, 2004, the Company reached an agreement to sell its broadcast operations, a provider of commercial television and radio transmission services, to a consortium led by Macquarie Communications Infrastructure Group. The sale completed on January 31, 2005. See Note 4—Discontinued Operations.

7.     Fixed Assets

        Fixed assets consist of (in millions):

		December 31,
	Estimated Useful Life
		2004	2003
Operating equipment
Cable distribution plant	8–30 years	£3,044.1	£3,030.7
Switches and headends	8–10 years	305.3	304.5
Customer premises equipment	5–10 years	744.5	589.2
Other operating equipment	8–20 years	62.4	62.2

Total operating equipment		4,156.3	3,986.6
Other equipment
Land	—	4.2	4.2
Buildings	30 years	60.5	61.8
Leasehold improvements	20 years or, if less, the lease term	64.5	64.6
Computer infrastructure	3–5 years	224.8	165.0
Other equipment	5–12 years	55.1	54.2

Total other equipment		409.1	349.8

		4,565.4	4,336.4
Accumulated depreciation		(1,197.4)	(651.1)

		3,368.0	3,685.3
Construction in progress		51.0	32.4

		£3,419.0	£3,717.7

8.     Intangible Assets

        Intangible assets consist of (in millions):

		December 31,
	Estimated useful life
		2004	2003
Intangible assets not subject to amortization:
Reorganization value in excess of amounts allocable to identifiable assets		£197.4	£197.8

Intangible assets subject to amortization:
Cost
Non-compete agreements	1 year	£2.8	£—
Trademark licences	5 years	3.2	—
Customer lists	3–5 years	535.7	517.4

		541.7	517.4

Accumulated amortization
Non-compete agreements		0.4	—
Trademark licences		0.1	—
Customer lists		197.0	98.2

		197.5	98.2

		£344.2	£419.2

        Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2004 is as follows: £104.8 million in 2005, £101.5 million in 2006, £100.9 million in 2007, £33.3 million in 2008 and £3.6 million in 2009.

        The change in the carrying amount of reorganization value in excess of amounts allocable to identifiable assets during the year ended December 31, 2004 is as follows (in millions):

Reorganization value in excess of amounts allocable to identifiable assets—January 1, 2004	£197.8
Adjustment to deferred tax accounts	(0.4)

Reorganization value in excess of amounts allocable to identifiable assets—December 31, 2004	£197.4

        The decrease in reorganization value in excess of amounts allocable to identifiable assets during the year ended December 31, 2004 includes a tax benefit of £0.4 million that is primarily attributable to the use of deferred tax assets that existed as of January 10, 2003 that were previously offset by a valuation allowance.

9.     Leases

        A summary of assets held under capital leases are as follows (in millions).

	December 31,
	2004	2003
Cable distribution plant	£30.1	£30.1
Switches and headends	2.5	2.6

	32.6	32.7
Less: accumulated depreciation	(7.5)	(3.8)

	£25.1	£28.9

        Amortization of assets held under capital leases is included within the depreciation expense.

        Future minimum annual payments at December 31, 2004 are as follows (in millions). The table reflects the Company's contractual obligations.

	Capital Leases	Operating Leases
Year ended December 31:
2005	£4.6	£43.4
2006	4.4	39.2
2007	4.3	37.4
2008	4.1	33.9
2009	4.0	29.4
Thereafter	98.9	187.1

Total minimum lease payments	120.3	£370.4

Less: amount representing interest	(81.4)

Present value of net minimum obligations	38.9
Less: current portion	(0.7)

	£38.2

        Leases for buildings, offices space and equipment extend through 2031. Total rental expense for the years ended December 31, 2004, 2003, and 2002 under operating leases was £69.8 million, £63.5 million and £77.7 million respectively.

10.   Long-Term Debt

        Long-term debt consists of (in millions):

	December 31,
	2004	2003
Senior Credit Facility	£2,165.0	£2,784.8
Convertible Unsecured Loan Notes due 2058 due to affiliates	445.8	463.0
8.75% US Dollar Loan Notes due 2014 due to NTL Cable plc	221.8	—
9.75% Sterling Loan Notes due 2014 due to NTL Cable plc	375.0	—
8.75% Euro Loan Notes due 2014 due to NTL Cable plc	159.0	—
Floating Rate Loan Notes due 2012 due to NTL Cable plc	52.2	—
Other loan notes due to affiliates	330.6	324.3
11.2% Senior Discount Debentures, less unamortized discount of £64.7 million	—	225.3
10% Senior Sterling Notes, less unamortized discount of £21.7 million	—	113.3
9 1/8% Senior Notes, less unamortized discount of £14.9 million	—	46.7
Capital leases	38.9	40.0
Other	1.6	1.8

	3,789.9	3,999.2
Less: current portion	(60.9)	(1.3)

	£3,729.0	£3,997.9

        The effective interest rates on the variable interest rate debt were as follows:

	December 31,
	2004	2003
Senior Credit Facility
Revolving Facility	—	6.55%
Term Facility	7.13%	9.05%
Floating Rate Loan Notes due 2012	7.07%	—

        In April 2004, NTL and the Company completed its refinancing transaction from which it raised approximately £3.2 billion of new indebtedness and repaid approximately £3.0 billion of its existing indebtedness. The refinancing transaction extended the maturities on substantially all of the Company's debt and lowered its weighted average interest expense. In particular:

  •
  On April 13, 2004, the Company's immediate parent company, NTL Cable plc, issued £375 million aggregate principal amount of 9.75% senior notes due 2014, $425 million aggregate principal amount of 8.75% senior notes due 2014, €225 million aggregate principal amount of 8.75% senior notes due 2014 and $100 million aggregate principal amount of floating rate senior notes due 2012, together referred to as the Senior Notes. The Company has guaranteed the Senior Notes on a senior subordinated basis.

  •
  On April 13, 2004, the Company issued to NTL Cable plc £37 million aggregate principal amount of 9.75% loan notes due 2014, $425 million aggregate principal amount of 8.75% loan notes due 2014, €225 million aggregate principal amount of 8.75% loan notes due 2014 and

    $100 million aggregate principal amount of floating rate loan notes due 2012, and on May 13, 2004, the Company issued £131.5 million aggregate principal amount of 9.75% loan notes due 2014, together referred to as the Loan Notes. The Loan Notes were issued on the same terms as the Senior Notes.

  •
  On April 13, 2004, the Company entered into a new £2,425 million senior secured credit facility, which the Company refers to as its Senior Credit Facility, and which includes a £250 million revolving credit facility. On April 14, 2004 the Company drew down £2,175 million of its Senior Credit Facility, which, together with some of the proceeds from the issuance of the Loan Notes and cash on hand, the Company used to repay its then-existing senior credit facility. At December 31, 2004, the revolving facility is undrawn. The Senior Credit Facility is secured by the Company's assets.

  •
  The remaining proceeds from the Loan Notes, together with cash in hand, were used on May 13, 2004 to redeem the 10% Senior Sterling Notes, the 9 1/8% Senior Notes and the 11.2% Senior Discount Debentures and pay transaction costs.

        The refinancing transaction resulted in a loss on extinguishment of debt as follows (in millions):

Redemption price		£3,044.9
Net carrying amount:
Face value	£3,038.5
Unamortized discount	(92.0)
Unamortized issue costs	(63.8)

		2,882.7

Loss on extinguishment of debt		£162.2

Outstanding Public Notes

        The terms of the Senior Credit Facility, Convertible Unsecured Loan Notes and Loan Notes as at December 31, 2004 are summarized below.

Senior Credit Facility

  •
  The principal amount outstanding is £2,165.0 million. The Company's Senior Credit Facility comprises a term facility denominated in a combination of pound sterling, euros and U.S. dollars totaling £2,165.0 million and a revolving facility of £250 million. The term facility was fully drawn and the revolving facility was undrawn at December 31, 2004.

  •
  The Company's Senior Credit Facility bears interest at LIBOR plus mandatory costs plus a margin rate. The term facility and the revolving facility have different margin rates. At December 31, 2004, the effective average annual interest rate on the term facility was 7.13%. Interest is payable at least semi-annually.

  •
  The principal amount outstanding under the term facility is repayable by semi-annual installments beginning September 2004.

  •
  The Senior Credit Facility is secured over the Company's assets.

  •
  The Company is subject to financial maintenance tests under its Senior Credit Facility, including a test of liquidity, coverage and leverage ratios applied to the Company and some of its subsidiaries. As at December 31, 2004, the Company was in compliance with these covenants.

Convertible Unsecured Loan Notes due 2058

  •
  The principal amount outstanding is £445.8 million. The Convertible Unsecured Loan Notes are denominated in pounds sterling and U.S dollars and comprise £76.7 million of pound sterling denominated Convertible Unsecured Loan Notes and $707.1 million of U.S. dollar denominated Convertible Unsecured Loan Notes.

  •
  The Convertible Unsecured Loan Notes bear interest at 15%.

  •
  The Convertible Unsecured Loan Notes are convertible into shares of the Company. The pound sterling denominated Convertible Unsecured Loan Notes are convertible into one ordinary share of the Company for each £9,736 principal amount and the U.S. dollar denominated Convertible Unsecured Loan Notes are convertible into one ordinary share of the Company for each $16,192 principal amount.

Loan Notes

  •
  9.75% Loan Notes due April 15, 2014—The principal amount at maturity is £375 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

  •
  8.75% US Dollar Loan Notes due April 15, 2014—The principal amount at maturity is $425 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

  •
  8.75% Euro Loan Notes due April 15, 2014—The principal amount at maturity is €225 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

  •
  Floating Rate Loan Notes due October 15, 2012—The principal amount at maturity is $100 million. The interest rate on the floating rate loan notes is the three-month LIBOR plus 5.00%. Interest is payable quarterly on January 15, April 15, July 15 and October 15, commencing July 15, 2004

        During 2004, 2003 and 2002, the Company recognized £9.4 million, £27.3 million and £3.7 million, respectively, of original issue discount as interest expense.

        Long-term debt repayments, excluding capital leases, as of December 31, 2004 are due as follows (in millions).

Year ended December 31:
2005	£60.3
2006	119.9
2007	190.8
2008	259.7
2009	255.2
Thereafter	2,865.1

Total debt payments	£3,751.0

        On February 4, 2005, the Company voluntarily prepaid £500 million of the Senior Credit Facility which included the scheduled repayments due in 2005. As a consequence, scheduled repayments in 2006 and beyond have also reduced. The effects of the voluntary prepayment are not reflected in the table above. Also, in February 2005, the Company redeemed all of the Convertible Unsecured Loan Notes.

11.   Derivative Financial Instruments

        The Company is exposed to various market risks, including changes in foreign currency exchange rates and interest rates. As some of the Company's indebtedness accrues interest at variable rates, it has exposure to volatility in future cash flows and earnings associated with variable interest rate payments. Also, substantially all of the Company's revenue and operating costs are earned and paid in pounds sterling and, to a lesser extent, euros, but it pays interest and principal obligations on some of its indebtedness in U.S. dollars. As a result, the Company has exposure to volatility in future cash flows and earnings associated with changes in foreign currency exchange rates on payments of principal and interest on a portion of its indebtedness.

        The Company's objective in managing its exposure to fluctuations in interest rates and foreign currency exchange rates is to decrease the volatility of its earnings and cash flows caused by changes in underlying rates. To achieve this objective, the Company enters into derivative financial instruments. The Company has established policies and procedures to govern the strategic management of these exposures through a variety of derivative financial instruments, including interest rate swaps, cross - currency interest rate swaps and foreign currency forward rate contracts. By policy, the Company does not enter into derivative financial instruments with a level of complexity or with a risk that is greater than the exposure to be managed.

        In accordance with FAS 133, the Company recognizes derivative financial instruments as either assets or liabilities measured at fair value. Gains and losses resulting from changes in fair value are accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting. To the extent that the derivative instrument is designated and considered to be effective as a cash flow hedge of an exposure to future changes in interest rates or foreign currency exchange rates, the change in fair value of the instrument is deferred in other comprehensive income. Amounts recorded in other comprehensive income are reclassified to the income statement to match the corresponding cash flows on the underlying hedged transaction. Changes in fair value of any instrument not designated as a hedge or considered to be ineffective as a hedge are reported in earnings immediately.

        The fair values of the Company's derivative instruments were as follows (in millions):

	December 31,
	2004	2003
Included within other assets:
Interest rate swaps	£1.2	£—

Included within deferred revenue and other long-term liabilities
Foreign currency forward rate contracts	£33.7	£—
Interest rate swaps	25.2	—

	£58.9	£—

Interest Rate Swaps—Hedging of Interest Rate Sensitive Obligations

        As of December 31, 2004, the Company has entered into interest rate swap agreements to manage the exposure to variability in future cash flows on the interest payments associated with £1,250 million of its outstanding Senior Credit Facility, which accrues at variable rates based on LIBOR. The interest rate swaps allow the Company to receive interest based on LIBOR in exchange for payments of interest at fixed rates of 5.30% and 5.10%. The interest rate swaps became effective on October 14, 2004 and mature on April 14, 2007. The net settlement of £0.9 million under the hedges is included within interest expense for the year ended December 31, 2004.

        The Company has designated these interest rate swaps as cash flow hedges under FAS 133, because they hedge against changes in the amount of future cash flows attributable to changes in LIBOR. As of December 31, 2004, the Company recorded £13.1 million of unrealized losses in accumulated other comprehensive income (loss) as a result of the decrease in fair market value of these interest rate hedges. There was no realized gain or loss arising from any ineffectiveness of the hedges.

Cross-Currency Interest Rate Swaps—Hedging the Interest Payments of Loan Notes and Senior Credit Facility

        At December 31, 2004, the Company has entered into cross-currency interest rate swaps with principal amounts of $920.2 million and € 151.0 million. The Company currently hedges the pound sterling value of interest payments on the U.S. dollar denominated 8.75% Loan Notes due 2014, interest payments on its U.S. dollar denominated Floating Rate Notes due 2012, interest payments on the U.S. dollar denominated Senior Credit Facility, and the pound sterling value of interest payments on the euro denominated Senior Credit Facility. Under these cross-currency swaps, the Company receives interest in U.S. dollars at a fixed rate of 8.75% and variable rate based on LIBOR, and in euros at variable rate based on LIBOR, in exchange for payments of interest in pound sterling at a fixed rate of 9.42%, and variable rate LIBOR based on the pound sterling equivalent of $920.2 million and €151.0 million. The net settlement of £2.5 million under the hedges is included within interest expense for the year ended December 31, 2004.

        The Company has designated these cross-currency swaps as cash flow hedges under FAS 133 because they hedge the changes in the pound sterling value of the interest payments on its U.S. dollar denominated Loan Notes and on its U.S. dollar and euro denominated Senior Credit Facility, that result from changes in the U.S. dollar, euro and pound sterling exchange rates. As of December 31, 2004, the Company recorded £12.1 million of unrealized losses and £1.2 million of unrealized gains in accumulated other comprehensive income (loss) as a result of the changes in fair market value of these cross currency interest rate hedges. There was no realized gain or loss arising from any ineffectiveness of the hedges.

Foreign Currency Forward Rate Contracts—Hedging the Principal Obligations of the U.S. Dollar Loan Notes and Senior Credit Facility

        As of December 31, 2004, the Company has entered into foreign currency forward rate contracts to purchase $820.2 million and €151.0 million, maturing in April 2009. These contracts hedge changes in the pound sterling, U.S. dollar and euro value of the principal obligation of the 8.75% Loan Notes due 2014 and the variable rate LIBOR Senior Credit Facility, caused by changes in the U.S. dollar, euro and pound sterling exchange rates.

        The forward rate contracts are not effective hedges under FAS 133. As such, the contracts are carried at fair value on the Company's balance sheet with changes in the fair value recognized immediately in the income statement. The forward rate contracts do not subject the Company to material volatility in its earnings and cash flows because changes in the fair value directionally and partially mitigate the gains or losses on the translation of its U.S. dollar denominated debt into its functional currency pound sterling in accordance with FASB Statement No. 52, Foreign Currency Translation. Changes in fair value of these contracts are reported with foreign exchanges gains (losses).

        Net changes in the fair value of the forward rate contracts recognized in (loss) from continuing operations for the three years ended December 31, 2004 were as follows (in millions):

	Year Ended December 31,
	2004	2003	2002
	Reorganized Basis	Reorganized Basis	Predecessor Basis
Net loss in fair value of forward rate contracts	£33.7	£—	£—

12.   Fair Values of Financial Instruments

        The Company in estimating its fair value disclosures for financial instruments used the following methods and assumptions:

        Cash and cash equivalents, and restricted cash:    The carrying amounts reported in the consolidated balance sheets approximate fair value.

        Marketable securities:    The carrying amounts reported in the consolidated balance sheets approximate fair value.

        Long-term debt:    The carrying amounts of the bank credit facilities approximate their fair values. The fair values of the Company's other debt in the following table are based on the quoted market prices.

        The carrying amounts and fair values of the Company's financial instruments are as follows (in millions):

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	£85.5	£85.5	£351.2	£351.2
Restricted cash	16.4	16.4	15.1	15.1
Long-term debt:
Senior Credit Facility	2,165.0	2,165.0	2,784.8	2,784.8
Convertible Unsecured Loan Notes	445.8	445.8	463.0	463.0
8.75% US Dollar Loan Notes	221.8	251.8	—	—
9.75% Sterling Loan Notes	375.0	404.1	—	—
8.75% Euro Loan Notes	159.0	177.6	—	—
Floating Rate Loan Notes	52.2	54.0	—	—
Other loan notes due to affiliates	330.6	330.6	324.3	324.3
11.2% Debentures	—	—	225.3	292.8
10% Sterling Notes	—	—	113.3	139.4
9 1/8% Notes	—	—	46.7	63.7

13.   Employee Benefit Plans

        Certain subsidiaries of the Company operate defined benefit pension plans in the United Kingdom and Republic of Ireland. The assets of the Plans are held separately from those of the Company and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the projected unit method. The Company's policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in the United Kingdom and the Republic of Ireland.

        The Company's defined benefit pension plans use a measurement date of December 31:

Obligations and Funded Status

	Year Ended December 31,
	2004	2003
	(In millions)
Change in Projected Benefit Obligation
Benefit obligation at beginning of year	£255.2	£223.8
Service cost	6.4	6.9
Interest cost	14.0	12.3
Members contributions	1.9	1.9
Plan amendments	—	0.1
Actuarial losses	16.7	15.6
Benefits paid	(6.7)	(6.9)
SFAS 88 events	1.3	1.7
Expenses	—	(0.4)
Foreign currency exchange rate changes	0.3	0.2

Benefit obligation at end of year	£289.1	£255.2

	Year Ended December 31,
	2004	2003
	(In millions)
Change in Plan Assets
Fair value of plan assets at beginning of year	£167.9	£144.2
Actual return on plan assets	18.8	23.6
Employer contributions	15.3	5.2
Employee contributions	1.9	1.9
SFAS 88 events	—	0.1
Benefits paid	(6.7)	(7.0)
Expenses	—	(0.4)
Foreign currency exchange rate changes	0.1	0.3

Fair value of plan assets at end of year	£197.3	£167.9

	December 31,
	2004	2003
	(In millions)
Funded status	(£91.8)	(£87.3)
Unrecognized net losses	15.6	3.5
Unamortized prior service costs	0.1	0.1
Unrecognized transition obligation	—	—

Net amount recognized	(£76.1)	(£83.7)

	December 31,
	2004	2003
	(In millions)
Amounts Recognized in the Statement of Financial Position Consist of:
Prepaid benefit cost	£—	£—
Accrued benefit liability	(78.2)	(84.1)
Intangible asset	—	—
Accumulated other comprehensive income	2.1	0.4
Other	—	—

Net amount recognized	(£76.1)	(£83.7)

        The accumulated benefit obligation for all defined benefit plans was £264.4 million and £235.8 million at December 31, 2004 and 2003, respectively.

Information for pension plans with an accumulated benefit obligation in excess of plan assets

	December 31,
	2004	2003
	(In millions)
Accumulated benefit obligation	£264.4	£235.8
Fair value of plan assets	197.3	167.9

Information for pension plans with an projected benefit obligation in excess of plan assets

	December 31,
	2004	2003
	(In millions)
Projected benefit obligation	£289.1	£255.2
Fair value of plan assets	197.3	167.9

Components of Net Periodic Benefit Costs

	Year ended December 31,
	2004	2003	2002
	Reorganized Basis	Reorganized Basis	Predecessor Basis
	(In millions)
Service cost	£6.4	£6.9	£7.3
Interest cost	14.0	12.3	11.7
Expected return on plan assets	(13.9)	(12.0)	(14.2)
Amortization of transition obligation	—	—	0.5
Amortization of prior service costs	—	—	0.3
Recognized actuarial loss	(0.1)	—	0.1
SFAS 88 adjustment	1.3	2.1	1.2

Total net periodic benefit cost	£7.7	£9.3	£6.9

        The Company has retained the earned pension and other post-retirement benefits liabilities related to the broadcast operations. Accordingly, the information disclosed in the tables above includes continuing and discontinued operations.

Additional Information

	December 31,
	2004	2003
	(In millions)
Increase in minimum liability included in other comprehensive income	£1.7	£0.4

Assumptions

        Weighted-average assumptions used to determine benefit obligations

	December 31,
	2004	2003
Discount rate	5.24%	5.51%
Rate of compensation increase	3.03%	3.02%

        Weighted-average assumptions used to determine net periodic benefit costs

	December 31,
	2004	2003
Discount rate	5.51%	5.51%
Expected long-term rate of return on plan assets	7.49%	6.69%
Rate of compensation increase	3.02%	3.86%

        Where investments are held in bonds and cash, the expected long-term rate of return is taken to be yields generally prevailing on such assets at the measurement date. The higher rate of return is expected on equity investments, which is based more on realistic future expectations than on the returns that have been available historically. The overall expected long-term rate on assets is then the average of these rates taking into account the underlying assets portfolios of the pension plans.

Plan Assets

        NTL's pension plan weighted-average assets allocations at December 31, 2004, and 2003, by asset category are as follows:

	December 31,
	2004	2003
Asset Category
Equity Securities	66.6%	76.1%
Debt Securities	31.8%	22.6%
Real Estate	0.2%	0.0%
Other	1.4%	1.3%

Total	100.0%	100.0%

        The trustees of the main defined benefit pension plan, which makes up over 80% of the assets of the four defined benefit pension plans of the Company, have in place an agreement with the investment managers that targets an allocation of 64% equities and 36% bonds and cash at December 31, 2004. Deviations from these central targets are permitted from time to time. Because the main defined benefit pension plan is now closed to new entrants, the investment strategy is moving towards a higher proportion of bonds over time to reflect the steadily maturing profile of liabilities.

        There were no shares of NTL's or the Company's common stock included in the Equity Securities at December 31, 2004 and 2003 respectively.

Cash flows

Contributions

        At December 31, 2004, all of the Company's pension plans have projected benefit obligations exceeding plan assets totaling £91.8 million. The Company will need to fund these deficits in accordance with the laws and regulations of the United Kingdom and the Republic of Ireland. The Company expects to contribute a total of approximately £60.1 million during 2005, of which £56.6 million relates to a single contribution to reduce deficits in two of the Company's pension plans.

Estimated Future Benefit Payments

        The benefits expected to be paid out of the pension plans in total are set out below for each of the next five years and the following fives years in aggregate. The benefits expected to be paid are based on the same assumptions used to measure the Company's benefit obligation at December 31, 2004 and include estimated future employee services.

Pension Benefits
(in millions)
2005	£6.7
2006	7.2
2007	7.8
2008	8.4
2009	9.1
Years 2010–2014	57.1

Defined Contribution Pension Plans

        The Company's subsidiaries operate defined contribution pension plans in the UK and Republic of Ireland. The Company's expense in relation to these plans was £9.2 million, £9.5 million and £8.7 million for the years ended December 31, 2004, 2003 and 2002 respectively.

14.   Other Charges Including Restructuring Charges

        Other charges of £22.4 million in 2004 relate to NTL's announcement to consolidate call centers and include £11.7 million for involuntary employee termination and related costs for approximately 2,000 employees, of whom approximately 250 were still employed by the Company at December 31, 2004, £2.2 million for lease exit costs and £8.5 million for other costs including recruitment and training costs. On April 7, 2004, NTL announced the consolidation over the next 18 months of its 13 UK customer service call centers into three equipped to handle anticipated expansion of its customer base. Following an internal review, three specialist call centers will be retained and developed and will be supported by four sales and customer support sites, located throughout the UK. As part of the consolidation, NTL intends to make additional investments in technology and training in order to streamline processes and generate efficiencies. As of December 31, 2004, the Company has incurred £22.4 million, and it expects to incur a total of approximately £29.0 million of costs to fully execute this program.

        Other charges of £14.8 million in 2003 relate to restructuring charges. Other charges of £148.0 million in 2002 include restructuring charges of £61.7 million and non-cash charges of £86.3 million primarily for allowances for the cancellation of receivables from the Company's former ultimate parent company and certain of its subsidiaries in accordance with the Plan.

        Restructuring charges of £14.8 million and £61.7 million for the years ended December 31, 2003 and 2002, respectively, relate to the Company's actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. An aggregate of £4.7 million of the 2002 restructuring charges were for the write-off of equipment and other assets that are not in use and will not require any future cash outlays. There were no such costs in 2003. The employee severance and related costs in 2003 were for approximately 940 employees all of whom were terminated by the Company as of December 31, 2004. These costs in 2002 were for approximately 680 employees to be terminated, all of whom were terminated by the Company as of December 31, 2004.

        The following table summarizes the restructuring charges incurred and utilized in 2002, 2003 and 2004 (in millions):

	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Agreement Modifications	Fixed Assets	Other	Total
Balance, December 31, 2001	£41.5	£21.4	£17.3	£—	£—	£80.2
Released	(0.4)	(9.5)	(7.2)	—	—	(17.1)
Charged to expense	20.0	49.5	0.8	4.7	3.8	78.8
Utilized	(49.3)	(11.7)	(10.2)	(4.7)	(3.0)	(78.9)

Balance, December 31, 2002	11.8	49.7	0.7	—	0.8	63.0
Released	(2.0)	(0.7)	(0.2)	—	(0.9)	(3.8)
Charged to expense	17.7	0.5	0.3	—	0.1	18.6
Utilized	(27.5)	(11.3)	(0.6)	—	—	(39.4)

Balance, December 31, 2003	—	38.2	0.2	—	—	38.4
Released	—	—	—	—	—	—
Charged to expense	11.7	2.2	—	—	8.5	22.4
Utilized	(10.1)	(12.0)	(0.1)	—	(8.5)	(30.7)

Balance, December 31, 2004	£1.6	£28.4	£0.1	£—	£—	£30.1

15.   Income Taxes

        The expense (benefit) for income taxes consists of the following (in millions):

	Year Ended December 31,
	2004	2003	2002
	Reorganized Basis	Reorganized Basis	Predecessor Basis
Current:
UK and Irish taxes	£0.3	£—	£—

Total current	0.3	—	—

Deferred:
UK and Irish taxes	0.4	(0.9)	(8.8)

Total deferred	0.4	(0.9)	(8.8)

	£0.7	£(0.9)	£(8.8)

        The Company's 2004 current tax expense relates to Irish taxes not covered by net operating losses. The deferred tax expense relates to the use of deferred tax assets that were covered by a valuation allowance that existed as of January 10, 2003.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax liabilities and assets are as follows (in millions):

	December 31,
	2004	2003
Deferred tax liabilities:
Intangibles	£97.6	£123.4
Depreciation and amortization	27.1	30.6

Total deferred tax liabilities	124.7	154.0
Deferred tax assets:
Net operating losses	846.1	861.1
Capital losses	3,656.0	3,631.5
Depreciation and amortization	1,160.5	1,088.6
Purchase accounting liabilities	7.3	18.0
Other	26.2	38.3

Total deferred tax assets	5,696.1	5,637.5
Valuation allowance for deferred tax assets	(5,571.4)	(5,483.5)

Net deferred tax assets	124.7	154.0

Net deferred tax liabilities	£—	£—

        At December 31, 2004, December 31, 2003 and January 10, 2003, the Company had a valuation allowance against its deferred tax assets to the extent it was not more likely than not that such assets would be realized in the future. To the extent the Company realizes a benefit attributable to the valuation allowance that existed as of January 10, 2003, such benefit would reduce excess reorganization value, then reduce other intangible assets existing at that date, then be credited to paid in capital. Substantially all of the valuation allowance at December 31, 2004 would be treated in this way. In 2004, the Company recognized such a benefit to the extent of £0.4 million, resulting in a deferred tax expense and a reduction in reorganization value of this amount.

        On the adoption of Fresh Start reporting, adjustments were made to the Company's deferred tax balance, which were refined during 2003 giving rise to an adjustment to reorganization value in excess of amounts allocable to identifiable assets. The net effect of these adjustments was a decrease in the deferred tax liability of £28.7 million.

        At December 31, 2004, the Company had United Kingdom net operating loss carryforwards of approximately £2.8 billion that have no expiration date. Pursuant to United Kingdom law, these losses are only available to offset income of the separate entity that generated the loss. A portion of the United Kingdom net operating loss carryforward relates to dual resident companies, of which the U.S. net operating loss carryforward amount is approximately £1.1 billion. U.S. tax rules will severely limit the Company's ability to utilize a significant portion of the U.S. losses. The Company also has United Kingdom capital loss carryforwards of approximately £12.2 billion that have no expiration date. However, the Company does not expect to realize any significant benefit from these capital losses, which can only be used to the extent the Company generates United Kingdom taxable capital gain income in the future.

        At December 31, 2004, the Company had fixed assets on which future United Kingdom tax deductions can be claimed of approximately £7.1 billion. The maximum that can be claimed in any one year is 25% of the remaining balance, after additions, disposals and prior claims.

        The reconciliation of income taxes computed at U.K. statutory rates to income tax expense is as follows (in millions):

	Year Ended December 31,
	2004	2003	2002
	Reorganized Basis	Reorganized Basis	Predecessor Basis
(Benefit) at U.K. statutory rate (30%)	£(169.9)	£(156.1)	£(385.6)
Add:
Non-deductible expenses	57.5	7.1	103.7
Losses with no benefit	113.9	148.8	273.1
Difference in UK and Irish tax rates	(0.8)	(0.7)	—

	£0.7	£(0.9)	£(8.8)

16.   Related Party Transactions

        The Company is a wholly-owned subsidiary of NTL. The Company charges NTL and its other affiliates for operating costs and selling, general and administrative expenses incurred by the Company on their behalf. The following information summarizes the Company's significant related party transactions with NTL and its affiliates (in millions):

	Year Ended December 31,
	2004	2003	2002
	Reorganized Basis	Reorganized Basis	Predecessor Basis
Operating costs	£38.4	£38.8	£41.2
Selling, general and administrative expenses	29.8	27.8	31.6

	£68.2	£66.6	£72.8

        The above recharges are recorded in operating costs and selling, general and administrative expenses and offset the respective costs incurred.

        Intercompany interest is charged to the Company by NTL and its affiliates based on intercompany debt balances. Intercompany interest expense is calculated using a weighted average interest rate of external borrowings by NTL and its affiliates. The following information summarizes the amounts of intercompany interest charged to the Company by NTL and its affiliates, which is included within interest expense in the Company's statements of operations (in millions):

	Year Ended December 31,
	2004	2003	2002
	Reorganized Basis	Reorganized Basis	Predecessor Basis
Interest expense	£132.0	£53.3	£222.7

	£132.0	£53.3	£222.7

        The amounts due to NTL and its affiliates included in the Company's consolidated balance sheets as of December 31, 2004 and 2003 were as follows (in millions):

	December 31,
	2004	2003
Interest payable	£104.1	£14.2
Amounts due to affiliates	£132.0	£40.2
Long-term debt	£1,584.4	£787.2

17.   Commitments and Contingent Liabilities

        At December 31, 2004, the Company was committed to pay approximately £164.6 million for equipment and services. This amount includes approximately £36.6 million for operations and maintenance contracts and other commitments from January 1, 2006 to 2013. The aggregate amount of the fixed and determinable portions of these obligations for the succeeding five fiscal years is as follows (in millions):

Year ended December 31:
2005	£128.0
2006	35.6
2007	1.0
2008	—
2009	—

£164.6

        The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

        The Company's banks have provided guarantees in the form of performance bonds on the Company's behalf as part of the Company's contractual obligations. The fair value of the guarantees has been calculated by reference to the monetary value for each performance bond. The amount of commitment expires over the following periods (in millions):

Year ended December 31:
2005	$11.6
2006	0.1
2007	—
2008	—
2009	—
Thereafter	8.3

$20.0

18.   Industry Segments

        The Company implemented a reorganization of its business segments during the fourth quarter of 2004. As a result, the Company has one reportable segment. The Company describes its different products and services offered over its broadband communications network and its routes to market in Note 1, but the products and services are solely multiple services offered to customers in bundled packages. The products and services have similar economic characteristics, are all communications related, have similar or the same distribution methods and have the same regulatory environment.

Geographic information

	United Kingdom	Ireland	Total
2004
Revenues	£1,880.4	£72.6	£1,953.0
Long-lived assets	3,998.5	85.5	4,084.0
2003
Revenues	£1,779.7	£72.5	£1,852.2
Long-lived assets	4,364.8	98.7	4,463.5
2002
Revenues	£1,748.6	£59.9	£1,808.5
Long-lived assets	6,537.5	85.7	6,623.2

NTL INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Col. A	Col. B	Col. C		Col. D	Col. E
		Additions
Description	Balance at Beginning of Period	(1) Charged to Costs and Expenses	(2) Charged to Other Accounts Describe	(Deductions)/ Additions Describe	Balance at End of Period
	(In millions)
Reorganized Basis
Year ended December 31, 2004
Allowance for doubtful accounts	£13.0	£28.6	£—	£1.3	£42.9

Year ended December 31, 2003
Allowance for doubtful accounts	£—	£13.7	£—	(£0.7)	£13.0

Predecessor Basis
Year ended December 31, 2002
Allowance for doubtful accounts	£83.1	£33.7	£—	(£65.2)	£51.6

(a)
Uncollectible accounts written-off, net of recoveries of £1.3 million.

(b)
Uncollectible accounts written-off, net of recoveries of £0.7 million.

(c)
Uncollectible accounts written-off, net of recoveries of £65.2 million.

£50,000,000 of 9.75% Senior Notes due 2014
$250,000,000 of 8.75% Senior Notes due 2014

of

NTL Cable PLC

Guaranteed on a senior basis by NTL Incorporated and all intermediate holding companies of
NTL Cable PLC and guaranteed on a senior subordinated basis by NTL Investment Holdings Limited.

PROSPECTUS

June 15, 2005

QuickLinks

SCHEDULE A GUARANTORS NTL Incorporated Communications Cable Funding Corp. NTL (UK) Group, Inc. NTL Communications Limited NTL Investment Holdings Limited
TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
PRESENTATION OF INFORMATION
EXCHANGE RATE INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY
About NTL
Summary Corporate Structure
THE OFFERING AND SUMMARY TERMS OF NOTES
RISK FACTORS
USE OF PROCEEDS
SELLING SECURITYHOLDER
DESCRIPTION OF NOTES
DESCRIPTION OF OUR CREDIT FACILITY
DESCRIPTION OF THE INTERCREDITOR DEED
PLAN OF DISTRIBUTION
CERTAIN U.S. TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
NTL INCORPORATED AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
NTL INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in millions, except share data)
NTL INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in millions)
NTL INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)
NTL INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (in millions, except share data)
NTL INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (in millions)
NTL INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS